      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MARCH 10, 2000
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 SKYDESK, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             7373                            33-0674004
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                           3550 GENERAL ATOMICS COURT
                          SAN DIEGO, CALIFORNIA 92121
                                 (858) 455-3500
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 GARY E. SUTTON
          PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD
                                 SKYDESK, INC.
                           3550 GENERAL ATOMICS COURT
                          SAN DIEGO, CALIFORNIA 92121
                                 (858) 455-3500
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

           MARTIN C. NICHOLS, ESQ.                       SCOTT M. STANTON, ESQ.
          JEFFREY C. THACKER, ESQ.                        CHRISTIAN WAAGE, ESQ.
            EDITH A. BAUER, ESQ.                           LAURA G. SAND, ESQ.
       BROBECK, PHLEGER & HARRISON LLP               GRAY CARY WARE FREIDENRICH LLP
        550 WEST C STREET, SUITE 1300               4365 EXECUTIVE DRIVE, SUITE 1600
         SAN DIEGO, CALIFORNIA 92101                   SAN DIEGO, CALIFORNIA 92121
               (619) 234-1966                                (858) 677-1400

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                                                       PROPOSED
           TITLE OF EACH CLASS                     MAXIMUM AGGREGATE                    AMOUNT OF
      OF SECURITIES TO BE REGISTERED               OFFERING PRICE(1)                REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
Common stock, $0.001 par value............            $75,000,000                        $19,800
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY US FEDERAL SECURITIES LAW TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.

                    SUBJECT TO COMPLETION -- MARCH 10, 2000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
             , 2000

                                 [SKYDESK LOGO]
                   THE B2B INTERNET STORAGE SERVICES PROVIDER

                             SHARES OF COMMON STOCK
--------------------------------------------------------------------------------
       SKYDESK, INC.:

       - We are an application service
         provider focused on delivering
         reliable, secure, easy-to-use
         and cost-effective data
         storage and document
         management solutions to small
         and medium-sized businesses
         and individual computer users.
       - SkyDesk, Inc.
         3550 General Atomics Court
         San Diego, California 92121
         (858) 455-3500
       PROPOSED SYMBOL & MARKET:

       - DESK/Nasdaq National Market

       THE OFFERING:

       - We are offering        shares of our common stock.
       - The underwriters have an option to purchase an additional        shares
         from us to cover over-allotments.
       - This is our initial public offering, and no public market currently exists for our shares.
       - We anticipate that the initial public offering price will be between $
         and $       per share.
       - We plan to use the proceeds from this offering for sales and marketing, research and development, infrastructure and support improvements, potential acquisitions and general corporate purposes.
       - Closing:           , 2000.

-----------------------------------------------------------------------------------------
                                                               Per Share        Total
-----------------------------------------------------------------------------------------
Public offering price:                                        $              $
Underwriting fees:
Proceeds to SkyDesk, Inc.:
-----------------------------------------------------------------------------------------

    THIS INVESTMENT INVOLVES RISK.  SEE "RISK FACTORS" BEGINNING ON PAGE 6.

--------------------------------------------------------------------------------

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

DONALDSON, LUFKIN & JENRETTE
                       SALOMON SMITH BARNEY
                                          BEAR, STEARNS & CO. INC.
                                                         DLJDIRECT INC.

                     [COLOR ARTWORK AND GRAPHICS TO FOLLOW]

                               TABLE OF CONTENTS

                                       PAGE
Prospectus Summary...................    1
Risk Factors.........................    6
Forward-Looking Statements...........   19
Use of Proceeds......................   20
Dividend Policy......................   20
Capitalization.......................   21
Dilution.............................   23
Selected Consolidated Financial
  Data...............................   24
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................   26
Business.............................   33

                                       PAGE
Management...........................   45
Relationships and Related
  Transactions.......................   56
Principal Stockholders...............   58
Description of Capital Stock.........   60
Shares Eligible for Future Sale......   64
Underwriting.........................   67
Legal Matters........................   69
Experts..............................   70
Where You Can Find More Information..   70
Index to Consolidated Financial
  Statements.........................  F-1

                         ------------------------------

     We own or have rights to trademarks and trade names that we use in conjunction with the sale of our services. We have obtained federal registration of our @Backup trademark, and have trademark applications pending for SkyDesk, SkyFiler and SmartClone. This prospectus also contains trademarks and trade names of other companies.

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and the consolidated financial statements and notes thereto, before making your investment decision.

                                  OUR BUSINESS

     We are an application service provider focused on delivering reliable, secure, easy-to-use and cost-effective data storage and document management solutions to small and medium-sized businesses and individual computer users. Our SkyDesk services, which include @Backup and SkyFiler, enable users to protect, store, access and share their data. @Backup is an online data protection and storage service available on an annual subscription basis. We offer @Backup directly through our web site and indirectly through our marketing relationships with companies such as Advanced Digital Information Corporation, Dell, Earthlink, Gateway, Hewlett-Packard and Intuit (Quicken, QuickBooks and TurboTax). SkyFiler is a service we expect to introduce in the first half of 2000 that is being designed to enable workgroups to share and collaborate on documents stored at our data centers.

                             OUR MARKET OPPORTUNITY

     In today's information-based economy, the protection and management of data is becoming increasingly important to businesses and individual computer users. Many businesses seek to use their electronic data to gain a competitive advantage by enabling their employees and business partners to access their data from multiple locations. To address this objective, companies with significant resources generally use network-based solutions that require the implementation of complex document management software, specialized network servers and dedicated storage devices. These solutions are not viable consumer solutions and are not cost-effective for small and medium-sized businesses because they can be capital intensive and require technical personnel.

     Many small and medium-sized businesses and individual computer users rely on hard-drives, diskettes and removable storage devices to protect and manage their electronic data. Although relatively inexpensive, these traditional solutions are often unreliable, difficult to manage, have limited remote access capabilities and lack the ability to grow to meet future demands. Further, because most data storage and document management solutions do not address the need to share and collaborate on files, many businesses are forced to rely on email. Although email provides an efficient means of communication, it is not secure and does not offer advanced document management capabilities, such as version control and change tracking.

     Many businesses faced with the shortcomings of traditional solutions to technology infrastructure challenges are outsourcing technology functions to application service providers. Application service providers enable businesses to gain access to the latest technologies without increasing expenditures for technical personnel and equipment. We believe a significant market opportunity exists for application service providers offering Internet-based data storage and management services that allow small and medium-sized businesses and individual computer users to protect, store, access and share their critical information at any time and from any location.

                                 OUR SOLUTIONS

     Our @Backup solution is an Internet-based service that enables users to securely and efficiently protect their data by storing it at our networked data centers. Users register at our web site, install the @Backup software on their computers and select the time of day the backup will occur and the files to be protected. Once installed, our software automatically initiates the backup process each day, scans the user's computer for new and changed files and then compresses, encrypts and transmits the new or changed files via the Internet to our data centers. Users can retrieve their data at any time over the Internet or by ordering it from us on a compact disc.

     We are currently designing SkyFiler to be an Internet-based document management system that will enable workgroups to share and collaborate on documents stored at our data centers. We expect the initial version of SkyFiler will include features such as version control, change and comment tracking, revision notification and access control.

     We have designed our services to be secure by encrypting data prior to transmission, maintaining the data in encrypted form at our data centers and returning it to the user in encrypted form. Our systems are reliable because we have designed them with multiple redundancies. Our services are easy to use because they have a simple Windows-based interface and run automatically each day with minimal user effort. Our services are cost-effective because users can implement them without any hardware, additional software or technical personnel. In addition, we have designed our systems to scale to accommodate millions of simultaneous users.

                                  OUR STRATEGY

     Our objective is to become the leading provider of Internet-based data protection, storage and management services to small and medium-sized businesses and individual computer users. To achieve this objective, we intend to:

     - strengthen our co-marketing programs with existing marketing partners and develop new relationships with other industry-leading companies;

     - increase awareness of the SkyDesk brands to position ourselves as a leading provider of online data storage and management solutions;

     - introduce new services and enhancements based on our proprietary technology to address the evolving needs of small and medium-sized businesses and individual computer users;

     - continue to invest in developing new technologies and services;

     - establish new, state-of-the-art data centers that will enhance the security and reliability of our solutions; and

     - pursue strategic acquisitions to broaden our offerings, expand our technology platform and capitalize on consolidation opportunities in our market.

                             OUR MARKETING PARTNERS

     We have developed marketing relationships with software publishers, computer manufacturers, Internet service providers and infrastructure vendors. We currently have relationships with:

Advanced Digital Information Corporation        Gateway, Inc.
American Power Conversion Corporation           Hewlett-Packard Company
Compaq Computer Corporation                     Intuit (Quicken, QuickBooks and TurboTax)
Dell Computer Corporation                       NorthPoint Communications Group, Inc.
Earthlink, Inc.                                 Toshiba Corporation
Excite, Inc.

                         ------------------------------

     We incorporated in California in July 1995, and reincorporated in Delaware in March 2000. Our principal executive offices are located at 3550 General Atomics Court, San Diego, California 92121. Our telephone number at that location is (858) 455-3500. Information contained on our web sites, www.skydesk.com and www.backup.com, does not constitute part of this prospectus.

                                  THE OFFERING

Common stock offered by us..........                    shares

Common stock outstanding after this
offering............................                    shares

Use of proceeds.....................     Sales and marketing, research and
                                         development, infrastructure and support
                                         improvements, potential acquisitions
                                         and general corporate purposes. See
                                         "Use of Proceeds."

Proposed Nasdaq National Market
Symbol..............................     DESK

     This table is based on shares outstanding as of December 31, 1999, and excludes the following:

     - 3,654,331 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $0.20 per share;

     - 2,292,405 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.56 per share;

     - 1,050,000 shares of common stock which may become issuable upon exercise of a warrant subject to performance milestones; and

     - 156,990 shares of common stock available for future issuance under our various stock plans.

In addition, our board of directors authorized 1,500,000 shares of common stock for issuance under our existing stock plan and approximately 2,800,000 shares of common stock for issuance under our stock plans to become effective upon completion of this offering.

     Except as otherwise indicated, all information in this prospectus is based on the following assumptions:

     - the conversion of each outstanding share of preferred stock into one share of common stock upon completion of this offering;

     - no exercise of the underwriters' overallotment option; and

     - amendments to our certificate of incorporation and bylaws to be effective upon completion of this offering.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The following table sets forth summary consolidated financial data for our company. You should read this information together with the consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus and the information under "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                         FROM
                                                      INCEPTION
                                                    (JULY 1995) TO          YEARS ENDED DECEMBER 31,
                                                     DECEMBER 31,    --------------------------------------
                                                         1995        1996     1997      1998
                                                     (UNAUDITED)                                    1999
Net revenues......................................       $ --        $  --   $    63   $   333   $      567
Operating expenses:
  Cost of services................................         --           --       647       641          879
  Selling and marketing...........................         13          130     1,862     2,823        5,273
  Research and development........................          4          450       689     1,159        1,352
  General and administrative......................         11          357       503       928        1,561
  Amortization of deferred stock-based
    compensation..................................         --            8        44       106        2,448
                                                         ----        -----   -------   -------   ----------
    Total operating expenses......................         28          945     3,745     5,657       11,513
                                                         ----        -----   -------   -------   ----------
Loss from operations..............................        (28)        (945)   (3,682)   (5,324)     (10,946)
Interest income (expense), net....................          1           61        60       116         (236)
                                                         ----        -----   -------   -------   ----------
Net loss..........................................       $(27)       $(884)  $(3,622)  $(5,208)  $  (11,182)
                                                         ====        =====   =======   =======   ==========
Adjustment for accretion of redeemable convertible
  preferred stock.................................       $ --        $  --   $    --   $  (136)  $     (469)
Loss applicable to common stockholders............       $(27)       $(884)  $(3,622)  $(5,344)  $  (11,651)
                                                         ====        =====   =======   =======   ==========
Pro forma net loss per share......................                                               $    (0.45)
                                                                                                 ==========
Shares used in computing pro forma net loss per
  share(a)........................................                                               25,191,405

                                                              AS OF DECEMBER 31, 1999
                                                              ------------------------
                                                                           PRO FORMA
                                                               ACTUAL     AS ADJUSTED
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $16,095        $
Working capital.............................................   11,242
Total assets................................................   23,150
Deferred revenue............................................      442           442
Long-term obligations, net of current portion...............    2,222         2,222
Total stockholders' equity (deficit)........................  (17,672)

     The Pro Forma As Adjusted column in the Consolidated Balance Sheet Data reflects:

     - the conversion of all or our outstanding preferred stock into common stock upon completion of this offering; and

     - our sale of           shares of common stock at an assumed initial public
       offering price of $     per share, after deducting estimated underwriting
       discounts and commissions and estimated offering expenses that we will pay.

------------------------------
(a) See Note 2 of "Notes to Consolidated Financial Statements" for an explanation of the pro forma per share information.

                                  RISK FACTORS

     You should carefully consider the following risk factors in addition to other information in this prospectus before purchasing our common stock. The risks and uncertainties described below are those that we currently believe to be material and that we believe are specific to our business, our industry and this offering. If any of these or other risks actually occur, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

     WE ARE AN EARLY-STAGE COMPANY WITH A NEW AND UNPROVEN BUSINESS MODEL, WHICH MAKES IT DIFFICULT TO EVALUATE OUR CURRENT BUSINESS AND FUTURE PROSPECTS

        We have a limited operating history on which to base an evaluation of our current business and future prospects. We began offering our online data storage service, @Backup, directly to consumers and businesses in June 1997, and we have not generated significant revenues from this business to date. Although we continue to offer our services directly to consumers and businesses, we have recently shifted the focus of our business model to rely on our marketing relationships to generate the majority of our revenues. We have just recently entered into most of our marketing relationships, and we are still in the process of developing and introducing co-marketing programs through these relationships. To date, we have received only limited revenues from these relationships, and we have invested a significant amount of management and other resources to implement the marketing programs under these agreements. As a result, the revenue and income potential of our new business model is unproven. In addition, we have limited insight into trends that may emerge and affect our business because the market for online data storage and management services is new and rapidly evolving. We may make errors in predicting and reacting to relevant business trends, which could harm our business. Before investing, you should consider the risks, uncertainties and difficulties frequently encountered by early-stage companies with unproven business models that operate in new and rapidly evolving markets such as ours. We may not be able to successfully address any or all of these risks. Failure to adequately do so could cause our business to suffer.

     THE MARKET FOR ONLINE DATA STORAGE AND MANAGEMENT SERVICES IS NEW AND UNPREDICTABLE, AND IF THIS MARKET DOES NOT DEVELOP AND EXPAND AS WE ANTICIPATE, OUR BUSINESS WILL SUFFER

        The market for online data storage and management services has only recently begun to develop and is rapidly evolving. Because this market is new, it is difficult to predict its potential size or future growth rate. If this market does not develop as rapidly as we anticipate, our operating results may be below the expectations of public market analysts and investors, which would cause our stock price to decline.

     WE HAVE A HISTORY OF LOSSES AND, BECAUSE WE EXPECT OUR OPERATING EXPENSES TO INCREASE IN THE FUTURE, WE MAY NEVER BECOME PROFITABLE

        We have experienced net losses since inception, and as of December 31, 1999, we had an accumulated deficit of $21.5 million. We incurred net losses of $11.2 million for the year ended December 31, 1999, $5.2 million for the year ended December 31, 1998 and $3.6 million for the year ended December 31, 1997. We expect to continue to incur significant net losses for the foreseeable future. While we are unable to predict accurately our future operating expenses, we currently expect these expenses to increase substantially, as we:

     - expand our sales and marketing activities and marketing relationships;

     - fund contractual obligations, including marketing agreements and leases;

     - increase our research and development efforts to upgrade our existing services and develop new services and technologies;

     - establish new data centers;

     - upgrade our operational and financial systems, procedures and controls;

     - hire and train additional personnel, including sales, engineering, technical, financial and accounting personnel; and

     - assume the responsibilities of being a public company.

If we fail to significantly increase revenues from subscription fees to our online data storage service, @Backup, or fail to generate revenues from our new service offerings, including our SkyFiler service, we will continue to experience losses indefinitely. We also may fail to accurately estimate and assess our increased operating expenses as we grow. If our operating expenses exceed our expectations, our financial performance will be adversely affected, which could cause the price of our common stock to decline.

     OUR RECENT GROWTH HAS STRAINED OUR EXISTING PERSONNEL AND INFRASTRUCTURE RESOURCES, AND IF WE ARE UNABLE TO IMPLEMENT APPROPRIATE CONTROLS AND PROCEDURES TO MANAGE OUR GROWTH, WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR BUSINESS PLAN

        We are currently experiencing a period of rapid growth in our operations, which has placed, and will continue to place, a significant strain on our management, administrative, operational and financial infrastructure. Our future success will depend, in part, upon the ability of our senior management to manage our growth effectively. Unless we manage our growth, we may make mistakes in operating our business such as inaccurate forecasting or financial reporting, which may result in unanticipated fluctuations in our operating results. Effectively managing our growth will require us to hire and train additional personnel to manage our expanding operations. In addition, we will be required to continue to improve our operational, financial and management controls and our reporting systems and procedures. We may not be able to install adequate control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate for future operations.

     WE MUST DEVELOP, IMPLEMENT AND EXPAND OUR CO-MARKETING PROGRAMS TO INCREASE OUR REVENUES AND IMPROVE OUR OPERATING RESULTS

        We intend to rely increasingly on co-marketing programs to increase revenues from our services. Most of our marketing relationships have only recently started, and we are still in the process of developing and implementing the related co-marketing programs. In order for our marketing relationships to be successful, we must obtain a significant number of subscribers to our standard @Backup service from upgrades by our marketing partners' customers who receive complementary access to limited versions of our service. If we do not obtain a sufficient number of subscribers through upgrades, our revenues may not increase in accordance with our expectations. We cannot assure you that we have selected the right partners or that any co-marketing programs we develop and implement will be successful. In addition, we have already made significant investments of management time and financial resources in connection with our co-marketing programs and have ongoing financial and contractual obligations under our marketing relationships. If we do not generate sufficient revenues from these programs, our business will suffer. Further, to increase our current and future market share we will need to improve and expand our existing co-marketing programs and develop and implement new co-marketing programs. We cannot assure you that we will be able to improve or expand our existing co-marketing programs or develop and implement co-marketing programs with new marketing partners, or that any new relationships will be available on commercially reasonable terms. If we are unable to maintain and expand our existing co-marketing programs or develop and implement new co-marketing programs, we may lose access to valuable customer bases, which could limit our growth.

     WE DEPEND ON THE SALES AND MARKETING EFFORTS EXPENDED BY OUR MARKETING PARTNERS FOR THE FUTURE SUCCESS OF OUR BUSINESS

        Our ability to generate increased revenues depends significantly upon the ability and willingness of our marketing partners to market and sell our services to their customers. Our co-marketing programs rely, in part, on the voluntary efforts of these third parties. We cannot control the level of effort these marketing partners expend or the extent to which any of them will be successful in marketing and selling our services. If they are unsuccessful in their efforts, our operating results will suffer. Further, our co-marketing agreements generally do not prohibit our partners from developing, marketing or selling products and services that compete with our services. We may not be able to prevent these parties from devoting greater resources to support services developed by them or other third parties. If our marketing partners fail to generate new customers for our services, we will be forced to increase our direct marketing expenses, change our marketing strategy or enter into marketing relationships with different parties, any of which would adversely affect our business.

     THE FAILURE OF OUR MARKETING PARTNERS TO MAKE TIMELY RELEASES OF PRODUCTS AND SERVICES THAT ACHIEVE MARKET ACCEPTANCE COULD HARM OUR OPERATING RESULTS

        Our co-marketing programs frequently provide for the initiation of co-marketing efforts contemporaneous with the launch of our partners' products or services. Accordingly, any delays by our partners in releasing their products or services could result in delays in our ability to recognize benefits from our co-marketing programs. Similarly, if our partners' products and services do not achieve market acceptance, then the benefits to us of the co-marketing programs may be substantially reduced, which could harm our business.

     BECAUSE WE EXPECT TO DERIVE THE SUBSTANTIAL MAJORITY OF OUR FUTURE REVENUE FROM SUBSCRIPTION FEES FOR OUR @BACKUP SERVICE, ANY FAILURE OF THIS SERVICE TO ACHIEVE MARKET ACCEPTANCE AND SATISFY USER DEMANDS WILL SERIOUSLY HARM OUR BUSINESS

        To date, all of our revenues have come from subscriptions for @Backup. We expect that for the foreseeable future the substantial majority of our revenues will come from subscriptions for @Backup. As a result, our operating results and our business will be significantly impaired if for any reason revenues from @Backup do not grow as rapidly as we anticipate. A significant barrier to the acceptance of our @Backup service is the concern regarding the privacy of confidential information transmitted over public networks. If our target users do not accept the reliability, privacy and cost-effectiveness of our online data storage and management services, then the market for our services may not develop or develop more slowly then we expect, which could adversely affect our operating results. In addition, if @Backup fails to meet the needs of our target users, or if it does not compare favorably in price and performance to competing products and services, our growth will be limited.

     OUR GROWTH WILL BE LIMITED IF WE FAIL TO CREATE AN AWARENESS OF OUR BRANDS

        To be successful, we must develop and strengthen awareness of our SkyDesk, @Backup and SkyFiler brands with small and medium-sized businesses and individual computer users. Our @Backup service has been available for only a short time, and we recently changed our corporate name to SkyDesk and have not yet released our SkyFiler service. As a result, awareness of our brands is limited. In addition, there may be a limited window of opportunity to establish brand awareness for our services due in part to the emerging nature of the online data storage and management market, the increasing number of competitors entering this market and the substantial resources available to our existing and potential competitors. Successful promotion of our brands will depend largely on the effectiveness of our marketing efforts and on our ability to develop reliable and useful services at competitive prices. Further, because we plan to sell a majority of our services indirectly through our marketing partners, successful promotion of our brands also depends in part on the marketing efforts of our marketing partners. If we or our marketing partners fail to successfully promote our SkyDesk, @Backup and SkyFiler brands, or if our expenses to promote and maintain these brands are greater than anticipated, our business could suffer.

     OUR SUCCESS DEPENDS ON @BACKUP USERS RENEWING THEIR SUBSCRIPTIONS

        Our future success also depends on our customers renewing their subscriptions. Due to the relatively short amount of time that we have offered @Backup, we have very limited subscription renewal data. @Backup subscriptions typically last 12 months, with no renewal obligation. We cannot assure you that we will experience acceptable renewal rates. Should we fail to procure a sufficient amount of subscription renewals, we would be required to increase our efforts to obtain new subscribers to generate revenue growth, which could increase our operating expenses and lower our profitability.

     OUR PLANNED SPENDING ON NEW DATA CENTERS MAY NOT YIELD RESULTS THAT JUSTIFY THE COSTS INCURRED

        We plan to substantially increase our capital expenditures to establish and maintain new data centers. Changes in technology may render our data centers obsolete or may impair the security and reliability we will need to build and maintain customer confidence. Further, we cannot assure you that our data centers will be able to successfully handle increases in the volume of data we store and manage as our business grows. If our estimates of the required capacity of our data centers are incorrect, then our business may be harmed.

     WE MAY NOT BE ABLE TO DEVELOP ACCEPTABLE NEW SERVICES OR ENHANCEMENTS TO OUR EXISTING SERVICES AT A RATE REQUIRED BY OUR RAPIDLY CHANGING MARKET

        Our future success will depend, in part, on our ability to successfully develop, introduce and gain user acceptance of new services. In particular, we believe that a significant portion of our future growth will depend on the commercial success of our SkyFiler service which we plan to introduce in the first half of 2000. We cannot assure you that SkyFiler will achieve market acceptance. In addition, we will need to continuously modify and enhance @Backup and SkyFiler to keep pace with rapid technological developments and the changing needs of our users. We cannot assure you that we will be successful in developing new services, enhancing our existing services or introducing them timely to the market. Any failure or delay in diversifying and enhancing our existing service offerings could harm our business. In addition, uncertainties about the timing and nature of new Internet-related technologies, or modifications to existing technologies, could increase our research and development expenses. The failure of our services to operate effectively with the existing and future technologies will limit or reduce the market for our services, result in user dissatisfaction and could seriously harm our business.

     IF WE ACQUIRE ANY COMPANIES OR TECHNOLOGIES IN THE FUTURE, THEY COULD PROVE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE AND ADVERSELY AFFECT OUR OPERATING RESULTS

        In the future, we may acquire or make investments in complementary companies, services and technologies. We have not made any acquisitions or investments to date, and therefore our ability as an organization to make successful acquisitions or investments is unproven. Acquisitions and investments involve numerous risks, including:

     - difficulties in integrating operations, technologies, services and personnel;

     - diversion of financial and management resources from existing operations;

     - risk of entering new markets;

     - potential loss of key employees; and

     - inability to generate sufficient revenues to offset acquisition or investment costs.

If we fail to address these risks, we may suffer losses or our management may be distracted from our day-to-day operations. In addition, if we finance acquisitions by issuing convertible debt or equity securities, existing stockholders may be diluted, which could affect the market price of our stock.

     WE EXPECT TO FACE INCREASING COMPETITION FROM COMPANIES THAT MAY HAVE SIGNIFICANTLY GREATER RESOURCES, WHICH COULD PREVENT US FROM INCREASING REVENUE OR ACHIEVING OR SUSTAINING PROFITABILITY

        The market for online data storage and management services is intensely competitive and is likely to become even more so in the future. Increased competition could result in pricing pressures, reduced sales or the failure of our services to achieve or maintain widespread market acceptance, any of which would have a material adverse effect on our business. Our current principal competitors include companies offering:

     - online data protection products, such as Connected Corporation;

     - online storage for consumers, such as Driveway, i-drive.com and X:drive;

     - removable storage products, such as Iomega Corporation;

     - tape drive storage products, such as Colorado Memory Systems, Quantum and Seagate; and

     - online data collaboration services, such as Critical Path.

In addition, potential competitors include storage vendors, computer manufacturers, software publishers and Internet service providers. These parties may enhance their products or develop separate services that include functions that are provided by our services.

     Many of our current and potential competitors enjoy substantial competitive advantages, such as:

     - greater name recognition and larger marketing budgets and resources;

     - established marketing relationships and access to larger customer bases; and

     - substantially greater financial, technical and other resources.

As a result, they may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements. For all of the foregoing reasons, we may not be able to compete successfully against our current and future competitors.

     OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY, AND THESE FLUCTUATIONS MAY CAUSE OUR STOCK PRICE TO FALL

        Our quarterly operating results will likely vary significantly in the future as the result of fluctuations in our operating expenses and revenues. We expect that our operating expenses will increase substantially in the future as we expand our selling and marketing activities, increase our research and development efforts and hire additional personnel. In addition, our operating expenses could fluctuate significantly during certain periods, including those in which we experience:

     - high commission expenses under our marketing agreements;

     - increased operating expenses in connection with building and maintaining our data centers;

     - a concentration of marketing expenses for marketing activities, such as trade shows and advertising campaigns; and

     - a concentration of general and administrative expenses, such as recruiting expenses and professional services fees.

        Further, we expect that our revenues may fluctuate significantly due to a combination of factors, including:

     - the market acceptance of our online data storage and management services;

     - the success of our indirect marketing strategy;

     - changes in subscription prices resulting from competition or other factors;

     - technical difficulties or systems downtime affecting the Internet or our services;

     - our ability to develop new and enhanced online data storage and management services; and

     - changes in customer budgets as well as general economic conditions.

        Due to these and other factors, we believe that our quarterly operating results will vary significantly in the future. As a result, quarter-to-quarter comparisons of our results of operations are not meaningful and should not be relied upon as indicators of our future performance. It is possible that in some future periods, our results of operations may be below the expectations of public market analysts and investors. If this occurs, the price of our common stock may decline.

     BECAUSE OUR SERVICES ARE BASED ON COMPLEX TECHNOLOGY, THEY MAY HAVE ERRORS OR DEFECTS THAT USERS IDENTIFY AFTER DEPLOYMENT, WHICH COULD HARM OUR REPUTATION AND OUR BUSINESS

        Services as complex as ours frequently contain undetected errors when first introduced or when new versions or enhancements are released. We have from time to time found errors in versions of @Backup, and we may find such errors in @Backup in the future. We cannot assure you that initial versions of any new services we introduce will not contain significant errors. The occurrence of errors in our services could adversely affect subscriptions, divert the attention of our engineering personnel from our research and development efforts and cause significant customer relations problems.

     WE ARE DEPENDENT ON OUR MANAGEMENT TEAM, AND THE LOSS OF ANY KEY MEMBER OF THIS TEAM MAY PREVENT US FROM IMPLEMENTING OUR BUSINESS PLAN IN A TIMELY MANNER

        Our success depends to a significant degree upon the continued contributions of our key management, product development, sales and marketing and finance personal, many of whom would be difficult to replace. In particular, we rely on Gary E. Sutton, our President and Chief Executive Officer, Dan L. Dearen, our Executive Vice President and Chief Financial Officer, Fred W. McClain, our Chief Technology Officer, Stephen P. Mickelsen, our Vice President of Engineering, and James L. Till, our Senior Vice President of Sales and Marketing. The loss of one or more of these key personnel may seriously harm our business and results of operations. We do not have employment contracts with any of our key personnel, and therefore, they could terminate their employment with us at any time without penalty. We do not maintain key person life insurance policies on any of our employees. We cannot assure you that in such an event we would be able to recruit personnel to replace these individuals in a timely manner, or at all, on acceptable terms.

     BECAUSE COMPETITION FOR OUR TARGET EMPLOYEES IS INTENSE, WE MAY NOT BE ABLE TO ATTRACT AND RETAIN THE HIGHLY SKILLED EMPLOYEES WE NEED TO SUPPORT OUR PLANNED GROWTH

        To execute our growth plan, we must attract and retain highly qualified personnel. We need to hire additional personnel in virtually all operational areas, including sales and marketing, research and development, finance, accounting, operations and technical support, customer service and administration. Competition for these personnel is intense, especially for computer engineers with experience in designing and developing software and Internet-related services. We cannot assure you that we will be successful in attracting and retaining qualified personnel. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have. If we fail to attract new personnel or retain and motivate our current personnel, our business and future growth prospects could be severely harmed.

     OUR SYSTEMS MAY BE VULNERABLE TO SECURITY RISKS OR SERVICE DISRUPTIONS THAT COULD HARM OUR BUSINESS

        Our systems may be vulnerable to physical or electronic break-ins and service disruptions which could lead to interruptions, delays, loss of data or the inability to process user requests. Additionally, we cannot assure you that advances in computer and cryptography capabilities or other developments will not result in a compromise of our software, algorithms or other encryption technology. If any such compromise of our security were to occur, it could be very expensive to cure, could damage our reputation and could discourage existing and potential users and corporate partners from using or promoting our services. Although we have not experienced attempted break-ins, we may experience break-ins in the future. Our systems may also be affected by outages, delays and other difficulties due to system failures of Internet service providers, online service providers and other web site operators that control access to the Internet by our users and by us. Our insurance coverage in certain circumstances may be insufficient to cover losses and liabilities that may result from such events. Any such events could substantially harm our business.

     ANY FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS COULD IMPAIR OUR ABILITY TO PROTECT OUR PROPRIETARY TECHNOLOGY AND ESTABLISH OUR BRANDS

        Intellectual property is critical to our success. We rely upon patent, trademark, copyright and trade secret laws in the United States and other jurisdictions as well as confidentiality procedures and contractual provisions to protect our proprietary technology and our SkyDesk, @Backup and SkyFiler brands. Any of our trademarks may be challenged by others or invalidated through administrative process or litigation. Our pending patent applications and any new patent applications we file may not result in issued patents, and our issued patents may not preclude competitors from independently developing services or technologies that are substantially equivalent or superior to our products and technology. In addition, any or all of our patents may be challenged by third parties. Further, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights is uncertain. Effective patent, trademark, copyright and trade secret protection may not be available to us in every country in which our services are available. The laws of some foreign countries may not be as protective of intellectual property rights as United States laws, and mechanisms for enforcement of intellectual property rights may be inadequate. As a result, we cannot assure you that our means of protecting our proprietary technology and brands will be adequate. Furthermore, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property. Any such infringement or misappropriation could have a material adverse effect on our business.

     WE MAY BE SUED BY THIRD PARTIES FOR ALLEGED INFRINGEMENT OF THEIR PROPRIETARY RIGHTS

        As the number of entrants into the online data storage and management market increases, the possibility of an intellectual property claim against us grows. We may not be able to withstand any third-party claims or rights against the use of our technologies and services. In addition, any intellectual property claims, with or without merit, could be time-consuming and expensive to litigate or settle, and could divert management attention from executing our business plan.

     THE SUCCESS OF OUR BUSINESS DEPENDS ON THE CONTINUED GROWTH AND ACCEPTANCE OF THE INTERNET

        Expansion in subscriptions for our services depends on the continued acceptance of the Internet as a communications and commerce platform. The Internet could also lose its viability as a commercial medium due to delays in the development or adoption of new standards and protocols to handle increased demands of Internet activity, security, reliability, cost, ease-of-use, accessibility and quality-of-service. In addition, federal, state and foreign agencies have begun to increasingly regulate the Internet and Internet commerce. Any regulation imposing fees for Internet use could result in a decline in the use of the Internet and slow the acceptance of the Internet. The demand for our services could be significantly reduced if the Internet does not continue to become a widespread communications medium and commercial platform.

     BECAUSE WE RECOGNIZE REVENUE FROM SUBSCRIPTIONS FOR OUR SERVICES RATABLY OVER THE TERM OF THE SUBSCRIPTION, DOWNTURNS IN SALES MAY NOT BE IMMEDIATELY REFLECTED IN OUR REVENUES

        We expect that a majority of our future revenues will come from subscriptions to @Backup. Upon execution of a subscription agreement, we invoice our customers for the full term of the subscription agreement. We then recognize revenue from customers over the terms of their subscription agreements which generally have a duration of 12 months. Similarly, we recognize payments from our marketing partners over the 12-month period following the date the payment becomes due. As a result, a majority of the revenues we report in each quarter is deferred revenue paid to us during previous quarters. Because of this deferred revenue, the revenues we report in any quarter or series of quarters may mask material downturns in sales and the market acceptance of our services.

     OUR SERVICES CREATE RISKS OF POTENTIAL NEGATIVE PUBLICITY AND LEGAL
     LIABILITY

        Because users rely on our services to protect and store their critical business and personal information, any significant defects, errors or failures in our services may result in negative publicity or legal claims. Negative publicity or legal claims could seriously harm our business. We have not experienced any liability claims to date, but we cannot assure you that we will not face this type of claim in the future. We maintain errors and omissions insurance, but we cannot assure you that this insurance coverage will be adequate to cover us for any claims.

     BECAUSE OUR OPERATING EXPENSES CURRENTLY EXCEED OUR REVENUES, WE MAY NEED TO RAISE ADDITIONAL FUNDS IN THE FUTURE, AND SUCH FUNDS MAY NOT BE AVAILABLE OR HAVE ACCEPTABLE TERMS

        Our operating expenses currently exceed our revenues, and we expect our operating expenses to increase substantially in the future. In addition, we may experience a material decrease in liquidity due to unforeseen capital requirements or other events and uncertainties. As a result, we may need to raise additional funds in the future, and such funds may not be available on favorable terms, if at all. If we cannot raise funds on acceptable terms, we may not be able to increase our sales and marketing activities, develop or enhance our services and technologies, fund our contractual obligations, respond to competitive pressures or otherwise execute our business plan. This may seriously harm our financial condition.

     CHANGES TO FINANCIAL ACCOUNTING STANDARDS MAY AFFECT OUR REPORTED RESULTS OF OPERATIONS

        We prepare our financial statements to conform with generally accepted accounting principles, or GAAP. GAAP are subject to interpretation by the American Institute of Public Accountants, the Securities and Exchange Commission and various bodies formed to interpret and create appropriate accounting policies. A change in those policies can have a significant effect on our reported results and may even affect our reporting of transactions completed before a change is announced. Accounting policies affecting many other aspects of our business, including rules relating to purchase and pooling-of-interests accounting for business combinations, employee stock option grants and revenue recognition have recently been revised or are under review. Changes to those rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business. In addition, our preparation of financial statements in accordance with GAAP requires that we make estimates and assumptions that affect the recorded amounts of assets and liabilities, disclosure of those assets and liabilities at the date of the financial statements and the recorded amounts of expenses during the reporting period. A change in the facts and circumstances surrounding those estimates could result in a change to our estimates and could impact our future operating results.

     GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD ADD COSTS TO DOING BUSINESS OR LIMIT OUR POTENTIAL MARKETS

        Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The adoption or modification of laws or regulations relating to the Internet could adversely affect our business. The last session of the United States Congress resulted in Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union recently enacted its own privacy regulations. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. For example, Germany and the European Union have enforced laws and regulations on content distributed over the Internet that are more strict than those currently in place in the United States. In addition, because our services utilize encryption algorithms, we are subject to U.S. export regulations. Although we currently hold an export license, we cannot assure you that we will be able to maintain our right to export our services. If we were unable to renew or extend our export license if such renewal or extension became necessary, our ability to service customers outside the United States would be limited, which could harm our operating results.

     WE, OUR MARKETING PARTNERS OR OUR SOFTWARE AND HARDWARE VENDORS MAY HAVE BEEN ADVERSELY AFFECTED BY THE TRANSITION TO THE YEAR 2000 IN A MANNER THAT IS NOT YET APPARENT

        Although the date is now past January 1, 2000, and we have not experienced any adverse impact from the transition to the Year 2000, we cannot provide assurances that we, our marketing partners or our software and hardware vendors have not been affected in a manner that is not yet apparent. As a result, we will continue to monitor our Year 2000 compliance and the Year 2000 compliance of our marketing partners and vendors. Due to the general uncertainty inherent in the Year 2000 problem, especially the uncertainty regarding the Year 2000 compliance of our marketing partners and vendors, we are unable to determine at this time whether the Year 2000 problem will have a material adverse effect on our business.

RISKS RELATED TO THIS OFFERING

     OUR SENIOR MANAGEMENT TEAM WILL HAVE BROAD DISCRETION OVER THE USE OF THE PROCEEDS FROM THIS OFFERING

        Our senior management team will have broad discretion over the use of the proceeds from this offering, and they may use the proceeds for corporate purposes that do not increase our profitability or our market value, or in ways with which our stockholders may not agree. Presently, anticipated uses of the proceeds of this offering and our existing cash resources are to fund our working capital needs. We have not yet determined with any specificity how we will use the proceeds from this offering or our existing cash balance. Pending this determination, we will invest the proceeds from the offering in short term, investment grade, interest-bearing securities that may lose value.

     OUR EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS OWN A LARGE PERCENTAGE OF OUR VOTING STOCK AND COULD DELAY OR PREVENT A CHANGE IN OUR CORPORATE CONTROL OR OTHER MATTERS REQUIRING STOCKHOLDER APPROVAL, EVEN IF FAVORED BY OUR OTHER STOCKHOLDERS

        Immediately after this offering, our executive officers, directors and principal stockholders, and their respective affiliates, will beneficially own approximately % of our outstanding common stock, assuming the exercise of all outstanding options and warrants held by these stockholders. As a result, these stockholders, if acting together, would be able to control substantially all matters requiring approval by our stockholders, including the election of all directors and approval of significant corporate transactions.

     WE MAY SEEK TO RAISE ADDITIONAL FUNDS IN THE FUTURE, AND SUCH ADDITIONAL FUNDING MAY BE DILUTIVE TO OUR STOCKHOLDERS OR IMPOSE OPERATIONAL RESTRICTIONS

        Additional equity financing may be dilutive to our stockholders, and debt financing, if available, may involve restrictive covenants, which may limit our operating flexibility. If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced. These stockholders may experience additional dilution in net book value per share and any additional equity securities may have rights, preferences and privileges senior to those of the holders of our common stock.

     NEW INVESTORS WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION IN THE TANGIBLE NET BOOK VALUE OF THEIR SHARES

        We expect that the initial public offering price of our common stock will significantly exceed the net tangible book value of our common stock. The net tangible book value of one share of our common stock purchased at the
assumed initial public offering price of $     per share will be $     . As a
result, investors purchasing common stock in this offering will incur dilution
of $     per share. In addition, we have issued options for shares of our common
stock with an average exercise price of $     per share and warrants for
               shares with an average exercise price of $     per share. Because
the exercise price of these options and warrants are significantly below the assumed initial public offering price, investors purchasing common stock in this offering will suffer additional dilution when and if these options and warrants are exercised.

     THERE HAS BEEN NO PRIOR PUBLIC MARKET FOR OUR COMMON STOCK, AND WE EXPECT THAT ITS PRICE WILL BE VOLATILE

        Prior to this offering, there has been no public market for our common stock, and we cannot assure you that an active public market for our common stock will develop or be sustained after this offering. The initial public offering price of our common stock will be determined by negotiation among us and the representatives of the several underwriters based upon a number of factors. As a result, the initial public offering price of our common stock may not be indicative of the market price of our common stock following the offering. In addition, the market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors, including:

     - announcements of technological innovations or new products or services by us or our competitors;

     - demand for our services, including fluctuations in subscription renewals;

     - changes in our pricing policies or the pricing policies of our competitors;

     - quarterly variations in operating results;

     - our technological capabilities to accommodate any future growth in our operations or users;

     - changes in government regulations; and

     - changes in financial estimates by securities analysts or our failure to meet or exceed analyst estimates.

The stock market has experienced significant price and volume fluctuations that have particularly affected the market price of the stock of many Internet-related companies, and that often have been unrelated or disproportionate to the operating performance of these companies. A number of publicly traded Internet-related companies have current market prices below their initial public offering prices. Market fluctuations such as these may seriously harm the market price of our common stock. In the past, securities class action suits have been filed following periods of market volatility in the price of a company's securities. If such an action was instituted against our company, we would incur substantial costs and a diversion of management attention and resources, which may seriously harm our business.

     FUTURE SALES OF OUR COMMON STOCK MAY CAUSE OUR STOCK PRICE TO DECLINE

        Sales of a large number of shares of our common stock in the market after this offering, or the belief that these sales could occur, may cause the market price of our common stock to decline. Based on the 29,880,682 shares of
common stock we had outstanding as of December 31, 1999 and the        shares to
be sold in this offering, we will have        outstanding shares of common stock
upon completion of this offering, assuming none of our outstanding options or
warrants are exercised. Of these shares, the       shares sold in this offering
will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by our "affiliates."

        The remaining 29,880,682 shares of common stock outstanding upon completion of this offering will be "restricted securities," as that term is defined under Rule 144 of the Securities Act. All of our directors, executive officers and other securityholders are subject to lock-up agreements or market stand-off provisions that limit their ability to sell their common stock prior to 180 days after the date of this offering. However, if the average price of our shares increases by a specified amount following the date of this prospectus, those holders who are not employees of SkyDesk may be eligible to sell up to 25% of their shares either 90 days after the date of this prospectus or on the second business day following the release of our next quarterly financial statements, whichever day comes later. Such holders may be eligible to sell an additional 25% of their shares 135 days after the date of this prospectus if the average price of our shares continues to equal or exceed the targeted amount. When the lock-up agreements or market stand-off provisions expire, these shares and the shares underlying outstanding stock options and warrants will become eligible for sale, in some cases only subject to the volume, manner of sale and notice requirements of Rule 144.

        Subject to the potential early release from the lockup agreements for non-employee stockholders described above, the shares of our common stock will become eligible for public sale as follows:

     - no shares as of the effective date;

     - no shares as of 90 days after the effective date;

     - 29,880,682 shares as of 180 days after the effective date; and

     - no shares more than 181 days after the effective date.

     IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US, EVEN IF DOING SO WOULD BE BENEFICIAL TO OUR STOCKHOLDERS

        Some provisions of our certificate of incorporation and bylaws, as well as some provisions of Delaware law, may discourage, delay or prevent third parties from acquiring us, even if doing so would be beneficial to our stockholders. For example, our certificate of incorporation provides for a classified board, with each board member serving a staggered three-year term. It also provides that stockholders may not fill board vacancies, call stockholder meetings or act by written consent. Our bylaws further provide that advance written notice is required prior to stockholder proposals. Each of these provisions make it more difficult for stockholders to obtain control of our board or initiate actions that are opposed by the then current board. Additionally, we have authorized preferred stock that is undesignated, making it possible for the board to issue preferred stock with voting or other rights and preferences that could impede the success of any attempted change of control. Delaware law also could make it more difficult for a third party to acquire us.
Section 203 of the Delaware

General Corporation Law may have an anti-takeover effect with respect to transactions not approved in advance by our board, including discouraging attempts that might result in a premium over the market price of the shares of common stock held by our stockholders.

     WE DO NOT INTEND TO PAY DIVIDENDS

        We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings to fund growth and, therefore, do not expect to pay any dividends in the foreseeable future. See "Dividend Policy" for additional information regarding our dividend policy.

     THE RELIABILITY OF MARKET DATA INCLUDED IN THIS PROSPECTUS IS UNCERTAIN

        Since we are a new company and operate in a new and rapidly changing market, we have included market data from industry publications. The reliability of this data cannot be assured. Market data and information used throughout this prospectus was obtained from internal company surveys and industry publications. Industry publications generally state that the information contained in these publications has been obtained from sources believed to be reliable, but that its accuracy and completeness is not guaranteed. Although we believe market data used in this prospectus to be reliable, it has not been independently verified. Similarly, internal company surveys, while believed by us to be reliable, have not been verified by any independent sources.

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

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains "forward-looking statements," which may include the following:

     - our business strategy;

     - the timing of and plans for the introduction of new services and enhancements;

     - plans for hiring additional personnel;

     - anticipated growth in the market for online data storage and management solutions;

     - entering into additional marketing relationships; and

     - the adequacy of anticipated financial resources to fund our operations for at least the 12 months following the date of this prospectus.

     Other statements about our plans, objectives, expectations and intentions contained in this prospectus that are not historical facts may also be forward-looking statements. When used in this prospectus, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of reasons, including those discussed under "Risk Factors" and elsewhere in this prospectus. We assume no obligation to update any forward-looking statements.

                                USE OF PROCEEDS

     We estimate that the net proceeds of this offering will be approximately
$     million, based on an assumed initial public offering price of $       per
share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise the over-allotment option in full, we estimate that our net proceeds will be
$       , after deducting the estimated discounts, commissions and expenses.

     We plan to use the net proceeds of this offering, along with our existing cash balance, for working capital and general corporate purposes. These will include, but may not be limited to, expenditures for sales and marketing, research and development and infrastructure and support improvements. We may also use a portion of the net proceeds for acquisitions of businesses, products and technologies or the establishment of strategic alliances that are complementary to our current and future business. Although we have not identified any specific businesses, products or technologies that we may acquire, and there are no current agreements or understandings with respect to any such transactions, we may from time to time evaluate such opportunities. The amounts actually used for such working capital purposes may vary significantly and will depend on a number of factors, including the amount of our future revenue and the other factors described under "Risk Factors." Accordingly, we will retain broad discretion in the allocation of the net proceeds of this offering. Pending the above described uses, we will invest the net proceeds of this offering in interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

     We have not declared or paid cash dividends on shares of our capital stock. We currently intend to retain any earnings to develop and expand our business, and do not anticipate paying cash dividends in the foreseeable future. Any future determination with respect to the payment of dividends will be at the discretion of our board of directors and will depend upon, among other things, our operating results, financial condition and capital requirements, the terms of then-existing indebtedness, general business conditions and other factors our board of directors deems relevant.

                                 CAPITALIZATION

     The following table summarizes our capitalization as of December 31, 1999:

     - on an actual basis; and

     - on a pro forma as adjusted basis to reflect:

      - the conversion of all of our outstanding preferred stock into common stock upon completion of this offering;

      - an amendment to our certificate of incorporation to be effective upon completion of this offering, that will, among other things, increase our authorized number of shares of common stock to 150,000,000 and authorize a class of undesignated preferred stock; and

      - our sale of        shares of common stock at an assumed initial public
        offering price of $     per share, after deducting estimated
        underwriting discounts and commissions and estimated offering expenses that we will pay.

     You should read this table together with our consolidated financial statements and related notes appearing elsewhere in this prospectus.

                                                              AS OF DECEMBER 31, 1999
                                                              -----------------------
                                                                           PRO FORMA
                                                               ACTUAL     AS ADJUSTED
                                                                  (IN THOUSANDS)
Cash and cash equivalents...................................  $ 16,095     $
                                                              ========     ========
Long-term obligations, net of current portion...............  $  2,222     $  2,222
                                                              --------     --------
Redeemable preferred stock, issuable in series, no par
  value: no shares authorized, 25,836,298 shares issued and
  outstanding, actual; no shares authorized and no shares
  issued and outstanding pro forma as adjusted..............    31,010
Warrants to purchase preferred stock........................     1,204

Stockholders' equity (deficit):
  Series A convertible preferred stock, no par value:
     700,000 shares authorized, 640,000 issued and
     outstanding, actual; no shares authorized, issued or
     outstanding, pro forma as adjusted.....................       278
  Undesignated preferred stock, par value $0.001: no shares
     authorized, issued or outstanding, actual; 5,000,000
     shares authorized and no shares issued and outstanding,
     pro forma as adjusted..................................
  Common stock: no par value, 39,000,000 shares authorized,
     3,404,384 shares issued and outstanding, actual; $0.001
     par value, 150,000,000 shares authorized and
     shares issued and outstanding, pro forma as adjusted...       102
     Additional paid-in capital.............................    14,130
     Deferred stock-based compensation......................   (10,654)     (10,654)
     Accumulated deficit....................................   (21,528)     (21,528)
                                                              --------     --------
          Total stockholders' equity (deficit)..............   (17,672)
                                                              --------     --------
          Total capitalization..............................  $ 16,764     $
                                                              ========     ========

     This table excludes the following shares as of December 31, 1999:

     - 3,654,331 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $0.20 per share;

     - 2,292,405 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.56 per share;

     - 1,050,000 shares of common stock which may become issuable upon exercise of a warrant subject to performance milestones; and

     - a total of 156,990 shares of common stock available for future issuance under our various stock plans.

     In addition, our board of directors authorized 1,500,000 shares of common stock for issuance under our existing stock plan and approximately 2,800,000 shares of common stock for issuance under our stock plans to become effective upon completion of this offering.

                                    DILUTION

     Our pro forma net tangible book value as of December 31, 1999 was
approximately $          million, or $     per share of common stock. Pro forma
net tangible book value per share is determined by dividing the amount of our total tangible assets less our total liabilities by the pro forma number of shares of common stock outstanding, after giving effect to the conversion of our outstanding preferred stock. After giving effect to our sale of shares of common
stock at an assumed initial public offering price of $     per share and after
deducting estimated underwriting discounts and commissions and estimated offering expenses that we will pay, our adjusted pro forma net tangible book
value as of December 31, 1999 would have been $          million, or $       per
share. This amount represents an immediate increase in pro forma net tangible
book value to our existing stockholders of $     per share and an immediate
dilution to new investors of $     per share. The following table illustrates
this per share dilution:

Assumed initial public offering price per share.............         $
  Pro forma net tangible book value per share as of December
     31, 1999...............................................  $
  Increase per share attributable to new investors..........
                                                              ----
Adjusted pro forma net tangible book value per share after
  this offering.............................................
                                                                     ----
Dilution per share to new investors.........................         $
                                                                     ====

     If the underwriters exercise their option in full to purchase additional shares in this offering, our adjusted pro forma net tangible book value at
December 31, 1999 would have been $          million, or $     per share,
representing an immediate increase in pro forma net tangible book value to our
existing stockholders of $     per share and an immediate dilution to new
investors of $     per share.

                                       SHARES PURCHASED       TOTAL CONSIDERATION
                                     --------------------    ---------------------    AVERAGE PRICE
                                       AMOUNT     PERCENT      AMOUNT      PERCENT      PER SHARE
Existing stockholders..............  29,880,682         %    $34,235,261         %       $ 1.15
New investors......................                                                      $
                                     ----------    -----     -----------   ------
Total..............................                100.0%                   100.0%
                                     ==========    =====     ===========   ======

     The preceding discussion and tables assume no exercise of any stock options or warrants outstanding as of December 31, 1999. As of December 31, 1999, there were:

     - outstanding options to purchase a total of 3,654,331 shares of common stock at a weighted average exercise price of $0.20 per share;

     - outstanding warrants to purchase a total of 2,292,405 shares of common stock at a weighted average exercise price of $0.56 per share; and

     - 1,050,000 shares of common stock which may become issuable upon exercise of a warrant subject to performance milestones.

     As of December 31, 1999, assuming exercise of options to purchase 3,654,331 shares and warrants to purchase 3,342,405 shares that were outstanding at December 31, 1999, pro forma net tangible book value per share before this
offering was $          . The investment by new investors in this offering
increases the as adjusted pro forma net tangible book value per share by
$          to $          per share after this offering resulting in dilution to
new investors of $  per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     You should read the following selected consolidated financial data in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. We derived the consolidated statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 from our consolidated financial statements audited by Arthur Andersen LLP, which appear elsewhere in this prospectus. We derived the consolidated balance sheet data as of December 31, 1996 and 1997 and the consolidated statement of operations data for the year ended December 31, 1996 from our financial statements audited by Arthur Andersen LLP, which are not included in this prospectus. We derived the consolidated statement of operations data for the period from inception (July 26, 1995) to December 31, 1995 and the balance sheet data as of December 31, 1995 from our unaudited financial statements that are not included in this prospectus. We have prepared our unaudited financial statements on the same basis as our audited financial statements. In the opinion of our management, our unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information in those statements. Our historical results are not necessarily indicative of operating results to be expected in the future.

                                             FROM INCEPTION
                                             (JULY 1995) TO               YEARS ENDED DECEMBER 31,
                                              DECEMBER 31,    -------------------------------------------------
                                                  1995           1996         1997         1998
                                              (UNAUDITED)                                               1999
Net revenues...............................    $       --     $       --   $       63   $      333   $      567
Operating expenses:
  Cost of services(a)......................            --             --          647          641          879
  Selling and marketing(b).................            13            130        1,862        2,823        5,273
  Research and development(c)..............             4            450          689        1,159        1,352
  General and administrative(d)............            11            357          503          928        1,561
  Amortization of deferred stock-based
    compensation ..........................            --              8           44          106        2,448
                                               ----------     ----------   ----------   ----------   ----------
    Total operating expenses...............            28            945        3,745        5,657       11,513
                                               ----------     ----------   ----------   ----------   ----------
Loss from operations.......................           (28)          (945)      (3,682)      (5,324)     (10,946)
Interest income (expense), net.............             1             61           60          116         (236)
                                               ----------     ----------   ----------   ----------   ----------
Net loss...................................    $      (27)    $     (884)  $   (3,622)  $   (5,208)  $  (11,182)
                                               ==========     ==========   ==========   ==========   ==========
Adjustment for accretion of redeemable
  convertible preferred stock..............    $       --     $       --   $       --   $     (136)  $     (469)
Loss applicable to common stockholders.....    $      (27)    $     (884)  $   (3,622)  $   (5,344)  $  (11,651)
                                               ==========     ==========   ==========   ==========   ==========
Historical net loss per share:
  Basic and diluted(e).....................    $    (0.01)    $    (0.27)  $    (1.11)  $    (1.63)  $    (3.50)
                                               ==========     ==========   ==========   ==========   ==========
  Weighted average common shares--basic and
    diluted(e).............................     2,700,000      3,253,365    3,260,677    3,279,750    3,332,093
Pro forma net loss per share(f):
  Pro forma basic and diluted..............                                                          $    (0.45)
                                                                                                     ==========
  Pro forma common shares..................                                                          25,191,405

                                                                     AS OF DECEMBER 31,
                                             ------------------------------------------------------------------
                                                  1995           1996         1997         1998         1999
                                              (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..................    $       38     $    3,063   $      700   $    2,107   $   16,095
Working capital (deficit)..................            35          2,937         (742)       1,643       11,242
Total assets...............................            42          3,360        1,113        2,722       23,150
Deferred revenue...........................            --             --           --           36          442
Long-term obligations, net of current
  portion..................................            --             --           --           --        2,222
Total stockholders' equity (deficit).......            39          3,228         (349)      (9,355)     (17,672)

------------------------------
(a) Exclusive of $3, $1 and $89 reported as amortization of deferred stock-based compensation for cost of services personnel, for the years ended December 31, 1997, 1998 and 1999, respectively.

(b) Exclusive of $3, $16, $28 and $572 reported as amortization of deferred stock-based compensation for sales and marketing personnel, for the years ended December 31, 1996, 1997, 1998 and 1999, respectively.

(c) Exclusive of $3, $18, $43 and $404 reported as amortization of deferred stock-based compensation for research and development personnel, for the years ended December 31, 1996, 1997, 1998 and 1999, respectively.

(d) Exclusive of $1, $6, $35 and $1,383 reported as amortization of deferred stock-based compensation for general and administrative personnel, for the years ended December 31, 1996, 1997, 1998 and 1999, respectively.

(e) See Note 9 of "Notes to Consolidated Financial Statements" for a description of the computation of per share information.

(f) See Note 2 of "Notes to Consolidated Financial Statements" for a description of the calculation of pro forma share data.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the consolidated financial statements and the related notes contained elsewhere in this prospectus.

     We are an application service provider focused on delivering reliable, secure, easy-to-use and cost-effective data storage and document management solutions to small and medium-sized businesses and individual computer users. We incorporated in 1995 and changed our name to SkyDesk in March 2000. In 1997, we began offering our @Backup data storage service directly to individuals and businesses through the Internet, and we have derived substantially all of our historical revenues from subscription fees for this service. Since early 1999, we have focused on establishing marketing arrangements with leading software publishers, hardware manufacturers, Internet service providers and infrastructure vendors, and we anticipate that we will derive the substantial majority of our future revenues from fees generated through these arrangements. We have experienced significant net losses and negative cash flows from operations in each fiscal period since inception, and as of December 31, 1999, we had an accumulated deficit of $21.5 million.

     We derive revenues from annual subscription fees paid by users of our services. Users who purchase subscriptions for our services directly from us pay for the service in advance via credit card upon entering into our standard subscription agreement. We recognize revenue on a straight-line basis over the term of the subscription agreement. Upon expiration of the subscription, customers must resubscribe at our then current rates to continue using our service. We also expect to increasingly derive revenues from contracts with our marketing partners. Although revenues generated under these contracts to date have not been significant, these contracts typically provide that payments to us become due upon shipment of the partner's product or activation of the partner's service when our service is offered in conjunction with that product or service. We recognize revenue from these payments on a straight-line basis over the subscription period beginning when our partner notifies us of shipment of their product or customer activation of their service. Based upon our historical experience, we reserve for estimated cancellations at the time the customer becomes obligated to pay for our services. We record amounts billed to customers in excess of recognizable revenue as deferred revenue on our balance sheet. As of December 31, 1999, we had $442,000 of deferred revenue.

     Because we derive our revenues from subscription fees, we do not recognize the entire amount of subscription fees received in the quarter the subscription agreements are executed. Conversely, we recognize our operating expenses as they are incurred. Our operating expenses have increased more rapidly than our revenues in recent periods due to expanded selling and marketing efforts and investments in administrative infrastructure to support subscription sales that we will recognize as revenue in subsequent periods. We anticipate that this trend will continue and that our operating expenses, particularly selling and marketing and general and administrative expenses, will grow at a faster rate than our revenues in the near term.

     Cost of services consist primarily of salaries, benefits and related expenses of operations personnel, depreciation allocation and communications charges associated with the delivery of our services. We intend to make substantial capital investments in new data centers to support our anticipated expanded user base, and we anticipate operating four data centers by the end of 2000. As a result, we anticipate that the depreciation allocation associated with these new data centers will cause our cost of services to increase substantially beginning in 2000. We also expect the other elements of cost of services to increase as we continue to expand our operations.

     Selling and marketing expenses consist primarily of Internet-based advertising and salaries, bonuses, benefits and related expenses of personnel engaged in selling, marketing and customer support functions as well as public relations, other advertising and promotional costs. Because of our recent shift in our selling and marketing strategy, we anticipate that payments to our marketing partners will account for the most significant portion of our selling and marketing expenses in the future, and that these expenses will increase significantly beginning in 2000. Our current marketing agreements typically require that we pay our partner a commission when an end-user upgrades or renews, and we anticipate that marketing agreements we enter into in the future will have similar terms. These commissions are expensed in the period the customer upgrades or renews and are included in our selling and marketing expenses.

     Some of our existing marketing contracts also require that we make payments to our marketing partners for advertising, marketing and promotional activities and for sales generated as a result of these activities. We expect that marketing contracts we enter into in the future may require similar payments. As a result, our selling and marketing expenses may increase at a faster rate than our revenues due to our subscription-based revenue model.

     In connection with a marketing agreement entered into in July 1999, we issued two warrants to purchase shares of our stock to Dell Computer Corporation. The first warrant entitled Dell to purchase up to 175,000 shares at an exercise price of $0.25 per share. Under its original terms, this warrant became exercisable in increments depending upon the passage of time and the attainment of performance milestones. As a result, we recognized the fair value of the warrant as it became exercisable as a selling and marketing expense in 1999. In March 2000, we and Dell amended this warrant to eliminate the conditions to exercisability. As a result, we will record a selling and marketing expense of $1.2 million in the first quarter of 2000. The second warrant entitles Dell to purchase up to 1,050,000 shares of our stock subject to performance milestones. Each fiscal quarter during the four year term of the agreement, a certain number of shares under the warrant may become exercisable depending upon satisfaction of the performance milestones in the preceding quarter. The exercise price of the shares that became exercisable will be the fair market value of the shares on the date they first become exercisable. We will record the fair market value of each portion of the warrant that becomes exercisable as a selling and marketing expense in the relevant period.

     Research and development expenses consist primarily of salaries and benefits and related expenses for engineers and quality assurance personnel, and depreciation allocation. We expense all research and development costs as incurred. To date, we have not capitalized any software development costs because costs incurred between achieving technological feasibility and release were minimal. We expect to continue to devote substantial resources to research and development such that these expenses will increase in absolute dollars.

     General and administrative expenses consist primarily of salaries, benefits and related expenses for our executive, accounting, and administrative personnel, third party professional service fees and allocated facilities and depreciation expenses. We expect general and administrative expenses to increase in the future, reflecting growth in our operations and increased expenses associated with being a public company.

     In connection with the grant of stock options from inception through December 31, 1999, we recorded an aggregate of $13.3 million in deferred stock-based compensation within stockholders' equity (deficit). These options were considered compensatory because the deemed fair value, as determined solely for financial reporting purposes, was greater than the exercise prices determined by the board of directors on the date of grant. We are amortizing the deferred stock-based compensation on a straight-line basis over the vesting period of the related options, which is generally four years. As of December 31, 1999, we had an aggregate of $10.7 million of deferred stock-based compensation remaining to be amortized. This deferred stock-based compensation balance will be amortized as follows: $2.9 million during 2000; $2.8 million during 2001; $2.8 million during 2002; and $2.2 million during 2003. We anticipate that we will record additional deferred stock-based compensation expense related to options granted in the first quarter of 2000. The amount of stock-based compensation amortization actually recognized in future periods could decrease if options for which accrued but unvested compensation has been recorded are forfeited.

     Our financial statements do not reflect any income tax benefit arising from our historical losses because we have recorded a full valuation allowance against any deferred tax assets available to us for use in future periods. Realization of these assets is primarily dependent on generating taxable net income in the future. Because our numerous financings have resulted in a change of control, the utilization of net operating loss and tax credit carryforwards are limited. As of December 31, 1999, we had net operating loss carryforwards of approximately $17.4 million and $12.2 million for federal and California reporting purposes, respectively. The federal loss carryforwards will begin expiring in 2010, unless previously utilized, while the California losses will begin expiring in 2002.

     Since our inception, we have issued and sold shares of mandatorily redeemable Series B, Series C, Series D and Series E preferred stock in private financings. The redeemable preferred stock is convertible into shares of common stock on a one-to-one basis effective upon the closing of this offering. Because the preferred stock is redeemable at the original issue price of each series, we have accreted the value of expenses related to the redeemable preferred stock issuances over the period to the earliest redemption date. Because the redeemable preferred stock will convert into common stock as a result of this offering, we will not recognize accretion during fiscal periods commencing after the closing of this offering.

COMPARISON OF RESULTS OF OPERATIONS FOR YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

     Net revenues. Net revenues increased $234,000, or 70%, to $567,000 in 1999 from $333,000 in 1998. Net revenues increased $270,000, or 429%, in 1998 from $63,000 in 1997. The increases in our net revenues in 1999 and 1998 were due primarily to subscriptions from new customers.

     Cost of services. Cost of services increased $238,000, or 37%, to $879,000 in 1999 from $641,000 in 1998. Cost of services decreased $6,000, or 1%, in 1998 from $647,000 in 1997. Cost of services remained flat from 1997 to 1998 primarily because these costs remained fixed below a certain level of activity. The increase from 1998 to 1999 was due to increased headcount to support revenue growth.

     Selling and marketing. Selling and marketing expenses increased $2.5 million, or 87%, to $5.3 million in 1999 from $2.8 million in 1998. Selling and marketing expenses increased $960,000, or 52%, in 1998 from $1.9 million in 1997. The increase in selling and marketing expenses in 1999 and 1998 was primarily due to increases in advertising expenses and headcount.

     Research and development. Research and development expenses increased $193,000, or 17%, to $1.4 million in 1999 from $1.2 million in 1998. Research and development expenses increased $470,000, or 68% in 1998 from $689,000 in 1997. The increase in research and development expenses in 1999 and 1998 was primarily a result of increased development efforts and enhancements to the @Backup and SkyFiler services.

     General and administrative. General and administrative expenses increased $632,000, or 68%, to $1.6 million in 1999 from $928,000 in 1998. General and administrative expenses increased $426,000, or 85%, in 1998 from $503,000 in 1997. These increases in general and administrative expenses in 1999 and 1998 were primarily due to investments in increased headcount and facilities.

     Amortization of deferred stock-based compensation. We recognized $2.4 million, $106,000, and $43,000 in deferred stock-based compensation expense for 1999, 1998, and 1997, respectively, relating to the amortization of deferred stock-based compensation.

     Interest income (expense), net. Net interest expense increased $351,000 to ($236,000) in 1999 from net interest income of $115,000 in 1998. The increase in interest expense was due primarily to the issuance of warrants in connection with our bridge financing in 1999. Net interest income increased $55,000 in 1998 from $60,000 in 1997.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth unaudited quarterly operating information for each of the four quarters in the period ending December 31, 1999. This data has been prepared on the same basis as the audited consolidated financial statements contained elsewhere in this prospectus and, in the opinion of management, includes all adjustments necessary for the fair presentation of the information for the periods presented. This information should be read in conjunction with the consolidated financial statements and notes thereto. The operating results in any quarter are not necessarily indicative of the results that may be expected for any future period.

     Quarterly revenues steadily increased over the past four quarters due to the addition of new @Backup subscribers through our direct marketing efforts and partnership programs. Our cost of services increased substantially in the fourth quarter of 1999 due to increases in headcount and investments in infrastructure to support anticipated future growth. Research and development expenses increased steadily each quarter in 1999 as a result of increased investment in developing future service offerings such as SkyFiler. We incurred a significant amortization of deferred stock-based compensation charge in the second half of 1999 due to a one-time grant of fully-vested stock options to executive officers.

     We believe the future operating results will be subject to quarterly fluctuations, and, as a result, we believe that results of operations for interim periods should not be relied upon as any indication of the results to be expected in any future period. We have incurred operating losses during 1999, 1998 and 1997, and we cannot be certain that we will achieve profitability on a quarterly or annual basis in the future.

                                                             THREE MONTHS ENDED
                                          --------------------------------------------------------
                                           MARCH 31,     JUNE 30,    SEPTEMBER 30,    DECEMBER 31,
                                             1999          1999          1999             1999
                                                                (UNAUDITED)
                                                               (IN THOUSANDS)
Net revenues............................    $   107      $   125        $   165         $   170
Operating expenses:
  Cost of services......................        136          148            166             429
  Selling and marketing.................        934        1,185          1,373           1,781
  Research and development..............        288          309            311             444
  General and administrative............        356          427            378             400
  Amortization of deferred stock-based
     compensation.......................         55           28          1,774             591
                                            -------      -------        -------         -------
     Total operating expenses...........      1,769        2,097          4,002           3,645
                                            -------      -------        -------         -------
Loss from operations....................     (1,662)      (1,972)        (3,837)         (3,475)
Interest income (expense):
  Interest income.......................         14            7             94             237
  Interest expense......................        (78)         (11)          (426)            (73)
                                            -------      -------        -------         -------
     Interest income (expense), net.....        (64)          (4)          (332)            164
                                            -------      -------        -------         -------
Net loss................................    $(1,726)     $(1,976)       $(4,169)        $(3,311)
                                            =======      =======        =======         =======

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have funded our operations primarily through private sales of equity securities and the use of short term debt and capital leases. As of December 31, 1999, we had cash and cash equivalents of $16.1 million, an accumulated deficit of $21.5 million and $724,000 of capital lease obligations, of which $229,000 is current.

     Net cash used in operating activities was $6.2 million in 1999 as compared to $4.7 million in 1998 and $3.4 million in 1997. In 1999, the cash used in operations reflects our net loss partially offset by depreciation and amortization, amortization of deferred compensation, an increase in accounts payable and an increase in deferred revenue. In 1998 and 1997, cash used in operations was primarily the result of our net losses, partially offset by increases in accounts payable and deferred revenue.

     Net cash provided by investing activities was $14,000 in 1999 and net cash used in investing activities was $392,000 in 1998 and $190,000 in 1997. Net cash used in investing activities in 1997 and 1998 consisted primarily of capital expenditures related to our investments in property and equipment. In 1999 our capital expenditures were financed by capital leases and accounts payable at December 31, 1999.

     Net cash provided by financing activities was $20.2 million in 1999 as compared to $6.5 million in 1998 and $1.2 million in 1997. In 1999, cash provided by financing activities consisted primarily of $20.4 million received from the sale of Series E convertible redeemable preferred stock. In 1998, cash provided by financing activities consisted primarily of $6.5 million received from the sale of Series D convertible redeemable preferred stock. For 1997, cash provided by financing activities consisted primarily of $1.2 million in proceeds from convertible bridge notes payable.

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     Our subsidiary has a line of credit with Silicon Valley Bank which is secured by a certificate of deposit pledged by SkyDesk. The line of credit bears interest at eight percent per year. The line was originally extended on April 7, 1999 with an initial expiration date of December 31, 1999, and is currently pending renewal. The line of credit had borrowings of $425,000 outstanding at December 31, 1999.

     In February 2000, we obtained a letter of credit from Silicon Valley Bank in the amount of $115,000 which is secured by a certificate of deposit. The letter of credit automatically renews each year on April 30th with a final expiration date of April 30, 2010. We pay a two percent fee per annum for the letter of credit.

     We believe that our existing cash and cash equivalents will be sufficient to meet our anticipated cash needs through the next 12 months and that the net proceeds from this offering will enable us to meet our anticipated cash needs beyond that time. If cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities or to obtain a larger credit facility. The sale of additional equity or convertible debt securities would result in additional dilution to our stockholders. Additional debt would result in increased expenses and could result in covenants that would restrict our operations. We have not made arrangements to obtain additional financing and there is no assurance that financing, if required, will be available in amounts or on terms acceptable to us, if at all.

RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 "Accounting for Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). SOP 98-1 requires companies to capitalize qualifying computer software costs that are incurred during the application development stage and amortize them over the software's estimated useful life. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. We adopted SOP 98-1 effective January 1, 1999 with no material effect on the financial statements. In the future, accounting for transactions under SOP 98-1 could result in significant amounts of computer software costs and web site development costs being capitalized.

     In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standard (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments and hedging activities. The Statement will require the recognition of all derivatives on our balance sheet at fair value. The FASB has subsequently delayed implementation of the standard for the financial years beginning after June 15, 2000. We expect to adopt the SFAS No. 133 effective January 1, 2001. The impact on our financial statements is not expected to be material.

     In December 1998, the Securities and Exchange Commission, or SEC, issued Staff Accounting Bulletin No. 101, "Revenue Recognition" (SAB 101), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Management believes that our revenue recognition policies comply with the provisions of SAB 101.

INTEREST RATE RISK

     We are exposed to changes in interest rates primarily from our short-term debt arrangements and, secondarily, our investments in cash equivalents. Under our current policies, we do not use interest rate derivative instruments to manage exposure to interest rate changes. A hypothetical

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100 basis point adverse move in interest rates along the entire interest rate yield curve would not materially affect the fair value of our interest sensitive financial instruments at December 31, 1999.

YEAR 2000 IMPACT

     The Year 2000 issue refers to the potential for disruption of business activities caused by system failures or miscalculations which are triggered by advancement of data records past the year 1999. Our business has not been affected by Year 2000 issues. However, we cannot assure you that we will not experience any disruption related to Year 2000 issues in the future. We are not currently aware of any unresolved Year 2000 problems relating to any of our internal systems, nor do we believe that we have any significant systems that are not Year 2000 compliant. Based on our assessment to date, we do not expect the total cost of Year 2000 remediation to be material to our business. To date, our preparation and remediation costs have been less than $100,000, and future expenditures are not expected to be significant.

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                                    BUSINESS

COMPANY OVERVIEW

     We are an application service provider focused on delivering reliable, secure, easy-to-use and cost-effective data storage and document management services to small and medium-sized businesses and individual computer users. Our services, @Backup and SkyFiler, enable users to protect, store, access and share their data. @Backup is an Internet-based service that allows users to protect their data by storing it at our data centers. We are currently designing SkyFiler, an Internet-based document management system that will enable workgroups to share and collaborate on documents stored at our data centers. We have developed marketing relationships with software publishers, computer manufacturers, Internet service providers and infrastructure vendors, including Advanced Digital Information Corporation, Dell, Earthlink, Gateway, Hewlett-Packard and Intuit (Quicken, QuickBooks and TurboTax). Our strategy is to become the leading provider of Internet-based data protection, storage and management services to small and medium-sized businesses and individual computer users.

INDUSTRY BACKGROUND

     GROWTH IN DEMAND FOR DATA STORAGE AND MANAGEMENT

     In today's information-based economy, the success of a business often depends on its ability to protect and manage the electronic data that it generates and stores. Similarly, as consumer reliance on personal computers grows, individuals are generating and storing an increasing amount of personal and financial data. The volume of electronic data generated, processed, stored and manipulated by businesses and consumers has grown dramatically over the last decade. This dramatic increase in electronically stored data is the result of a variety of factors, including:

     - the rapid growth of Internet-based communications and electronic commerce;

     - the widespread use of applications that create electronic data files such as word processing software, spreadsheets, accounting software, personal financial software and email; and

     - the increasing use of multimedia applications, such as video and audio, that create large data files.

     Many businesses seek to use their electronic data to gain a competitive advantage by enabling their employees and business partners to access their data from multiple locations. With advances in communications technologies and the increased use of the Internet, employees can telecommute and work from remote locations and are able to gain access to shared data and applications. In addition, businesses are increasingly sharing files and collaborating with partners, suppliers and customers who are often located in different cities, states and countries. To achieve their business objectives, however, businesses of all sizes must develop and implement a strategy for protecting their data while enabling effective and controlled access. As a result, there is a need for data storage and management solutions that offer:

     - the ability to protect data residing on multiple devices in geographically dispersed locations;

     - increased accessibility;

     - improved management of shared data;

     - greater reliability; and

     - reduced costs of ownership.

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     DEMAND BY SMALL AND MEDIUM-SIZED BUSINESSES AND CONSUMERS FOR STORAGE AND
     MANAGEMENT SOLUTIONS

     To address these needs, companies with significant resources generally use network-based solutions that require the implementation of document management software and network servers and storage devices, such as disk drives and tape libraries. After installation, these solutions need to be continuously monitored and maintained to ensure that data is being properly stored and protected. Although these solutions work well when users are networked to storage devices, they are not as effective for protecting data residing on devices not continuously attached to a network, such as laptop computers of traveling or telecommuting employees. The Gartner Group, an independent consulting firm, estimates that by 2003 more than 137 million users worldwide, including one-third of the U.S. workforce, will be engaging in some form of remote access. Further, because these solutions can be capital intensive and require trained technical personnel, they are not viable consumer solutions, and typically are not cost-effective for resource-constrained organizations like most small and medium-sized businesses.

     Small and medium-sized businesses, which we define as businesses with fewer than 500 employees, are the most rapidly growing segment of the U.S. business economy. According to the U.S. Small Business Administration, companies with less than 500 employees account for 99% of all employers and 52% of all private-sector employees. Because high-end, network-based data storage and management solutions are so expensive and complex, small and medium-sized businesses and individual computer users typically rely on hard-drives, diskettes and removable storage media or devices to protect and manage their electronic data. Although relatively inexpensive, these solutions have several limitations, in that they:

     - require manual labor which is often time-consuming and difficult to monitor and maintain;

     - are often unreliable and do not store data in offsite locations, which makes recovery difficult, if not impossible, if destroyed;

     - have limited or no remote access or data sharing capabilities; and

     - lack scalability, the ability to grow as businesses' data storage and management requirements increase.

     LIMITATIONS OF CURRENT INTERNET-BASED DATA SHARING AND COLLABORATION SOLUTIONS

     Because most data storage and document management solutions do not address the needs of businesses to share files with employees and business partners, such as suppliers and customers, many businesses simply use email to improve information flow and productivity. Although email provides a fast and efficient means to communicate with people inside and outside their companies, people attempting to collaborate on files through email face a number of obstacles, including:

     - maintaining version control of files;

     - tracking changes and comments;

     - effectively sharing continually changing files; and

     - ensuring secure transmittal of files.

     Recently, a number of consumer-focused companies have begun offering free Internet-based data storage services. These services do not provide secure transmission and storage of data and fail to provide document management features, such as version control, that allow collaborative work. As a

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result, these solutions are inadequate to address the unique needs of small and medium-sized businesses.

     GROWTH IN OUTSOURCING INFORMATION TECHNOLOGY SOLUTIONS

     Small and medium-sized businesses are seeking affordable solutions that protect, store and manage their data while allowing them to focus on their core competencies. Many businesses facing similar challenges are outsourcing technology functions to third parties because this enables them to more effectively manage resources. In particular, companies are leasing software applications and obtaining integrated solutions from third parties. The companies that provide these solutions are known as application service providers. The Yankee Group reports that the market for application service providers was $2.0 billion in 1999 and is expected to grow to $7.6 billion by the year 2002. Application service providers can deliver high levels of service, allow businesses to gain access to the latest technologies without continual capital expenditures and reduce the need to employ information technology personnel. Solutions from application service providers generally require lower up-front expenses and configuration efforts. As a result, we believe that a significant market opportunity exists for application service providers offering Internet-based data storage and management solutions that allow small and medium-sized businesses and individual computer users to protect, store, access and share their critical information at any time and from any location.

SOLUTION

     We are an application service provider focused on delivering reliable, secure, easy-to-use and cost-effective data storage and document management solutions to small and medium-sized businesses and individual computer users. Our SkyDesk services, which include @Backup and SkyFiler, enable users to protect, store, access and share their data. @Backup is an online data protection and storage service available on an annual subscription basis directly from us. Co-branded versions of @Backup are available through our marketing relationships with companies such as Advanced Digital Information Corporation, Dell, Earthlink, Gateway, Hewlett-Packard and Intuit (Quicken, QuickBooks and TurboTax). SkyFiler is a service we are currently developing that enables workgroups to share and collaborate on documents stored in our network of data centers. We designed our services to provide the following key benefits:

     Reliability. We designed our systems with multiple redundancies to enable reliable storage of and access to our users' data. We currently maintain two data centers, and we anticipate operating four data centers by the end of 2000. Our solutions automatically store user data in at least two separate locations. As a result, our systems can tolerate the failure of any one data center without any loss of user data. We also employ proprietary technologies that monitor and restart our solutions in the event of any service interruption.

     Ease-of-Use. Our services require no special hardware and feature an easy-to-use, Windows-based interface. After installation, @Backup runs automatically each day with virtually no effort required by the user and allows users to backup their data on demand with no additional charges. We are working with our marketing partners to integrate our service into their products and services to make data storage and management simple for their customers. Users can retrieve or access their data directly from our storage system at any time over the Internet or by ordering their data from us on compact disc. We are designing the SkyFiler service with a similar Windows-based interface that will allow users to quickly and easily store, access, share and manage files from any computer with Internet access.

     Security. We designed our solutions so that user data exists in an encrypted state at all times unless the data is on a user's computer. User data is encrypted prior to being transmitted to our

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storage system and remains encrypted until it is returned to the user. In addition, we use a combination of licensed software, internally developed software and sophisticated third-party hardware to secure our systems. Our network and data centers are monitored 24 hours a day, seven days a week to identify and curtail potential security breaches.

     Cost-Effectiveness. Because SkyDesk users can implement our services without any additional hardware, software or technical personnel, our services are a cost-effective solution for protecting, storing and managing data. Our SkyDesk services increase our customers' productivity by eliminating their need to develop, monitor and maintain a data storage and management system. In addition, @Backup users pay for specified amounts of storage capacity and can quickly obtain additional capacity as their storage needs increase.

     Scalability. We provide a complete and easily outsourced solution that can scale to accommodate millions of simultaneous users. Because patented algorithms in our software employ the user's computer to identify new or changed data and encrypt and compress the data for transmission, our technology reduces user online time and allows our systems to handle many users simultaneously.

STRATEGY

     Our objective is to become the leading provider of Internet-based data protection, storage and management services to small and medium-sized businesses and individual computer users. Key components of our strategy include:

     Leverage and Expand Marketing Relationships. We believe that working with leading software vendors, computer manufacturers, Internet service providers and infrastructure vendors enables us to effectively distribute our services, anticipate the needs of small and medium-sized businesses, introduce new services to meet those needs and target new markets. We have existing marketing relationships with companies such as Advanced Digitial Information Corporation, American Power Conversion Corporation, Compaq, Dell, Earthlink, Excite, Gateway, Hewlett-Packard, Intuit (Quicken, QuickBooks and TurboTax), NorthPoint and Toshiba. We intend to strengthen our co-marketing programs with these partners to gain access to their extensive marketing and distribution channels and leverage their brand recognition to increase customer acceptance and credibility of our services. We also intend to invest significant efforts to develop new relationships with industry-leading companies that can broaden our market opportunities. We believe our partners can increase their customer loyalty and generate additional revenue by offering our data storage and management solution.

     Promote our SkyDesk Brands. Our goal is to create global recognition of our SkyDesk brands. We plan to build awareness of our SkyDesk brands to position ourselves as a leading provider of online data storage and management solutions. To promote our brands, we intend to expand our corporate marketing and advertising efforts to increase our installed base of SkyDesk subscribers. We believe establishing trusted brands will become increasingly important as our market matures.

     Expand our Service Offerings. We intend to introduce new services and enhancements based on our proprietary technology to address the evolving needs of small and medium-sized businesses and individual computer users. Future offerings we intend to introduce include:

     - SkyFiler. In the first half of 2000, we plan to release our SkyFiler service which will allow multiple users to store, share and collaborate on files.

     - SmartClone. We are developing an Internet-based service designed to allow users to easily move computer configuration settings and data from one computer to another.

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     - Mobile and Wireless Devices. We are developing data storage and management services for mobile and wireless devices.

     Continue to Invest in Developing New Technologies. We intend to continue to invest in developing new technologies and value-added services that will extend our relationships with current customers, attract new customers and allow us to differentiate ourselves in the Internet-based data storage and management market. We currently have two issued patents, two allowed patents and five patent applications pending on the software algorithms used in our SkyDesk solutions. We believe that early technological leadership can translate into market leadership and that our existing proprietary software and technologies can form the foundation for a wide range of Internet-based data storage and management services.

     Invest in Infrastructure. We currently maintain two data centers, and we anticipate operating four data centers by the end of 2000. These state-of-the-art data centers will enable us to maintain control over the data users transmit and store using our services. These data centers will enhance the security and reliability of our services, and will provide space for the additional systems hardware needed to handle millions of customers. Once completed, we believe that these data centers, in combination with our proprietary software and technologies, will provide us with a competitive advantage.

     Pursue Strategic Acquisitions. We intend to pursue strategic acquisitions designed to broaden our offerings, expand our technology platform and capitalize on consolidation opportunities in the online data storage and management market. We also intend to use acquisitions to increase our customer base and facilitate our entry into new domestic and international markets.

SERVICES

     @Backup. @Backup is an Internet-based service that allows users to easily protect their data by storing it at our networked data centers. Users begin by registering and installing the @Backup software on their computers. Our software allows users to select the time of day the backup will occur and the files and/or folders to be backed up. Once installed, our software automatically performs the following functions:

     - initiates the backup process at the pre-selected time each day;

     - scans the user's computer for new files and changes to pre-selected files;

     - compresses the data to minimize online transmission time;

     - encrypts the data for secure transmission; and

     - transmits the data via the Internet to our networked data centers.

Once received at our data centers, the data is stored in a compressed and encrypted form. Users can retrieve data over the Internet or by ordering their data on a compact disc. We also offer an add-on user interface, the @Backup WorkGroup Edition, which allows a system administrator to control the use and access of the @Backup services for a group of users. We charge our customers an annual subscription fee for using our @Backup services based on the amount of storage space they elect to purchase. Because we can identify, transfer and store incremental changes in each backed up file, our typical user is able to meet its storage needs with less than 100 megabytes of storage. Our listed annual fees range from $100 for 100 megabytes of storage to $300 for 500 megabytes of storage.

     SkyFiler. We intend to introduce our SkyFiler service during the first half of 2000. We are designing SkyFiler to be an Internet-based document management system that will enable storage

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and sharing of files to facilitate collaboration with a defined working group.
We expect that the initial version of our SkyFiler service will include features such as version control, change and comment tracking, revision notification and access control.

MARKETING RELATIONSHIPS

     We have developed strategic sales, marketing, distribution and co-branding relationships with software publishers, computer manufacturers, Internet service providers and infrastructure vendors. These relationships provide us access to our partners' worldwide sales and marketing organizations for more efficient distribution and branding of our services.

     Software Publishers. We partner with software companies that offer our service to allow their end-users to protect and manage their data. To date we have entered into a series of agreements with Intuit for its Quicken, QuickBooks and TurboTax products.

     Under each of these agreements, Intuit has agreed to make our solution available to its customers to protect the financial data created by Intuit's software. For example, under the QuickBooks agreement, which expires in February 2002, Intuit has agreed to promote our services through a co-branded web site and its newsletter in exchange for fixed quarterly fees. In addition, we have agreed to pay Intuit a commission for each QuickBooks user that subscribes to @Backup as a result of these promotional activities.

     Under the Quicken agreement, which expires in August 2002, Intuit has agreed to market our services to Quicken users through web links in its product and on its Quicken web site. In addition, we expect that the next version of Quicken, which Intuit plans to release in the second half of 2000, will offer our online backup services as an integrated function. When Quicken reminds users to back up their data, users can store their Quicken data on our system free of charge for up to one year. Users may also elect to upgrade to our standard @Backup service at any time to store and manage all their data. We have agreed to pay Intuit a commission for each Quicken user that upgrades to our standard @Backup service. In addition, Intuit has agreed to pay us a fee for each copy of Quicken that it ships incorporating our service.

     Computer Manufacturers. We have established several agreements with leading computer manufacturers. Some of these manufacturers have agreed to purchase the @Backup service from us and include it as part of their product offering. Other manufacturers have agreed to offer our service to their customers for an additional fee. We currently have contracts with:

     - Compaq Computer Corporation;

     - Dell Computer Corporation;

     - Gateway, Inc.;

     - Hewlett-Packard Company; and

     - Toshiba Corporation.

     Each of our marketing agreements with computer manufacturers require discounted pricing of our services to the manufacturer's customers in return for certain sales and marketing assistance. Under these contracts, we are required to either pay our partner an up-front fee or a commission based upon sales we make to their customers.

     Under our agreements with Dell, Dell has agreed to incorporate a limited version of our @Backup service on its Dellnet Internet service and on certain computer models. Dell has agreed to

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pay us a fee for each Dellnet subscriber and for each computer that ships with a bundled version of our @Backup service. Users may elect to upgrade to our standard @Backup service at any time, and we have agreed to pay Dell a commission for each upgrade. These agreements expire in July 2000 but automatically renew for additional one-year terms unless either party provides 30-day advance written notice of termination.

     Under our agreement with Gateway, Gateway has agreed to market our service as an optional feature to its customers. Gateway has agreed to pay us a fee for each @Backup subscription sold as part of its product offering. In addition, we have agreed to pay Gateway a commission for each upgrade or renewal purchased by a Gateway user.

     Internet Service Providers. We have agreements with a number of Internet service providers including dial-up, digital subscriber line and cable service providers. Our Internet service provider partners include:

     - Earthlink, Inc.;

     - Excite, Inc.; and

     - NorthPoint Communications Group, Inc.

     Each of our marketing agreements with Internet service providers is unique, but most agreements require our partners to provide advertising links from their web site to a special co-branded web site, where we can sell our @Backup service to potential end-users.

     Under our agreement with Excite, which expires in December 2002, Excite has agreed to market our @Backup service to its users through web links. We have agreed to pay Excite a quarterly fee for advertising our service and a commission for each of its users that subscribes to our @Backup service as a result of these promotional activities.

     Infrastructure Vendors. We have agreements with infrastructure vendors that offer our @Backup service as a supplement to their systems.

     We are working with Advanced Digital Information Corporation, or ADIC, a provider of hardware and software data storage solutions, to develop the enterprise market for data protection and storage for laptop computers. Under this arrangement, we pay ADIC a fee each month and ADIC's sales professionals market our @Backup service to protect and manage data stored on their enterprise customers' laptop computers.

     Additionally, we have an agreement with American Power Conversion Corporation, or APC, which expires in October 2004. Pursuant to this agreement, APC has agreed to make our solution available to its customers as an additional means of protecting customer data. APC has agreed to promote our services through a co-branded web site and, in exchange, we have agreed to pay APC a commission for each APC customer that subscribes to @Backup as a result of these promotional activities.

SALES AND MARKETING

     Our sales and marketing efforts target small and medium-sized businesses as well as individual computer users through indirect and direct channels. We have three distinct sales and marketing teams: a business development team, a corporate sales team and a direct marketing team.

     Our business development team is responsible for indirect sales through our marketing partners. Each member of this team is assigned to a specific partner and is responsible for developing and

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maintaining a co-marketing program with that partner. The business development team is also responsible for seeking new marketing partners. This team is supported by our product development group which designs and produces web pages for our co-marketing programs.

     Our corporate sales team is responsible for selling our @Backup Work Group Edition to large enterprises to help protect and manage data stored on laptop computers. This team works directly with these companies as well as through marketing partners, such as ADIC, who have relationships with corporate information technology decision-makers.

     Our direct marketing team is responsible for creating custom advertising programs designed to promote trials and subscriptions to our services. This team evaluates web sites that sell advertising space and places ads to reach our target users. We typically pay these web sites only for completed customer installations of our services. We have developed a proprietary advertising tracking software system that allows us to match customers with advertisements made on specific web sites. Through this system, we can determine whether a web site effectively generates new customers at an acceptable customer acquisition cost.

TECHNOLOGY

     Our technology architecture consists of several server software applications that operate on independent servers at our data centers. These server software applications include:

     - Redirector. The redirector software application is the first point of contact for all user connections. Upon contact by a user, the redirector evaluates the user's request for service and then directs the user's request to the appropriate server module. The redirector's decision is based upon the current state of our system, and on information passed to it from the customer. The redirector helps to balance the workload across a collection of servers, and allows us to take a server offline for maintenance.

     - Backup Server. Our backup server software application manages communication between the customer and our system. The backup server authorizes customer use of our system, collects data to be protected, verifies the integrity of the data, and passes the data to the archive server for long-term storage. The backup server also maintains extensive activity and statistics logs with the SQL database servers.

     - Storage Server. Our storage server software application provides backend storage for current and future SkyDesk services using a hierarchical storage management system. The in-house dedicated storage server is based on a large disk cache and tape robotic system. The storage server runs on the Solaris operating system and uses the UniTree hierarchical storage management system for automated data management. By regulation of the disk to tape ratio, we can offer multiple levels of service.

     - Restore Server. The restore server software application manages on-demand restore sessions with customers. Upon receiving customer requests to restore data, the restore server requests data from the appropriate storage server, reconstructs the data as requested, and returns the data to the customer for decryption and final restoration.

     - SQL Database Servers. The SQL database server software application maintains all customer account information, provides billing support and customer care support and interfaces with our financial accounting systems.

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     In addition, our technology includes proprietary software algorithms developed to address our users' data storage and management needs. Our proprietary algorithms include:

     - Application Search Software. The application search software algorithm allows our service to avoid transmitting common computer programs, such as operating systems, software applications and other off-the-shelf software programs, to our data centers. This algorithm searches a user's computer to identify programs contained in a common software library we maintain at our data centers. When found, the algorithm records the existence of the program, but does not transmit the actual program to our data centers. Upon request, a copy of the program will be transmitted to the user from our common software library.

     - Changed File. The changed file algorithm identifies user files that have been changed or created since the last communication session between the user and our data centers. This algorithm increases the efficiency of our services by transmitting only changed or new files to our data centers.

     - Subfile Incremental. The subfile incremental algorithm analyzes discrete data blocks within each changed file to identify those data blocks that actually contain new or changed information. This algorithm then transmits only those data blocks with new or changed information to our data centers, rather than transmitting the entire file. When combined with our compression software, this algorithm allows our services to achieve high compression ratios.

     - Versioning. The versioning algorithm reassembles the discrete data blocks stored by the subfile incremental algorithm. This algorithm gives us the ability to provide a user with any version of a file currently protected by our service.

     - Encryption. All user data is encrypted before transmission, remains encrypted at our data centers and is returned in encrypted form to the user. The encryption algorithm provides further security to our users by encrypting all user information transmitted over the Internet with an encrypted data file, including the user's identification and the name of the data file being transmitted.

     - Check Point/Restart. The check point/restart algorithm monitors the transmission of user data to our data centers. This algorithm identifies the data that has been successfully transmitted to our data centers when a communication session is interrupted or stopped before completion. The algorithm then transmits only the data not previously received at our data centers when communications are restored or restarted, rather than resending all user data. This algorithm gives users the ability to stop and start communication sessions at their convenience.

     - Data Integrity. The data integrity algorithm allows our system to verify that user data has been accurately transferred and received at our data centers. We also use this algorithm to verify that user data has been accurately transferred and received as it moves to different servers in our data centers and when it is restored to the user's computer.

     - Password Management. The password management algorithm allows a user to change encryption passwords at any time and on a file by file basis. This algorithm allows files to be encrypted with multiple passwords while requiring the user to only remember their current password. This algorithm also permits users to escrow their passwords at our data centers to assist their customers in recovering forgotten passwords.

CUSTOMER SUPPORT

     Our customer support group strives to provide dependable and timely resolution of customer technical inquiries and is available to users by telephone or email 24 hours a day, seven days a week. We also provide interactive support through our web site. Additionally, our customer support group uses email to proactively update users on a variety of topics, including release dates of new services and updates of existing services. Our customer support group includes customer care representatives and dedicated specialists. Customer care representatives are trained to resolve the majority of inquiries, and our customer service specialists are assigned to advanced problem solving related to technical problems with specific services. In an effort to further improve customer satisfaction, we are deploying new software tools designed to automatically identify and answer frequently asked questions. These software tools also enable us to track recurring customer issues that will identify opportunities for service improvements.

     Under the terms of most of our strategic partnership agreements, we are generally responsible for end-user support. In certain circumstances, our marketing partners can choose to provide the first level of service to end users. In these cases, our customer support group provides our marketing partners with training and access to advanced support when necessary.

RESEARCH AND DEVELOPMENT

     Our success will depend substantially on our ability to timely develop and introduce new services and enhancements to our existing services that meet changing user requirements. We have made and plan to continue to make substantial investments in research and development. Our research and development expenses totaled approximately $1.4 million for the year ended December 31, 1999, $1.2 million for the year ended December 31, 1998 and $689,000 for the year ended December 31, 1997. As of December 31, 1999, we had 19 employees in research and development.

     Our development efforts focus on improving our infrastructure architecture and underlying technologies. We are currently focusing on improving work group collaboration features of our services, developing technologies to locate, translate and transfer computer configuration settings and designing services for mobile and wireless devices. Our engineers are grouped according to service offerings and work as part of cross-disciplined teams. Before a new service is developed, our engineers work with our marketing managers to develop service specifications. After a service is designed and commercially released, our engineers continue to work with our marketing managers and our business partners to understand requirements for future generations and upgrades.

COMPETITION

     The market for online data protection and storage services is emerging, fragmented, highly competitive, quickly evolving and subject to rapid technological change. We expect that competition will intensify. Increased competition may result in reduced market acceptance of our services and price reductions, any of which could seriously harm our business. Competitors vary in size and in the scope and breadth of the products and services they offer. Our current and potential competitors include companies offering:

     - online data protection products, such as Connected Corporation;

     - online storage, such as Driveway, i-drive.com and X:drive;

     - removable storage products, such as Iomega Corporation;

     - tape drive storage products, such as Colorado Memory Systems, Quantum and Seagate; and

     - online data collaboration services, such as Critical Path.

     Many of our current and potential competitors have longer operating histories and significantly greater financial, technical or marketing resources than we do. They may have significantly greater name recognition, established marketing relationships and access to a larger installed base of customers. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the functionality of their products. Accordingly, new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

     We believe that the principal competitive factors in the market for our services include:

     - reliability;

     - ease of use;

     - security;

     - depth and breadth of functionality offered;

     - scalability;

     - quality of customer support; and

     - cost-effectiveness.

INTELLECTUAL PROPERTY RIGHTS

     We rely on a combination of trademark, copyright and trade secret laws in the United States and other jurisdictions as well as confidentiality procedures and contractual provisions to protect our proprietary technology. We have obtained federal registration of our @Backup trademark. We also have applied for federal trademark registrations for SkyDesk, SkyFiler and SmartClone. Effective trademark, copyright and trade secret protection may not be available in every country where our products are distributed or made available through the Internet.

     We currently have two issued patents, two allowed patents and five pending patent applications in the United States that seek to protect our proprietary technologies. Our pending patent applications may not result in issued patents and our issued patents may not preclude competitors from independently developing products or technologies that are substantially equivalent or superior to our products and technology. We are pursuing international patent protection.

     Our policy is to enter confidentiality and invention assignment agreements with all employees and consultants, and nondisclosure agreements with all potential business partners. These protections, however, may not be adequate to protect our intellectual property rights. See "Risk Factors--Any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology and establish our brands" and "Risk Factors--We may be sued by third parties for alleged infringement of their proprietary rights."

     We also rely on certain software that we license from third parties, including UniTree, Solaris, NT and Microsoft SQL and other software that is integrated with internally developed software and used in our software to perform key functions. There can be no assurance that our third-party technology licenses will continue to be available to us on commercially reasonable terms, if at all. The loss of or inability to maintain any of these technology licenses could result in delays in introduction of our products and services until equivalent technology, if available, is identified, licensed and integrated, which could have a material adverse effect on our business.

EMPLOYEES

     As of February 29, 2000, we had 67 employees, including 19 in engineering, 7 in operations, 32 in sales and marketing and 9 in finance and administration. None of our employees are represented by a labor union, and we have never experienced a work stoppage. We believe that our relations with our employees are good.

FACILITIES

     Our corporate headquarters and principal offices are located in San Diego, California, where we lease approximately 14,000 square feet. This lease expires in August 2000. We have entered into a lease for 39,000 square feet in San Diego, California where we plan to move our corporate headquarters and principal offices. This lease expires in March 2007. We also lease approximately 4,500 square feet of space for our data center in San Diego, California. This lease expires in March 2010, with an option to extend the lease for an additional five years.

LEGAL PROCEEDINGS

     We have no pending legal proceedings. We may, however, become subjects to lawsuits from time to time in the course of our business.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors as of December 31, 1999 are as follows:

              NAME                 AGE                        POSITION
Gary E. Sutton...................   57  President, Chief Executive Officer and Chairman of
                                        the Board
Fred W. McClain..................   51  Executive Vice President and Chief Technology Officer
Dan L. Dearen....................   37  Executive Vice President, Chief Financial Officer and
                                        Secretary
Stephen P. Mickelsen.............   40  Vice President of Engineering
James L. Till....................   38  Senior Vice President of Sales and Marketing
Vincent P. Gordan................   43  Vice President of Operations
Giles Bateman(b).................   55  Director
David D'Ottavio..................   50  Director
Brett Helm(a)....................   37  Director
Duane Nelles(b)..................   56  Director
Peter Schwartz...................   53  Director
M. David Titus(b)................   42  Director
Peter van Oppen(a)...............   47  Director

------------------------------
(a) Compensation Committee member.

(b) Audit Committee member.

     Gary E. Sutton has served as our President, Chief Executive Officer and Chairman of the Board since January 1996. From 1990 to 1995, Mr. Sutton served as Chairman of the Board and Chief Executive Officer of Knight Protective Industries, Inc., a security system provider, which was acquired by Protection One, Inc. Mr. Sutton is a co-founder of Teledesic, Inc., a low-earth orbit telecommunications service.

     Fred W. McClain, our founder, has served as Executive Vice President and Chief Technology Officer since January 1996 and has developed the algorithms for our @Backup service. Prior to founding SkyDesk, Mr. McClain was the chief architect for data storage and management products at OpenVision Technologies, a developer of large scale backup systems, from September 1993 to October 1995. Prior to that time, Mr. McClain established the Distributed Computing Solutions Division of General Atomics, where he served as General Manager until it was acquired by OpenVision Technologies. Mr. McClain also co-founded the San Diego Supercomputer Center, or the SDSC.

     Dan L. Dearen has served as our Executive Vice President since August 1999, our Chief Financial Officer since September 1997 and our Secretary since April 1999. From February 1996 to November 1997, Mr. Dearen served as the Chief Financial Officer of ESI Software, Inc., a developer of web authoring tools. From September 1995 to April 1996, Mr. Dearen served as the Chief Financial Officer of Medication Delivery Devices, a developer of medical infusion systems, which was acquired by Baxter Healthcare. Prior to that time, Mr. Dearen held the positions of Director and Senior Associate for Ventana Growth Funds, an international venture capital partnership investing in emerging technology companies.

     Stephen P. Mickelsen has served as our Vice President of Engineering since January 1999. Mr. Mickelsen previously served as our Senior Software Engineer from August 1996 to January 1999.

From May 1993 to August 1996, Mr. Mickelsen served as Project Engineer at Stac Electronics, Inc., a developer of enterprise backup software and compression technology, where he was in charge of driver development for the Stacker disk compression product.

     James L. Till has served as our Senior Vice President of Sales and Marketing since February 2000. Mr. Till previously served as our Vice President of Marketing from October 1998 to February 2000. From October 1996 to October 1998, Mr. Till served as Vice President of Sales with Macmillan Publishing USA's mass markets group. From February 1996 to September 1998, Mr. Till served as Vice President of Marketing at Paragraph International, a software developer. From May 1995 to January 1996, he served as Vice President of Sales for Compton's New Media, a software company.

     Vincent P. Gordon has served as our Vice President of Operations since December 1999. From May 1998 to December 1999, Mr. Gordon served as Vice President of Corporate Operations at SkyLynx Communications, Inc., a regional Internet service provider. From August 1997 to May 1998, Mr. Gordon served as an Executive Vice President at Automaton, a Hong Kong company which provides information technology consulting. From January 1994 to July 1997, Mr. Gordon served as President and Chief Executive Officer of HPIS, a Chinese company which provides travel services in the People's Republic of China.

     Giles Bateman has served as a Director since March 2000. Mr. Bateman currently serves on the boards of directors of several privately and publicly held companies. His current public directorships include CompUSA Inc., a superstore computer retailer; Arcoms, Inc., a remote communications company; and Cheap Tickets Inc., an online discount ticketing company. Mr. Bateman co-founded The Price Company, which operated The Price Club, a membership warehouse company. Mr. Bateman also served in various executive positions at The Price Company, including Chief Financial Officer, Executive Vice President and served as a Director.

     David D'Ottavio has served as a Director since March 2000. Since April 1998, Mr. D'Ottavio has served as Chief Executive Officer and as Director of VIA Networks, Inc., and from April 1998 to June 1999 he also served as its President. From January 1995 to August 1997, Mr. D'Ottavio served as senior managing director of United Philips Communications, B.V., now United Pan-Europe Communications, where he was responsible for acquisitions, business development, finance marketing and administration functions and launched their telephone, Internet services provider and high-speed data services.

     Brett Helm has served as a Director since March 2000. Since October 1999, Mr. Helm has served as General Manager of the Commerce Equipment Operations group at Intel Corporation, which was formed as a result of the acquisition of IPivot, a designer and manufacturer of Internet commerce equipment, by Intel. From November 1996 to October 1999, Mr. Helm served as Chief Executive Officer, President and a Director of IPivot. From August 1995 to November 1996, Mr. Helm served as Vice President and General Manager of @Work, a business unit of @Home Corporation.

     Duane Nelles has served as a Director since July 1996. Since May 1987, Mr. Nelles has served as President of CICA, Inc., a personal investment business. Prior to that time, Mr. Nelles was a partner in the international public accounting firm of Coopers & Lybrand, L.L.P., which he originally joined in 1968. Mr. Nelles serves on the board of directors of two publicly held companies, Qualcomm, Inc., a digital wireless communications company, and WFS Financial Inc., an automotive finance company.

     Peter Schwartz has served as Director since March 2000. Mr. Schwartz is Chairman of Global Business Network, a research and consulting organization. Mr. Schwartz co-founded Global Business Network.

     M. David Titus has served as a Director since March 1998. In January 1993, Mr. Titus co-founded and has served as a General Partner of Windward Ventures, a venture capital firm focused on early stage companies in southern California. Prior to that, Mr. Titus was a General Partner and Managing Director of Corporate Finance for Technology Funding, a venture capital firm. In addition, Mr. Titus co-founded and served as Senior Vice President of Silicon Valley Bank. Mr. Titus currently serves on the board of directors of Shaman Pharmaceuticals, a publicly held company, and on the board of directors of several other privately held companies.

     Peter van Oppen has served as a Director since July 1999. Since February 1994, Mr. van Oppen has served as Chairman of the Board and Chief Executive Officer of Advanced Digital Information Corporation, or ADIC, a provider of hardware and software data storage solutions to the open systems marketplace. He also served as ADIC's President from February 1994 to May 1997. Mr. van Oppen served as Chairman of the Board of Interpoint from February 1995 until October 1996. Mr. van Oppen serves on the board of directors of Seattle FilmWorks, Inc., Spacelabs Medical, Inc. and Key Technology, Inc.

BOARD COMPOSITION

     Our bylaws currently provide for a board of directors ranging from 5 to 9 members and is currently set at 8 members. All directors hold office until the next annual meeting of our stockholders and until their successors have been elected and qualified. Although our principal stockholders have agreed to be bound by a voting agreement providing for the election of all of our directors, this voting agreement will terminate upon completion of this offering.

     In accordance with the terms of our amended and restated certificate of incorporation to be effective upon completion of this offering, the board of directors will be divided after the completion of this offering into the following three classes, each serving staggered three-year terms: Class I, whose initial term will expire at the annual meeting (or special meeting held in lieu of the annual meeting) of stockholders in 2000; Class II, whose initial term will expire at the annual meeting (or special meeting held in lieu of the annual meeting) of stockholders in 2001; and Class III, whose initial term will expire at the annual meeting (or special meeting held in lieu of the annual meeting) of stockholders in 2002. As a result, only one class of directors will be elected at each annual meeting of the stockholders of SkyDesk, Inc., with the other classes continuing for the remainder of their respective terms. These provisions in our amended and restated certificate of incorporation may have the effect of delaying or preventing changes in the control or management of SkyDesk, Inc.

BOARD COMMITTEES

     Audit Committee. The audit committee of the board of directors reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters, including the recommendation of our auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices. The members of the audit committee are Mr. Bateman, Mr. Nelles and Mr. Titus.

     Compensation Committee. The compensation committee of the board of directors recommends, reviews and oversees the salaries, benefits and stock option plans for our employees, consultants, directors and other individuals compensated by us. The compensation committee also administers our compensation plans. The members of the compensation committee are Mr. Helm and Mr. van Oppen.

BOARD COMPENSATION

     Our non-employee, non-stockholder directors receive a fee of $1,000 per meeting attended and $500 per telephonic meeting, plus reimbursement for reasonable travel expenses. In addition, in March 2000, the board of directors granted Mr. Bateman, Mr. D'Ottavio, Mr. Helm and Mr. Schwartz options to purchase 20,000 shares of our common stock at an exercise price of $2.00 per share, which options vest 25% after the completion of one year of service and the remainder of the options vest in equal monthly installments over the next 36 months of service. Employee directors are eligible to participate in our 1998 and 2000 stock plans and, following completion of this offering, will be eligible to participate in our 2000 employee stock purchase plan. Non-employee directors are eligible to participate in our 1998 and 2000 stock plans and, following the completion of this offering, will be eligible to participate in our 2000 directors' stock option plan. See "Stock Plans."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our compensation committee currently consists of Mr. Helm and Mr. van Oppen. No member of the compensation committee has been an officer or employee of us at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or compensation committee.

EXECUTIVE COMPENSATION

     The following table sets forth all compensation received during fiscal 1999 by our Chief Executive Officer, and four of our other most highly compensated executive officers whose salary and bonus exceeded $100,000 in such fiscal year. Perquisites and other personal benefits paid to officers are less than the minimum reporting thresholds.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                                          AWARDS
                                                                       ------------
                                                          ANNUAL        SECURITIES
                                                       COMPENSATION     UNDERLYING
             NAME AND PRINCIPAL POSITION                  SALARY         OPTIONS
Gary E. Sutton.......................................    $112,500        600,000
  President, Chief Executive Officer and Chairman of
  the Board
Fred W. McClain......................................     105,000        133,333
  Executive Vice President and
  Chief Technology Officer
Dan L. Dearen........................................     115,413        242,125
  Executive Vice President,
  Chief Financial Officer and Secretary
Stephen P. Mickelsen.................................     105,750        267,083
  Vice President of Engineering
James L. Till........................................     127,500        350,000
  Senior Vice President of Sales and Marketing

STOCK OPTION INFORMATION

     The following table shows information regarding options granted to our executive officers listed in the Summary Compensation Table during fiscal 1999. We have not granted any stock appreciation rights.

     Each option represents the right to purchase one share of common stock. Except as set forth in the footnotes below, the options vest on the following schedule: 25% of the options vest after the completion of one year of service from the grant date and the remainder of the options vest in equal monthly installments over the next 36 months of service. Additional options granted after one year of service vest in equal monthly installments over the next 48 months of service. To the extent not already exercisable, these options may also accelerate and become exercisable, in the event of a merger in which we are not the surviving corporation or upon the sale of substantially all of our assets. Please see "--Benefit Plans" for more details regarding these options. In the year ended December 31, 1999, we granted options to purchase an aggregate of 2,916,831 shares of common stock.

     The potential realizable value at assumed annual rates of stock price appreciation for the option term represents hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission, or SEC, and do not represent our estimate or projection of our future common stock prices. These amounts represent assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts in the table may not necessarily be achieved.

OPTIONS GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                                        ------------------------------------                  VALUE AT ASSUMED
                                        NUMBER OF     % OF TOTAL                                STOCK PRICE
                                        SECURITIES     OPTIONS                                  APPRECIATION
                                        UNDERLYING    GRANTED TO                              FOR OPTION TERM
                                         OPTIONS     EMPLOYEES IN   EXERCISE   EXPIRATION   --------------------
                 NAME                    GRANTED         1999        PRICE        DATE         5%         10%
Gary E. Sutton(a).....................   100,000          3.4%       $0.15      09/10/09    $ 9,433    $ 23,906
Gary E. Sutton........................   500,000         17.1         0.25      10/08/09     78,612     199,218
Fred W. McClain(a)....................    83,333          2.9         0.15      09/10/09      7,861      19,922
Fred W. McClain.......................    50,000          1.7         0.25      10/08/09      7,861      19,922
Dan L. Dearen(a)......................    92,125          3.2         0.15      09/10/09      8,691      22,024
Dan L. Dearen.........................   150,000          5.1         0.25      10/08/09     23,584      59,765
Stephen P. Mickelsen..................   100,000          3.4         0.15      04/02/09      9,433      23,906
Stephen P. Mickelsen(a)...............    42,083          1.4         0.15      09/10/09      3,970      10,060
Stephen P. Mickelsen..................   125,000          4.3         0.25      10/08/09     19,653      49,804
James L. Till.........................    75,000          2.6         0.15      04/02/09      7,075      17,930
James L. Till(a)......................   100,000          3.4         0.15      09/10/09      9,433      23,906
James L. Till.........................   175,000          6.0         0.25      10/08/09     27,514      69,726

------------------------------
(a) Such options vested immediately upon grant.

AGGREGATED OPTION EXERCISES IN THE YEAR ENDED DECEMBER 31, 1999 AND YEAR-END OPTION VALUES

     The following table sets forth information concerning the number and value of unexercised options held by each of the executive officers listed in the Summary Compensation Table at December 31, 1999.

                                                            NUMBER OF SECURITIES
                                                                 UNDERLYING               VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                               SHARES                            FISCAL 1999                AT FISCAL 1999(B)
                             ACQUIRED ON      VALUE      ---------------------------   ---------------------------
           NAME               EXERCISE     REALIZED(A)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
Gary E. Sutton.............      --            --          600,000              --     $3,832,000       $    --
Fred W. McClain............      --            --          133,333              --        857,665            --
Dan L. Dearen..............      --            --          542,125              --      3,492,549            --
Stephen P. Mickelsen.......      --            --          341,083              --      2,194,307            --
James L. Till..............      --            --          400,000              --      2,570,500            --

------------------------------
(a) Amount based on the difference between the fair market value of our common stock on the date of exercise, as calculated for financial reporting purposes, and the exercise price of the option.

(b) Amount based on the fair market value of our common stock on December 31, 1999, as determined by our board of directors, less the exercise price of the option.

BENEFIT PLANS

     2000 STOCK INCENTIVE PLAN

     Introduction. Our 2000 Stock Incentive Plan (our "New 2000 Plan") is intended to serve as the successor equity incentive program to our 1998 Stock Option/Stock Issuance Plan and our 2000 Stock Option/Stock Issuance Plan. Our
New 2000 Plan was adopted by our board of directors on                , 2000 and
approved by the stockholders in 2000. Our New 2000 Plan will become effective on the date the underwriting agreement for this offering is signed. At that time, all outstanding options under the predecessor 1998 and 2000 plans will be incorporated into our New 2000 Plan, and no further option grants will be made under predecessor plans. The incorporated options will continue to be governed by their existing terms, unless our compensation committee elects to extend one or more features of our New 2000 Plan to those options. Except as noted below, the incorporated options have substantially the same terms as in effect for grants made under the discretionary option grant program of our New 2000 Plan.

     Share Reserve. Approximately 8,250,000 shares of common stock have been authorized for issuance under our New 2000 Plan. Such share reserve consists of the number of shares we estimate will be carried over from our 1998 plan and 2000 plan, including the shares subject to outstanding options thereunder, plus an additional increase of approximately 2,800,000 shares. The number of shares of common stock reserved for issuance under our New 2000 Plan will automatically increase on the first trading day in January each calendar year, beginning in calendar year 2001, by an amount equal to 4% of the total number of shares of common stock outstanding on the last trading day in December of the preceding calendar year, but in no event will any such annual increase exceed 2,500,000 shares. In addition, no participant in our New 2000 Plan may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances for more than 750,000 shares of common stock per calendar year.

     Equity Incentive Programs. Our New 2000 Plan is divided into five separate components:

     - the discretionary option grant program, under which eligible individuals in our employ or service may be granted options to purchase shares of common stock at an exercise price not less than 100% of the fair market value of those shares on the grant date;

     - the stock issuance program, under which such individuals may be issued shares of common stock directly, through the purchase of such shares at a price not less than 100% of their fair market value at the time of issuance or as a bonus tied to the attainment of performance milestones or the completion of a specified period of service;

     - the salary investment option grant program, under which our executive officers and other highly compensated employees may be given the opportunity to apply a portion of their base salary to the acquisition of special below-market stock option grants;

     - the automatic option grant program, under which option grants will automatically be made at periodic intervals to our non-employee board members to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the grant date; and

     - the director fee option grant program, under which our non-employee board members may be given the opportunity to apply a portion of the annual retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants.

     Eligibility. The individuals eligible to participate in our New 2000 Plan include our officers and other employees, our non-employee board members and consultants we hire.

     Administration. The discretionary option grant program and the stock issuance program will be administered by the compensation committee. This committee will determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option in accordance with federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The compensation committee will also have the exclusive authority to select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is activated for one or more calendar years.

     Plan Features. Our New 2000 Plan will include the following features:

     - The exercise price for the shares of common stock subject to option grants made under our New 2000 Plan may be paid in cash or in shares of common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the plan administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options or the purchase of their unvested shares by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in lieu of payment of the exercise price and any associated withholding taxes incurred in connection with such exercise or purchase.

     - The compensation committee will have the authority to cancel outstanding options under the discretionary option grant program, including options incorporated from the 1998 and 2000 plans, in return for the grant of new options for the same or a different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

     Stock appreciation rights are authorized for issuance under the discretionary option grant program. Such rights will provide the holders with the election to surrender their outstanding options for an appreciation distribution from us equal to the fair market value of the vested shares of common stock subject to the surrendered option, less the aggregate exercise price payable for those shares. Such appreciation distribution may be made in cash or in shares of common stock. None of the outstanding options under our 1998 and 2000 plans contain any stock appreciation rights.

     - In the event that we are acquired by merger or asset sale, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares under the discretionary option grant and stock issuance programs will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation. The compensation committee will have complete discretion to structure one or more options under the discretionary option grant program so those options will vest as to all the option shares in the event those options are assumed in the acquisition but the optionee's service with us or the acquiring entity is subsequently terminated. The vesting of outstanding shares under the stock issuance program may be accelerated upon similar terms and conditions. The compensation committee will also have the authority to grant options which will immediately vest in the event we are acquired, whether or not those options are assumed by the successor corporation.

     - The compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections for board membership. Such accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the individual's service.

     - The options currently outstanding under our 1998 plan will immediately vest in the event we are acquired by merger or sale of substantially all our assets or more than 50% of our outstanding voting stock, unless those options are assumed or continued in effect by the acquiring entity or our repurchase rights with respect to any unvested shares subject to those options are assigned to such entity. However, those options also contain a special acceleration provision pursuant to which those options will immediately vest upon an involuntary termination of the optionee's employment within 24 months following an acquisition in which those options are assumed, provided the optionee has been employed by us for at least one year prior to the acquisition.

     Salary Investment Option Grant Program. In the event the compensation committee elects to activate the salary investment option grant program for one or more calendar years, each of our executive officers and other highly compensated employees selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. Each selected individual who files such a timely election will automatically be granted, on the first trading day in January of the calendar year for which his or her salary reduction is to be in effect, an option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of our common stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the amount by which the optionee's salary is reduced under the program. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the salary reduction is to be in effect.

     Automatic Option Grant Program. Under the automatic option grant program, each individual who first becomes a non-employee board member at any time after the completion of this offering will automatically receive an option grant for 20,000 shares on the date such individual joins the board, provided such individual has not been in our prior employ. In addition, on the date of each annual stockholders meeting held after the completion of this offering, each non-employee board member who is to continue to serve as a non-employee board member, including each of our current non-employee board members, will automatically be granted an option to purchase 5,000 shares of common stock, provided such individual has served on our board for at least six months.

     Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of 10 years, subject to earlier termination following the optionee's cessation of board service. The option will be immediately exercisable for all of the option shares; however, we may repurchase, at the exercise price paid per share, any shares purchased under the option which are not vested at the time of the optionee's cessation of board service. The shares subject to each initial 20,000-share automatic option grant will vest in a series of 4 successive annual installments upon the optionee's completion of each year of board service over the 4-year period measured from the grant date. The shares subject to each annual 5,000-share automatic option grant will vest upon the optionee's completion of one year of board service measured from the grant date. However, the shares will immediately vest in full upon certain changes in control or ownership or upon the optionee's death or disability while a board member.

     Director Fee Option Grant Program. Should the director fee option grant program be activated, each non-employee board member will have the opportunity to apply all or a portion of any cash retainer fee for the year to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of our common stock on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the portion of the retainer fee applied to that option. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the election is to be in effect. However, the option will become immediately exercisable for all the option shares upon the optionee's death or disability while serving as a board member.

     Our New 2000 Plan will also have the following features:

     - Outstanding options under the salary investment and director fee option grant programs will immediately vest if we are acquired by a merger or asset sale or if there is a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections.

     - Limited stock appreciation rights will automatically be included as part of each grant made under the salary investment option grant program and the automatic and director fee option grant programs, and these rights may also be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with this feature may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us for an amount per surrendered option share based upon the highest price per share of our common stock paid in that tender offer.

     The board may amend or modify our New 2000 Plan at any time, subject to any required stockholder approval. Our New 2000 Plan will terminate no later than
             , 2010.

     2000 EMPLOYEE STOCK PURCHASE PLAN

     Introduction. Our 2000 Employee Stock Purchase Plan was adopted by the
board on              , 2000 and approved by the stockholders in
2000. The plan will become effective immediately upon the signing of the underwriting agreement for this offering. The plan is designed to allow our eligible employees and the eligible employees of our participating subsidiaries to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions.

     Share Reserve. 300,000 shares of our common stock will initially be reserved for issuance. The reserve will automatically increase on the first trading day in January each calendar year, beginning in calendar year 2001, by an amount equal to 1% of the total number of outstanding shares of our common stock on the last trading day in December in the prior calendar year. In no event will any such annual increase exceed 600,000 shares.

     Offering Periods. The plan will have a series of successive overlapping offering periods, with a new offering period beginning on the first business day of May and November each year. Each offering period will have a maximum duration of 24 months. However, the initial offering period may have a duration in excess of 24 months and will start on the date the underwriting agreement for the offering is signed, and will end on the last business day in April 2002. The next offering period will start on the first business day in May 2002, and subsequent offering periods will be set by our compensation committee.

     Eligible Employees. Individuals scheduled to work more than 20 hours per week for more than 5 calendar months per year may join during an offering period on the start date of that period. However, employees may participate in only one offering period at a time.

     Payroll Deductions. A participant may contribute up to 10% of his or her cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% of the fair market value per share on the participant's entry date during the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date. Semi-annual purchase dates will occur on the last business day of April and October each year. However, a participant may not purchase more than 1,000 shares on any purchase date, and not more than 200,000 shares may be purchased in total by all participants on any purchase date. Our compensation committee will have the authority to change these limitations for any subsequent offering period.

     Reset Feature. If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period.

     Change in Control. Should we be acquired by merger or sale of substantially all of our assets or more than fifty percent of our voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price will be equal to 85% of the market value per share on the participant's entry date into the offering period in which an acquisition occurs or, if lower, 85% of the fair market value per share immediately prior to the acquisition.

     Plan Provisions. The following provisions will also be in effect under the plan:

     - The plan will terminate no later than the last business day of April
       2010.

     - The board may at any time amend, suspend or discontinue the plan. However, certain amendments may require stockholder approval.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

     Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of the indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

     We have entered into agreements to indemnify our directors and executive officers in addition to indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses specified in the agreements, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person's services as a director or executive officer of SkyDesk, any subsidiary of SkyDesk or any other entity to which the person provides services at our request. In addition, we maintain directors' and officers' insurance. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

     At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                     RELATIONSHIPS AND RELATED TRANSACTIONS

EQUITY FINANCINGS

     Since July 1996, we have issued shares of our convertible preferred stock to investors in private placement transactions as follows:

     - 6,215,383 shares of Series B preferred stock at a price of $0.65 per share in July 1996;

     - 2,820,725 shares of Series C preferred stock at a price of $0.96 per share in February 1998;

     - 4,303,086 shares of Series D preferred stock at a price of $1.21 per share in March 1998; and

     - 12,497,104 shares of Series E preferred stock at a price of $1.75 per share for an aggregate purchase price of $21.9 million from July to September 1999.

     In addition to the shares listed above, we have issued warrants as described below:

     - Warrants to purchase 507,319 shares of Series B preferred stock at an exercise price of $0.65 per share issued in October 1997 in connection with convertible promissory notes totaling $1.3 million and bearing an interest rate of 8.0% per annum. In March 1998, these notes were converted into Series D preferred stock.

     - Warrants to purchase 1,042,193 shares of common stock at an exercise price of $0.15 per share issued in June 1999 in connection with convertible promissory notes totaling $1.0 million and bearing an interest rate of 8.0% per annum. In July 1999, these notes were converted into Series E preferred stock.

     The following table summarizes the shares of preferred stock purchased by, and warrants to purchase shares issued to, our executive officers, directors, 5% stockholders and persons and entities associated with them in these private placement transactions. All shares of our preferred stock will convert into common stock on a 1-for-1 basis upon completion of this offering. Shares and warrants held by affiliated persons and entities have been aggregated. See "Principal Stockholders." In connection with the above transactions, we entered into an agreement with the investors providing for registration rights with respect to these shares. See "Description of Capital Stock--Registration Rights."

                                                                                                 WARRANTS
                                                           PREFERRED STOCK                  ------------------
                                            ---------------------------------------------   COMMON                   TOTAL
                                            SERIES B    SERIES C    SERIES D    SERIES E     STOCK    SERIES B   CONSIDERATION
Entities affiliated with Enterprise
  Partners(a).............................  3,076,923          --   1,007,168     273,391   472,225   230,770     $3,697,107
Entities affiliated with Alta
  Partners(b).............................  2,307,692          --     743,802     204,223   352,830   173,077      2,757,390
American Express Travel Related Services
  Company, Inc. ..........................         --   2,820,725          --          --       --         --      2,707,896
Cendant Corporation.......................         --          --   1,652,893          --       --         --      2,000,001
Advanced Digital Information
  Corporation(c)..........................         --          --          --   4,000,000       --         --      7,000,000
Entities affiliated with Merrill Lynch
  KECALP(d)...............................         --          --          --   2,857,143       --         --      5,000,000
Crest Communication Partners, L.P.........         --          --          --   2,857,143       --         --      5,000,000
EMC Corporation...........................         --          --          --   1,714,286       --         --      3,000,001
Windward Ventures, L.P.(e)................         --          --     495,868     171,428   57,335         --        899,999

------------------------------
(a) Includes Enterprise Partners III, L.P., a 5% stockholder, and Enterprise Partners Associates III, L.P.

(b) Includes Alta California Partners, L.P., a 5% stockholder, and Alta Embarcadero Partners, L.L.C.

(c) Advanced Digital Information Corporation is a 5% stockholder. Mr. Peter van Oppen is an executive and member of the board of directors of Advanced Digital Information Corporation and is one of our directors.

(d) Includes Merrill Lynch KECALP, L.P., a 5% stockholder, and Merrill Lynch KECALP International L.P. 199

(e) Mr. M. David Titus is general partner of the general partner of Windward Ventures and is one of our directors.

     Some of our stockholders are entitled to have their shares registered by us for resale. See "Description of Capital Stock--Registration Rights."

ADVANCED DIGITAL INFORMATION CORPORATION

     As of September 1999, we entered into an arrangement under which ADIC has agreed to market our @Backup service to its enterprise customers for specific use with their laptop computers. As part of this arrangement, we pay ADIC a marketing fee. Through the year ended December 31, 1999, we have paid $224,000 to ADIC under this arrangement. In July 1999, ADIC also purchased 4,000,000 shares of our Series E preferred stock.

AMERICAN EXPRESS TRAVEL RELATED SERVICES

     In February 1998, we entered into a marketing agreement under which American Express Travel Related Services Company, Inc. has agreed to market our @Backup services to its customers. To date, we have paid $130,500 in connection with this agreement. In February 1998, American Express also purchased 2,820,725 shares of our Series C preferred stock.

CENDANT CORPORATION

     In March 1998, we entered into a software license agreement and a preferred alliance agreement with Cendant. Under the software license agreement, Cendant licensed software from us for a one-time fee of $1.0 million. Under the preferred alliance agreement, Cendant has agreed to exclusively promote our @Backup services to its franchisees and other customers. As part of this agreement, we paid Cendant an initial fee of $1.0 million. In March 1998, Cendant also purchased 1,652,893 shares of our Series D preferred stock.

EMC CORPORATION

     In December 1999, we purchased approximately $2.8 million of computer equipment from EMC Corporation. In September 1999, EMC Corporation also purchased 1,714,286 shares of our Series E preferred stock.

OTHER ARRANGEMENTS WITH OFFICERS AND DIRECTORS

     Stock option grants to our executives are described under the caption "Management--Executive Compensation." Stock option grants to directors are described under the caption "Management--Board Compensation." We have entered into indemnification agreements with all of our officers and directors. See "Management--Limitation of Liability and Indemnification Matters."

     We believe that our transactions with affiliates were entered into on terms and conditions no less favorable to us than those that could have been obtained from unaffiliated third parties. In addition, transactions with our affiliates are approved by a majority of our board of directors, including a majority of our independent and disinterested directors.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information known to us regarding the beneficial ownership of our common stock as of December 31, 1999, as adjusted to reflect the sale of common stock offered in this offering, by:

     - each person, or group of affiliated persons, known by us to own beneficially more than 5% of our outstanding common stock;

     - each director;

     - each executive officer named in the Summary Compensation Table; and

     - all of our directors and executive officers as a group.

     Except as otherwise noted, the address of each person listed in the table is c/o SkyDesk, Inc., 3550 General Atomics Court, San Diego, California 92121. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares shown as beneficially owned. The applicable percentage of ownership for each stockholder is based on 29,880,682 shares of common stock outstanding as of December 31, 1999 and shares outstanding after the completion of this offering, in each case together with applicable options for that stockholder. Shares of common stock issuable upon exercise of options and other rights beneficially owned that are exercisable on or before February 29, 2000 are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options and other rights but are not deemed outstanding for computing the percentage ownership of any other person. A portion of the shares issued to officers or issuable upon exercise of options by officers is subject to repurchase by us at the original exercise price in the event of termination of that officers' employment, which repurchase right lapses over time.

                                                                                   PERCENT
                                                                                BENEFICIALLY
                                                                                    OWNED
                                                                 SHARES      -------------------
                                                              BENEFICIALLY    BEFORE     AFTER
                                                                 OWNED       OFFERING   OFFERING
NAMED EXECUTIVE OFFICERS AND DIRECTORS:
  Gary E. Sutton(a).........................................   1,473,410        4.8%         %
  Fred W. McClain(b)........................................   1,805,226        6.0
  Dan L. Dearen(c)..........................................     542,125        1.8
  Stephen P. Mickelsen(d)...................................     341,083        1.1
  James L. Till(e)..........................................     400,000        1.3
  Giles Bateman.............................................          --          *         *
  David D'Ovattio...........................................          --          *         *
  Brett Helm................................................          --          *         *
  Duane Nelles..............................................          --          *         *
  Peter Schwartz............................................          --          *         *
  M. David Titus(f).........................................     724,631        2.4
  Peter van Oppen(g)........................................   4,000,000       13.4

                                                                                   PERCENT
                                                                                BENEFICIALLY
                                                                                    OWNED
                                                                 SHARES      -------------------
                                                              BENEFICIALLY    BEFORE     AFTER
                                                                 OWNED       OFFERING   OFFERING
OTHER 5% STOCKHOLDERS:
  Advanced Digital Information Corporation(g)...............   4,000,000       13.4%         %
  Entities affiliated with Alta Embarcadero Partners,
     LLC(h).................................................   3,781,624       12.4
  American Express Travel Related Services Company, Inc. ...   2,820,725        9.4
  Cendant Corporation.......................................   1,652,893        5.5
  Crest Communications Partners, L.P........................   2,857,143        9.6
  EMC Corporation...........................................   1,714,286        5.7
  Entities affiliated with Enterprise Partners(i)...........   5,060,477       16.5
  Merrill Lynch KECALP, L.P.(j).............................   2,857,143        9.6
  All of our officers and directors as a group (12
     persons)(k)............................................   9,286,475       29.0

-------------------------
 * Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.

(a) Includes 807,107 shares held in trust for the benefit of Mr. Sutton or his family, options for the purchase of 600,000 shares exercisable within 60 days of December 31, 1999 and assumes the exercise of warrants for a total of 42,193 shares.

(b) Includes 1,671,893 shares held in trust for the benefit of Mr. McClain or his family and options for the purchase of 133,333 shares exercisable within 60 days of December 31, 1999.

(c) Includes options for the purchase of 542,125 shares exercisable within 60 days of December 31, 1999.

(d) Includes options for the purchase of 341,083 shares exercisable within 60 days of December 31, 1999.

(e) Includes options for the purchase of 400,000 shares exercisable within 60 days of December 31, 1999.

(f) Includes 667,296 shares held of record by Windward Ventures L.P. and assumes the exercise of warrants for a total of 57,335 shares. Mr. Titus is a general partner of Windward Ventures L.P.

(g) Includes 4,000,000 shares held of record by Advanced Digital Information Corporation. Mr. van Oppen is the Chairman of the Board of Directors and Chief Executive Officer of Advanced Digital Information Corporation.

(h) Includes 3,167,979 shares held of record by Alta California Partners, L.P. and 87,738 shares held of record by Alta Embarcadero Partners, LLC and assumes the exercise of warrants for a total of 525,907 shares held by both entities. The principals of Alta Partners are general partners of Alta California Management Partners, L.P., which is a general partner of Alta California Partners, L.P. and are members of Alta Embarcadero Partners, LLC. As general partners of these funds, they may be deemed to share voting and investment powers for these shares. The principals of Alta Partners disclaim beneficial ownership of all these shares, except to the extent of their proportionate pecuniary interests. The address of Alta Partners is One Embarcadero Center, Suite 4050, San Francisco, CA.

(i) Includes 348,598 shares held of record by Enterprise Partners III Associates, L.P. and 4,008,884 shares held of record by Enterprise Partners III, L.P. and assumes the exercise of warrants for a total of 702,995 shares held by both entities. The address of Enterprise Partners is 7979 Ivanhoe Ave., Suite 550, La Jolla, CA.

(j) Includes 2,571,429 shares held of record by Merrill Lynch KECALP, L.P. and 285,714 shares held of record by Merrill Lynch KECALP International L.P. 1999. The address of Merrill Lynch KECALP, L.P. is World Financial Center, So. Tower, 225 Liberty St., 23rd Floor, New York, NY.

(k) Includes 1,996,066 shares issuable upon exercise of stock options and warrants exercisable within 60 days of December 31, 1999.

                          DESCRIPTION OF CAPITAL STOCK

     The following information describes our common stock and preferred stock and certain provisions of our certificate of incorporation and our bylaws as in effect upon the closing of this offering. This description is only a summary. You should also refer to the certificate of incorporation and bylaws which have been filed with the Securities and Exchange Commission, or SEC, as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will occur upon the receipt of the requisite board and stockholder approvals and upon the closing of this offering in accordance with the terms of the certificate of incorporation.

     Upon the completion of the offering our authorized capital stock will consist of 150 million shares of common stock, par value $0.001 per share, and 5 million shares of preferred stock, par value $0.001 per share.

COMMON STOCK

     Assuming conversion of the convertible preferred stock as described below, as of December 31, 1999, there were 29,880,682 shares of common stock outstanding and held of record by 52 stockholders. Based upon the number of shares outstanding and giving effect to (1) the automatic conversion of each share of our preferred stock into one share of our common stock upon the closing of this offering, (2) exercise of warrants to purchase 2,058,326 shares which would otherwise terminate upon this offering and (3) the issuance of the
shares of common stock offered hereby, there will be        shares of common
stock outstanding upon the closing of this offering.

     Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued in consideration for payment thereof, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. Upon the closing of this offering, there will be no shares of preferred stock outstanding.

PREFERRED STOCK

     As of December 31, 1999, there were 26,476,298 shares of convertible preferred stock outstanding. All outstanding shares of convertible preferred stock will be converted into an aggregate of 26,476,298 shares of common stock upon the closing of this offering and such shares of convertible preferred stock will no longer be authorized, issued or outstanding.

     Upon the closing of this offering, the board of directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 5 million shares of preferred stock in one or more series and to fix or alter the designations, powers, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. We have no present plans to issue any shares of preferred stock. Please see "--Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws."

OPTIONS

     As of December 31, 1999, options to purchase a total of 3,654,331 shares of common stock were outstanding, all of which are subject to lock-up agreements under the terms of the option agreements governing such options, or by other means. Options to purchase a total of 156,990 shares of common stock remain available for grant under the 2000 Stock Incentive Plan. Please see "Management--Benefit Plans" and "Shares Eligible for Future Sale."

COMMON STOCK WARRANTS

     We have outstanding warrants to purchase up to a total of 3,342,405 shares of our capital stock. Of this amount, 2,058,326 shares issuable upon exercise of warrants that would otherwise terminate upon the completion of this offering. The warrants contain anti-dilution provisions providing for adjustments of the exercise price and the number of shares underlying the warrants upon the occurrence of certain events, including any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. In addition, outstanding warrants to purchase a total of 935,212 shares of our capital stock entitle the holder to registration rights, as described below, with respect to the common stock issuable upon their exercise.

REGISTRATION RIGHTS

     Under the terms of an investors' rights agreement, six months after the effective date of this offering the holders of 26,476,298 shares of common stock and up to 935,212 shares of common stock issuable upon the exercise of warrants will be entitled to demand registration rights with respect to the registration of their shares under the Securities Act of 1933. The holders of 50% of shares issued on conversion of the Series A, Series B, Series C, Series D, and Series E preferred stock have the right to demand that we register their shares under the Securities Act subject to limitations described in the agreement. We are not required to effect more than 2 registrations pursuant to such demand registration rights. In addition, after the closing of this offering these holders will be entitled to certain piggyback registration rights with respect to the registration of such shares of common stock under the Securities Act. In the event that we propose to register any shares of common stock under the Securities Act either for our account or for the account of other security holders, the holders of shares having piggyback registration rights are entitled to receive notice of such registration and to include their shares in any such registration, subject to certain limitations as described in the agreement. Further, at any time after we become eligible to file a registration statement on Form S-3, the holders of 26,476,298 shares of common stock and up to 935,212 shares of common stock issuable upon the exercise of warrants may require us to file registration statements under the Securities Act on Form S-3 with respect to their shares of common stock. These registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares of common stock held by such security holders to be included in such registration. We are generally required to bear all of the expenses of all such registrations, including the reasonable fees of a single counsel acting on behalf of all selling holders, except underwriting discounts and selling commissions. Registration of any of the shares of common stock held by security holders with registration rights would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of such registration.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAWS

     General. Certain provisions of Delaware law and our certificate of incorporation and bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. These provisions of Delaware law and the certificate of incorporation and bylaws may also have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of control of us, including unsolicited takeover attempts, even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

     Delaware Takeover Statute. We are subject to the "business combination" provisions of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

     - the transaction is approved by the board of directors prior to the date the interested stockholder obtained interested stockholder status;

     - upon consummation of the transaction that resulted in the stockholders becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - on or subsequent to the date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

     Charter and Bylaw Provisions. In addition, certain provisions of our certificate of incorporation and bylaws summarized in the following paragraphs may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

     Classified Board of Directors; Removal; Filling Vacancies and
Amendment. The certificate of incorporation and bylaws provide that the board of directors shall be divided into three classes of directors serving staggered, three-year terms. The classification of the board of directors has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of members of the board of directors. Subject to the rights of the holders of any outstanding series of preferred stock, the certificate of incorporation authorizes only the board of directors to fill vacancies, including newly created directorships. Accordingly, this provision could prevent a stockholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new directorships with its own nominees. The certificate of incorporation also provides that directors may be removed by stockholders only for cause and only by the affirmative vote of holders of two-thirds of the outstanding shares of voting stock.

     Stockholder Action; Special Meeting of Stockholders. The certificate of incorporation provides that stockholders may not take action by written consent, but may only take action at duly called annual or special meetings of stockholders. The certificate of incorporation further provides that special meetings of our stockholders may be called only by the chairman of the board of directors or a majority of the board of directors. This limitation on the right of stockholders to call a special meeting could make it more difficult for stockholders to initiate actions that are opposed by the board of directors. These actions could include the removal of an incumbent director or the election of a stockholder nominee as a director. They could also include the implementation of a rule requiring stockholder ratification of specific defensive strategies that have been adopted by the board of directors with respect to unsolicited takeover bids. In addition, the limited ability of the stockholders to call a special meeting of stockholders may make it more difficult to change the existing board and management.

     Advance Notice Requirements for Stockholder Proposals and Director Nomination. The bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 120 days prior to the date of our annual meeting. The bylaws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

     Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

     Supermajority Vote to Amend Charter and Bylaws. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Following the completion of this offering, our present directors, and executive officers and principal stockholders will beneficially own approximately of our common stock. This gives them veto power with respect to any stockholder action or approval requiring either a two-thirds vote or a simple majority.

NASDAQ NATIONAL MARKET

     We have applied to list our common stock on the Nasdaq National Market under the trading symbol "DESK."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is U.S. Stock Transfer Corporation.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of our common stock in the public market after the offering could adversely affect the market price of our common stock and our ability to raise equity capital in the future on terms favorable to us.

     After the offering,           shares of our common stock will be
outstanding, assuming that the underwriters do not exercise the over-allotment
option. Of these shares, all of the           shares sold in this offering will
be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining 29,880,682 shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which rules are summarized below.

     The following table shows approximately when the 29,880,682 shares of our common stock that are not being sold in this offering but which will be outstanding when this offering is complete will be eligible for sale in the public market:

ELIGIBILITY OF RESTRICTED SHARES FOR SALE IN THE PUBLIC MARKET

                                       NUMBER OF SHARES
              DATE                 ELIGIBLE FOR FUTURE SALE                COMMENT
On the effective date............                 --          Shares eligible for sale under
                                                              Rule 144(k)
90 days after the effective date
  or second trading day following
  first public release of
  quarterly earnings(a)..........          6,844,393          Additional shares eligible for
                                                              sale under Rules 144 and 701
135 days after the effective
  date(a)........................         13,688,786          Additional shares eligible for
                                                              sale under Rules 144 and 701
180 days after effective date
  (expiration of lock-up)........         29,880,682          All shares subject to lock-up
                                                              agreements released; additional
                                                              shares eligible for sale under
                                                              Rules 144 and 701.
More than 181 days after
  effective date.................                 --          Additional shares becoming
                                                              eligible for sale under Rule 144
                                                              more than 180 days after the
                                                              effective date.

-------------------------
(a) Pursuant to the terms of the lock-up agreements described below, the number of shares listed may be offered, sold or traded provided that the last recorded sale price per share for 20 of the 30 trading days ending on such date is at least twice the initial offering price per share.

     Resale of most of the restricted shares that will become available for sale in the public market starting 180 days after the effective date will be limited by volume and other resale restrictions under Rule 144 because the holders are our affiliates.

RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year is entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

     - 1% of the number of shares of common stock then outstanding, which will
       equal approximately           shares immediately after this offering; or

     - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks before a notice of the sale on Form 144 is filed.

     Sales under Rule 144 must also comply with manner of sale provisions and notice requirements and are subject to the availability of current public information about us.

RULE 144(k)

     Under Rule 144(k), a person who has not been one of our affiliates at any time during the 90 days before a sale, and who has beneficially owned the restricted shares for at least two years, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701

     In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchase shares from us under a stock option plan or other written agreement can resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without complying with some of the restrictions, including the holding period, contained in Rule 144.

LOCK-UP AGREEMENTS

     Executive officers, directors and certain security holders will sign lock-up agreements under which they will agree not to transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 180 days after the date of this prospectus. In addition, employees who acquired common stock upon exercise of stock options issued under our 1998 and 2000 Stock Option/Stock Issuance Plans have accepted substantially identical lock-up terms with us. However, 25% of the shares of common stock subject to lock-up agreements with Donaldson, Lufkin & Jenrette (other than shares owned by or issuable to employees) will be released from these restrictions if the reported last sale price of the common stock on the Nasdaq National Market is at least twice the initial public offering price for 20 of the 30 consecutive trading days ending on the last trading day of the 90-day period after the date of this prospectus. These shares will be released on the latest to occur of the 90-day period after the date of this prospectus and the second trading day after the first public release of our quarterly results. An additional 25% of the shares subject to the restrictions described above will be released from these restrictions if the reported last sale price of the common stock on the Nasdaq National Market is at least twice the initial public offering price for 20 of the 30 consecutive trading days ending on the last trading day of the 135-day period after the date of this prospectus. The release of shares described above is further conditioned upon the delivery to Donaldson, Lufkin & Jenrette of written notice three days prior to the execution of any transactions transferring such shares. The execution of any such action must be made through Donaldson, Lufkin & Jenrette or any of its affiliates acting as a broker, unless otherwise agreed in writing by Donaldson, Lufkin & Jenrette.

STOCK PLANS

     Following 90 days after the date of this prospectus, shares issued upon exercise of options that we granted prior to the date of this offering will also be available for sale in the public market pursuant to Rule 701 under the Securities Act of 1933. Rule 701 permits resales of such shares in reliance upon Rule 144 under the Securities Act of 1933 but without compliance with the restrictions, including the holding-period requirement, imposed under Rule 144. As of December 31, 1999, options to purchase a total of 3,654,331 shares of common stock were outstanding. Each option grant is subject to a market stand-off provision, which allows the Company to restrict the sale of shares obtained through the exercise of options for up to 180 days from the date of
this offering. Thereafter,           shares will have vested and be eligible for
sale in the public market upon exercise.

     We plan to file a registration statement to register for resale approximately 8,250,000 shares of common stock reserved for issuance under our stock option plans and other compensatory option grants. This registration statement became effective immediately upon filing. Shares issued upon the exercise of stock options granted under our stock option plans will be eligible for resale in the public market from time to time subject to vesting and, in the case of certain options, the expiration of the market stand-off provisions referred to above.

REGISTRATION RIGHTS

     Under the terms of an investors' rights agreement, six months after the effective date of this offering, the holders of 26,476,298 shares of common stock and up to 935,212 shares of common stock issuable upon the exercise of warrants have the right, subject to various conditions and limitations, to include their shares in registration statements relating to our securities. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders may cause the price of the common stock to fall. In addition, any demand to include such shares in our registration statements could have a material adverse effect on our ability to raise needed capital. Please see "Management--Benefit Plans," "Principal Stockholders," "Description of Capital Stock--Registration Rights," "Shares Eligible For Future Sale" and "Underwriting."

                                  UNDERWRITING

     Subject to the terms and conditions in the underwriting agreement, dated
            , 2000, the underwriters named below, for whom Donaldson, Lufkin & Jenrette Securities Corporation, or DLJ, Salomon Smith Barney Inc., Bear, Stearns & Co. Inc. and DLJdirect Inc. are acting as representatives, have severally agreed to purchase from us the respective number of shares of common stock indicated opposite their names below.

                                                               NUMBER
                                                              OF SHARES
UNDERWRITERS:
Donaldson, Lufkin & Jenrette Securities Corporation.........
Salomon Smith Barney Inc. ..................................
Bear, Stearns & Co., Inc. ..................................
DLJdirect Inc. .............................................
                                                              --------
  Total.....................................................
                                                              ========

     The underwriting agreement provides that the obligations of each of the underwriters to purchase and accept delivery of the shares of common stock offered by this prospectus are subject to approval by their counsel of legal matters and to other customary conditions, including the effectiveness of the registration statement, the continuing correctness of our representations, the receipt of a "comfort letter" from our accountants, the listing of the common stock for quotation on the Nasdaq National Market and no occurrence of an event that would have a material adverse effect on SkyDesk. The underwriters are obligated to purchase and accept delivery of all the shares of common stock offered by this prospectus, other than those shares covered by the over-allotment option described below, if they purchase any of the shares of common stock.

     The underwriters propose to initially offer the shares of common stock in part directly to the public at the initial public offering price indicated on the cover page of this prospectus and in part to dealers, including the
underwriters, at that price less a concession not in excess of $     per share.
The underwriters may allow, and the dealers may re-allow, to other dealers a
concession not in excess of $     per share. After the initial offering of the
common stock, the public offering price and other selling terms may be changed by the representatives at any time without notice. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     We have granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of additional shares of common stock at the initial public offering price less underwriting discounts and commissions. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise this option, each underwriter will become obligated, subject to specified conditions, to purchase its pro rata portion of the additional shares based on the underwriter's percentage underwriting commitment as indicated in the preceding table.

     The following table shows the underwriting fees to be paid to the underwriters by us in this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock to cover over-allotments.

                                                             NO EXERCISE   FULL EXERCISE
Per Share..................................................   $              $
Total......................................................   $              $

     We will pay the offering expenses, estimated to be $     million.

     An electronic prospectus is available on the Internet site maintained by DLJdirect Inc., an affiliate of DLJ. Other than the prospectus in electronic format, the information on the Internet site relating to our offering is not a part of this prospectus, has not been approved or endorsed by us or any underwriter and should not be relied on by prospective purchasers.

     We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in connection with these liabilities.

     Our executive officers and directors and all of our existing stockholders have agreed, for a period of 180 days after the date of this prospectus, with some exceptions, that without the prior written consent of DLJ, they will not:

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

     - enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock.

     Either of the foregoing transfer restrictions will apply regardless of whether a covered transaction is to be settled by the delivery of common stock or other securities, in cash or otherwise. However, 25% of the shares of common stock subject to the restriction described above (other than shares owned by or issuable to employees) will be released from these restrictions if the reported last sale price of the common stock on the Nasdaq National Market is at least twice the initial public offering price for 20 of the 30 consecutive trading days ending on the last trading day of the 90-day period after the date of this prospectus. These shares will be released on the latest to occur of the 90-day period after the date of this prospectus and the second trading day after the first public release of our quarterly results. An additional 25% of the shares subject to the restrictions described above will be released from these restrictions if the reported last sale price of the common stock on the Nasdaq National Market is at least twice the initial public offering price for 20 of the 30 consecutive trading days ending on the last trading day of the 135-day period after the date of this prospectus. The release of shares described above is further conditioned upon the delivery to DLJ of written notice three days prior to the execution of any transactions transferring such shares. The execution of any such action must be made through DLJ or any of its affiliates acting as a broker, unless otherwise agreed in writing by DLJ. In addition, during this 180-day period, we have also agreed not to file any registration statement for the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of DLJ. Likewise, each of our executive officers, directors and stockholders has agreed not to make any demand for, or exercise any right for, registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without DLJ's written consent.

     Before this offering, there has been no established trading market for our common stock. The initial public offering price for the shares of common stock offered by this prospectus will be determined by negotiation among us and the representatives. The factors to be considered in determining the initial public offering price includes:

     - the history of and the prospects for the industry in which we compete;

     - our past and present operations;

     - our historical results of operations;

     - our prospects for future earnings;

     - the recent market prices of securities of generally comparable companies; and

     - the general condition of the securities markets at the time of this offering.

     We have applied for quotation of our common stock on the Nasdaq National Market under the symbol, "DESK."

     Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock offered by this prospectus in any jurisdiction where action for that purpose is required. The shares of common stock offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any of the shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of the jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered by this prospectus in any jurisdiction in which an offer or a solicitation is unlawful.

STABILIZATION

     In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot this offering, meaning syndicate sales may be in excess of the offering size which creates a syndicate short position. The underwriters may bid for and purchase shares of common stock in the open market to cover the syndicate short position or to stabilize the price of our common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members if the syndicate repurchases previously distributed common stock in syndicate covering transactions, in stabilization transactions or if DLJ receives a report that indicates that the clients of syndicate members have "flipped" the common stock. Any of these activities may stabilize or maintain the market price of our common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     The underwriters, at our request, have reserved for sale at the initial public offering price up to 8% of the shares of common stock to be sold in this offering for sale to our employees, directors and other persons we designate. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not purchased will be offered by the underwriters on the same basis as the other shares offered by this prospectus.

                                 LEGAL MATTERS

     The validity of the common stock offered in this offering will be passed upon for us by Brobeck, Phleger & Harrison LLP, San Diego, California. As of the date of this prospectus, members of that firm own 43,431 shares of our common stock. Legal matters will be passed upon for the underwriters by Gray Cary Ware & Freidenrich LLP, San Diego, California.

                                    EXPERTS

     The financial statements included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-1 with the SEC for our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

     You can read our SEC filings, including the registration statement, over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Thirteenth Floor, New York, New York 10048. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

                                 SKYDESK, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................  F-2
Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................  F-3
Consolidated Statements of Operations for the years ended
  December 31, 1997, 1998 and 1999..........................  F-4
Consolidated Statements of Stockholders' Deficit for the
  years ended December 31, 1997, 1998 and 1999..............  F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1998 and 1999..........................  F-6
Notes to Consolidated Financial Statements..................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To SkyDesk, Inc.:

     We have audited the accompanying consolidated balance sheets of SKYDESK, INC. (a Delaware corporation) and subsidiary as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SkyDesk, Inc. and subsidiary as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles in the United States.

                                          ARTHUR ANDERSEN LLP
San Diego, California
March 10, 2000

                                 SKYDESK, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                            PRO FORMA
                                                                 AS OF DECEMBER 31,       STOCKHOLDERS'
                                                             --------------------------      EQUITY
                                                                1998           1999         (NOTE 2)
                                                                                           (UNAUDITED)
                          ASSETS
CURRENT ASSETS:
  Cash and cash equivalents................................  $ 2,106,661   $ 16,094,555   $
  Restricted cash..........................................           --        446,250
  Accounts receivable......................................        5,277        107,979
  Prepaid advertising costs................................           --        863,600
  Prepaid expenses and other current assets................           --        115,082
                                                             -----------   ------------
    Total current assets...................................    2,111,938     17,627,466
Property and equipment, net................................      495,103      3,656,232
Prepaid advertising costs, net.............................           --      1,759,249
Other assets, net..........................................      114,573        106,620
                                                             -----------   ------------
    Total assets...........................................  $ 2,721,614   $ 23,149,567
                                                             ===========   ============
      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable.........................................  $   392,550   $  4,807,118
  Accrued liabilities and other............................       40,425        482,037
  Line of credit...........................................           --        425,000
  Current portion of capital lease obligations.............           --        228,917
  Deferred revenue.........................................       35,957        442,053
                                                             -----------   ------------
    Total current liabilities..............................      468,932      6,385,125
                                                             -----------   ------------
LONG-TERM LIABILITIES:
  Capital lease obligations, net of current portion........           --        495,193
  Long-term obligation, net of current portion.............           --      1,727,199
                                                             -----------   ------------
    Total long-term liabilities............................           --      2,222,392
                                                             -----------   ------------
    Total liabilities......................................  $   469,932   $  8,607,517
                                                             -----------   ------------
COMMITMENTS AND CONTINGENCIES:
REDEEMABLE PREFERRED STOCK, NO PAR VALUE:
  Series B convertible, 7,000,000 shares authorized,
    6,215,383 shares issued and outstanding in 1998 and
    1999, liquidation preference of $4,040,000 at 1998 and
    1999...................................................    3,859,393      3,929,306             --
  Series C convertible, 3,000,000 shares authorized,
    2,820,725 shares issued and outstanding in 1998 and
    1999, liquidation preference of $2,707,896 at 1998 and
    1999...................................................    2,576,974      2,624,597             --
  Series D convertible, 5,600,000 shares authorized,
    4,303,086 shares issued and outstanding in 1998 and
    1999, liquidation preference of $5,206,734 at 1998 and
    1999...................................................    5,171,002      5,179,577             --
  Series E convertible, 13,500,000 shares authorized,
    12,497,104 shares issued and outstanding in 1999,
    liquidation preference of $21,869,932 at 1999..........           --     19,276,910             --
  Warrants to purchase preferred stock.....................           --      1,203,775             --
STOCKHOLDERS' EQUITY (DEFICIT):
  Series A convertible preferred stock, 700,000 shares
    authorized, 640,000 issued and outstanding in 1998 and
    1999, liquidation preference of $320,000...............      278,083        278,083             --
  Common stock, no par value, 21,000,000 and 39,000,000
    shares authorized, 3,303,552 and 3,404,384 shares
    issued and outstanding in 1998 and 1999, respectively,
    and 29,880,682, $.001 par value shares pro forma.......       86,604        101,729         29,881
  Additional paid-in capital...............................      800,899     14,129,835     46,693,931
  Deferred stock-based compensation........................     (644,119)   (10,654,210)   (10,654,210)
  Accumulated deficit......................................   (9,876,154)   (21,527,552)   (21,527,552)
                                                             -----------   ------------   ------------
    Total stockholders' equity (deficit)...................   (9,354,687)   (17,672,115)  $ 14,542,050
                                                             -----------   ------------   ============
    Total liabilities and stockholders' equity (deficit)...  $ 2,721,614   $ 23,149,567
                                                             ===========   ============

The accompanying notes should be read in conjunction with these consolidated balance sheets.

                                 SKYDESK, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                         YEARS ENDED DECEMBER 31,
                                                ------------------------------------------
                                                   1997           1998            1999
Net revenues..................................  $    63,082    $   333,439    $    566,804
OPERATING EXPENSES:
  Cost of services (excluding stock-based
     compensation expense of $2,728, $659, and
     $89,142, respectively)...................      647,013        641,191         878,756
  Selling and marketing (excluding stock-based
     compensation expense of $16,377, $27,520,
     and $571,809, respectively)..............    1,862,401      2,822,517       5,273,487
  Research and development (excluding
     stock-based compensation expense of
     $17,789, $42,912, and $404,076,
     respectively)............................      689,475      1,159,027       1,351,664
  General and administrative (excluding
     stock-based compensation expense of
     $6,197, $35,000, and $1,383,144,
     respectively)............................      502,815        928,375       1,560,811
  Amortization of deferred stock-based
     compensation.............................       43,091        106,091       2,448,171
                                                -----------    -----------    ------------
     Total operating expenses.................    3,744,795      5,657,201      11,512,889
                                                -----------    -----------    ------------
Loss from operations..........................   (3,681,713)    (5,323,762)    (10,946,085)
INTEREST INCOME (EXPENSE):
  Interest income.............................       59,945        156,198         351,899
  Interest expense............................           --        (40,749)       (587,613)
                                                -----------    -----------    ------------
     Interest income (expense), net...........       59,945        115,449        (235,714)
                                                -----------    -----------    ------------
Net loss......................................   (3,621,768)    (5,208,313)    (11,181,799)
                                                ===========    ===========    ============
Adjustment for accretion of redeemable
  convertible preferred stock.................           --       (135,278)       (469,599)
                                                -----------    -----------    ------------
Loss applicable to common stockholders........  $(3,621,768)   $(5,343,591)   $(11,651,398)
                                                ===========    ===========    ============
Basic and diluted loss per share..............  $     (1.11)   $     (1.63)   $      (3.50)
                                                ===========    ===========    ============
Weighted average common shares outstanding....    3,260,677      3,279,750       3,332,093
                                                ===========    ===========    ============

The accompanying notes should be read in conjunction with these consolidated financial statements.

                                 SKYDESK, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                  SERIES A
                                CONVERTIBLE
                              PREFERRED STOCK         COMMON STOCK       ADDITIONAL      DEFERRED
                             ------------------   --------------------     PAID-IN     STOCK-BASED    ACCUMULATED
                             SHARES     AMOUNT     SHARES      AMOUNT      CAPITAL     COMPENSATION     DEFICIT         TOTAL
BALANCE, DECEMBER 31,
  1996.....................  640,000   $278,083   3,260,094   $ 78,354   $   134,200   $  (126,602)   $   (910,795)  $   (546,760)
  Exercise of stock
    options................       --         --       7,000      1,050            --            --              --          1,050
  Deferred stock-based
    compensation related to
    options granted........       --         --          --         --       208,957      (208,957)             --             --
  Amortization of deferred
    stock-based
    compensation...........       --         --          --         --            --        43,091              --         43,091
  Net loss.................       --         --          --         --            --            --      (3,621,768)    (3,621,768)
                             -------   --------   ---------   --------   -----------   ------------   ------------   ------------
BALANCE, DECEMBER 31,
  1997.....................  640,000    278,083   3,267,094     79,404       343,157      (292,468)     (4,532,563)    (4,124,387)
  Exercise of stock
    options................       --         --      36,458      7,200            --            --              --          7,200
  Accretion of redeemable
    preferred stock........       --         --          --         --            --            --        (135,278)      (135,278)
  Deferred stock-based
    compensation related to
    options granted........       --         --          --         --       457,742      (457,742)             --             --
  Amortization of deferred
    stock-based
    compensation...........       --         --          --         --            --       106,091              --        106,091
  Net loss.................       --         --          --         --            --            --      (5,208,313)    (5,208,313)
                             -------   --------   ---------   --------   -----------   ------------   ------------   ------------
BALANCE, DECEMBER 31,
  1998.....................  640,000    278,083   3,303,552     86,604       800,899      (644,119)     (9,876,154)    (9,354,687)
  Exercise of stock
    options................       --         --     100,832     15,125            --            --              --         15,125
  Issuance of warrants to
    purchase common
    stock..................       --         --          --         --       869,937            --              --        869,937
  Accretion of redeemable
    preferred stock........       --         --          --         --            --            --        (469,599)      (469,599)
  Deferred stock-based
    compensation related to
    options granted........       --         --          --         --    12,458,262   (12,458,262)             --             --
  Amortization of deferred
    stock-based
    compensation...........       --         --          --         --            --     2,448,171              --      2,448,171
  Exercise of warrants.....       --         --          --         --           737            --              --            737
  Net loss.................       --         --          --         --            --            --     (11,181,799)   (11,181,799)
                             -------   --------   ---------   --------   -----------   ------------   ------------   ------------
BALANCE, DECEMBER 31,
  1999.....................  640,000   $278,083   3,404,384   $101,729   $14,129,835   $(10,654,210)  $(21,527,552)  $(17,672,115)
                             =======   ========   =========   ========   ===========   ============   ============   ============

The accompanying notes should be read in conjunction with these consolidated financial statements.

                                 SKYDESK, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       YEARS ENDED DECEMBER 31,
                                                              ------------------------------------------
                                                                 1997           1998            1999
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(3,621,768)   $(5,208,313)   $(11,181,799)
  Adjustments to reconcile net loss to cash used in
    operating activities:
    Depreciation and amortization...........................      126,608        209,863         399,979
    Non-cash interest and operating charges.................           --             --         514,060
    Amortization of deferred stock-based compensation.......       43,091        106,091       2,448,171
    Loss (gain) on sale of fixed assets.....................           --          2,044          (2,637)
    Changes in assets and liabilities:
      Accounts receivable...................................      (21,743)        16,466        (102,702)
      Prepaid expenses and other assets.....................      (30,923)       (37,593)       (816,661)
      Accounts payable......................................      123,517        159,902       1,664,568
      Accrued liabilities and other.........................        2,666         14,581         441,612
      Deferred revenue......................................        2,523         33,434         406,096
                                                              -----------    -----------    ------------
         Cash used in operating activities..................   (3,376,029)    (4,703,525)     (6,229,313)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................     (190,091)      (415,367)             --
  Proceeds from sale of property and equipment..............           --         22,998          14,000
                                                              -----------    -----------    ------------
    Cash (used in) provided by investing activities.........     (190,091)      (392,369)         14,000
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from preferred stock transactions................           --      6,495,445      19,330,441
  Proceeds from common stock transactions...................        1,050          7,200          15,862
  Issuance of convertible promissory notes..................    1,201,731             --       1,042,193
  Borrowings under line of credit...........................           --             --         425,000
  Payments on capital lease obligations.....................           --             --        (164,039)
  Increase in restricted cash...............................           --             --        (446,250)
                                                              -----------    -----------    ------------
    Cash provided by financing activities...................    1,202,781      6,502,645      20,203,207
                                                              -----------    -----------    ------------
    Increase (decrease) in cash and cash equivalents........   (2,363,339)     1,406,751      13,987,894
Cash and cash equivalents, beginning of period..............    3,063,249        699,910       2,106,661
                                                              -----------    -----------    ------------
Cash and cash equivalents, end of period....................  $   699,610    $ 2,106,661    $ 16,094,555
                                                              ===========    ===========    ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest....................................  $        29    $    40,749    $     50,233
                                                              ===========    ===========    ============
NON-CASH FINANCING ACTIVITIES RELATED TO PREPAID MARKETING:
  Non-refundable execution fee..............................  $        --    $        --    $    500,000
  Net present value of obligation...........................           --             --       2,090,799
                                                              -----------    -----------    ------------
    Non-cash financing activities related to prepaid
      marketing.............................................  $        --    $        --    $  2,590,799
                                                              ===========    ===========    ============
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
  Capital lease obligations entered into for equipment......  $        --    $        --    $    842,360
                                                              ===========    ===========    ============
  Equipment purchases included in accounts payable..........  $        --    $        --    $  2,750,000
                                                              ===========    ===========    ============
  Conversion of debt to preferred stock.....................  $        --    $ 1,201,731    $  1,042,193
                                                              ===========    ===========    ============
  Accretion of redeemable preferred stock...................  $        --    $   135,278    $    469,599
                                                              ===========    ===========    ============
  Value of warrants issued in connection with operating and
    financing activities....................................  $        --    $        --    $  1,953,272
                                                              ===========    ===========    ============

The accompanying notes should be read in conjunction with these consolidated financial statements.

                                 SKYDESK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. THE COMPANY

     ORGANIZATION AND NATURE OF BUSINESS

     SkyDesk, Inc. (the "Company") (formerly Fairbanks Systems Group dba @Backup, Inc.) was incorporated in California on July 21, 1995. The Company was organized to provide Internet-based data storage and document management solutions for small and medium-sized businesses and individual computer users. The Company's principal business activities consist of internet data storage and access and protection services.

     In 1998, the Company formed StraightUp! Software, Inc. (the "Subsidiary") which was incorporated in California in September 1998. The Company owns 80% of the Subsidiary. As part of this formation, the Company granted the Subsidiary an exclusive license to a company-developed web advertising tracking software program in exchange for 1,000,000 shares of the common stock of the Subsidiary. The Subsidiary is currently seeking venture capital financing to support its sales, marketing and product development activities. Since its formation, the Company loaned the Subsidiary $425,000 pursuant to convertible demand promissory notes which bore interest at 8% per annum. During 1999, the Subsidiary repaid the $425,000 convertible demand promissory notes upon receiving a line-of-credit from a bank (see Note 4).

     On March 1, 2000, the Company reincorporated under the laws of the State of Delaware and established a par value of its common stock from no par value to $.001 par value. The Company was incorporated under the laws of the State of California in 1995 under the name Fairbanks Systems Group dba @Backup, Inc. Upon reincorporation, the Company operates under the name SkyDesk, Inc.

     RISKS AND UNCERTAINTIES

     The Company is subject to a number of risks and uncertainties associated with companies at a similar stage of maturity, has only a limited operating history and the revenue and income potential of the Company's business and market are unproven. Further, the market for internet-based data storage and protection services is relatively new and rapidly evolving technologically and competitively.

     The Company has experienced net losses in each year since its inception, and, as of December 31, 1999, has had an accumulated deficit of $21,527,552. The Company incurred losses of $3,621,768, $5,208,313 and $11,181,799 in 1997, 1998
and 1999, respectively. The Company expects to continue to incur losses for the foreseeable future. The Company expects their operating expenses to increase substantially, as it, among other things, expands its selling and marketing activities, increases its research and development efforts to upgrade its existing services and develops new services and technologies, builds additional data centers, upgrades its operational and financial systems, procedures and controls, and hires and trains additional personnel.

     The Company will need to significantly increase its revenues to achieve and maintain profitability. The Company has recently focused on establishing relationships with various marketing partners and anticipates it will derive the substantial majority of future revenues from fees generated as a result of customers acquired through these arrangements. Management believes that the existing cash and cash equivalents will be sufficient to meet the anticipated cash needs through the next twelve months.

                                 SKYDESK, INC.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and the Subsidiary, and are collectively referred to as the "Company". All significant intercompany accounts and transactions have been eliminated in consolidation.

     USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets, liabilities, revenues, expenses and disclosures of contingent assets and liabilities. Actual results could differ from these estimates.

     UNAUDITED PRO FORMA CONSOLIDATED STOCKHOLDERS' EQUITY PRESENTATION

     The unaudited pro forma consolidated stockholders' equity is presented to show the effects on the December 31, 1999 consolidated balance sheet of the conversion of all outstanding shares of preferred stock into 26,476,298 shares of common stock, the conversion of common stock from no par value to $0.001 par value and the conversion of the warrants to purchase 403,099 shares of preferred stock into warrants to purchase 403,099 shares of common stock, all of which will occur upon closing of the Company's proposed initial public offering, as if the conversion took place on December 31, 1999.

     CASH AND CASH EQUIVALENTS

     Cash equivalents consist of highly liquid investments with original maturities of three months or less. Cash equivalents consist of money market and mutual funds and are carried at market, which approximates cost.

     RESTRICTED CASH

     Restricted cash supports letters of credit issued by the Company to a bank on behalf of the Subsidiary in connection with a $425,000 line of credit to a bank (see Note 4).

     ADVERTISING EXPENSES

     Internet advertising expenses are recognized based on specifics of the individual agreements. Under impression-based agreements, advertising expense is recognized using the ratio of the number of impressions delivered over the total number of contracted impressions. For agreements based on a period of time the Company recognizes advertising expense on the straight-line basis over the term of the contract (see Note 3).

     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the assets. The estimated useful lives for computer equipment and furniture and property and equipment under

                                 SKYDESK, INC.

capital leases is three years, and for leasehold improvements is the shorter of the estimated useful life of the leaseholds or the life of the lease.

     Property and equipment consist of the following:

                                                           DECEMBER 31,
                                                      -----------------------
                                                        1998          1999
Computer equipment and furniture....................  $ 791,094    $3,420,273
Leasehold improvements..............................     38,790        56,082
Property and equipment under capital lease..........         --       842,360
                                                      ---------    ----------
                                                        829,884     4,318,715
Accumulated depreciation and amortization...........   (334,781)     (662,483)
                                                      ---------    ----------
Property and equipment, net.........................  $ 495,103    $3,656,232
                                                      =========    ==========

     Maintenance and repair expenses are charged to operations as incurred. When assets are sold or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations.

     CAPITALIZED COMPUTER SOFTWARE

     In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," software development costs are capitalized from the time the product's technological feasibility has been established until the product is released for sale to the general public. As of December 31, 1999, no software development costs were capitalized as the costs incurred between achieving technological feasibility and product release were minimal. Research and development costs, including the design of product enhancements, are expensed as incurred.

     STOCK-BASED COMPENSATION

     The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Accordingly, the Company accounts for its stock-based compensation plans in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," under which compensation cost is measured by the excess, if any, of the fair market value of the Company's common stock at the date of grant over the exercise price of the option. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and related interpretations.

     PATENT COSTS

     The Company capitalizes certain legal fees related to the development of patents and amortizes these costs over the estimated useful lives of 5 years. Patents are stated at $19,412 and $32,050, net of accumulated amortization, as of December 31, 1998 and 1999, respectively, and are included in other assets in the accompanying December 31, 1998 and 1999 consolidated balance sheets.

                                 SKYDESK, INC.

     LONG-LIVED ASSETS

     The Company periodically evaluates the recoverability of its long-lived assets based on expected undiscounted cash flows and recognizes impairments, if any.

     INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Under SFAS No. 109, deferred income tax assets and liabilities reflect the future tax consequences of the temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using current enacted tax rates and laws. A valuation allowance is provided against deferred income tax assets when realization is uncertain.

     REVENUE RECOGNITION

     The Company generates revenues from the sale of subscriptions to use its backup services. Revenues are recognized on a straight-line basis over the term of the subscription agreement, generally 12 months. Accordingly, subscriptions received in advance of performing services are deferred and recognized over the subscription term. Revenues are shown net of customer refunds on the consolidated statements of operations.

     CONCENTRATION OF REVENUE SOURCE

     Substantially all of the Company's revenues are generated from backup service subscriptions. Any decline in market acceptance of the Company's backup service may impair the Company's ability to operate effectively. Also, accounts receivable are typically unsecured. The Company believes the accounts receivable as of December 31, 1999 to be fully collectible.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash and cash equivalents, restricted cash, accounts receivable, other current assets and accounts payable and accrued and other current liabilities approximate fair value because of the short-term nature of those instruments. Based on borrowing rates currently available to the Company for credit arrangements with similar terms, the carrying amounts of balances under notes payable and capital lease obligations approximate fair value. The prepaid marketing costs and related obligation are discounted using a 12% implicit interest rate, which approximates the Company's market rate (see
Note 3, Sponsor and Promotion Agreement).

     COMPUTATION OF NET LOSS PER SHARE

     The Company has adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 requires companies to compute basic and diluted per share data for all periods for which a statement of operations is presented. Basic loss per share is computed by dividing the net loss applicable to common stockholders by the weighted average number of common shares that were outstanding during the period. Diluted earnings per share is computed by giving effect to all potentially dilutive securities that were outstanding for the periods presented. Potentially dilutive securities, consisting of options, warrants,

                                 SKYDESK, INC.

convertible preferred stock and redeemable convertible preferred stock, were not considered in the calculation of diluted loss per share, as their impact would be antidilutive.

     PRO FORMA NET LOSS PER SHARE (UNAUDITED)

     Pro forma net loss per share for the year ended December 31, 1999 of $(0.45) is computed by dividing the net loss by the weighted average common shares outstanding after giving effect to the conversion of the Series A, B, C and D preferred stock as though the conversion had occurred on January 1, 1999, and the Series E preferred stock from the respective dates of issuance of the related shares in 1999. The weighted average common shares outstanding used in the pro forma calculation were 25,191,405 shares.

     COMPREHENSIVE INCOME

     The Company adopted the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. Net loss and other comprehensive loss, including foreign currency translation adjustments, and unrealized gains and losses on investments shall be reported, net of their current tax effect, to arrive at comprehensive income. To date, there have been no differences between the Company's net loss and its total comprehensive loss for the three years in the period ended December 31, 1999.

     SEGMENT INFORMATION

     The Company adopted the provisions of Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 requires public companies to report financial and descriptive information about their reportable operating segments. The Company identifies its operating segments based on how management internally evaluates separate financial information, business activities and management responsibility. The Company believes it operates in a single business segment and adoption of this standard did not have a material impact on the Company's financial statements. Through December 31, 1999, there have been no foreign operations.

     RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. The Company does not believe the adoption of SFAS No. 133 will have a material effect on the Company's consolidated results of operations or financial condition.

     In December 1998, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, "Revenue Recognition" ("SAB 101"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue

                                 SKYDESK, INC.

recognition policies. Management believes that their revenue recognition policies comply with the applicable provisions of SAB 101.

     RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform to the current year presentation.

 3. COMMITMENTS AND CONTINGENCIES

     LITIGATION

     The Company is subject to various claims as a result of its ongoing business activities. Management believes that the outcome of any such claims will not have a material adverse effect on its financial position or results of operations.

     SOFTWARE VENDOR AGREEMENT

     In February 1996, the Company entered into an agreement with the San Diego Supercomputer Center, Inc. ("SDSC"), whereby the Company can use SDSC's infrastructure and user base to test, validate and improve its backup service. The Company has commitments to pay approximately $60,000 semi-annually to SDSC for use of the infrastructure and user base. The agreement terminates on October 31, 2000. The agreement does not convey any product or licensing rights to SDSC.

     SPONSOR AND PROMOTION AGREEMENT

     In December 1999, the Company entered into a three-year sponsorship and promotion agreement with a third-party. Under the agreement, the Company will be provided with a specific number of advertising impressions across several of the provider's brands featuring it as the exclusive provider of internet backup services.

     The Company has committed to pay $3,000,000 over the three-year term of the agreement. Of the $3,000,000 total commitment, $500,000 became due upon the execution of the agreement and the remaining $2,500,000 will be paid in equal monthly installments over the three-year term. A liability in the amount of $2,590,799, of which $500,000 and $363,600 are included in accounts payable and accrued liabilities and other, respectively, related to the Company's obligation is included in the accompanying December 31, 1999 consolidated balance sheet. The liability will be reduced upon payment under the obligation. A corresponding asset in the amount of $2,590,799 is included under prepaid advertising costs, net in the accompanying December 31, 1999 consolidated balance sheet. The Company is amortizing the asset to selling and marketing expense over the three-year term of the contract which also approximates the ratio of the number of impressions.

     The value of the sponsor and promotion agreement has been discounted using a 12% implicit interest rate. No amounts have been charged to the accompanying December 31, 1999 consolidated statement of operations, as the agreement was entered into by the Company in December 1999.

                                 SKYDESK, INC.

     EQUIPMENT LEASE LINE OF CREDIT

     On January 28, 1999, the Company entered into an equipment lease line of credit ("lease line"), which provided for borrowings of up to $1,000,000. The lease line bore interest at 8.5% per annum and expired on October 15, 1999. In connection therewith, the lender was granted warrants to purchase 24,794 shares of Series D convertible redeemable preferred stock for $1.21 per share as an inducement for the lease line. On October 12, 1999, the Company and the lender extended the lease line through September 15, 2000. In addition, the amended agreement increased the maximum borrowing amount under the lease line to $3,000,000. In connection therewith, the lender was granted additional warrants to purchase 34,285 shares of Series E convertible redeemable preferred stock for $1.75 per share. The lease line is collateralized by the assets under the lease line. The Company has recorded the fair value of these warrants, $120,440, as deferred financing costs.

     LEASES

     The Company has both operating and capital lease commitments for facilities and certain equipment which expire through December 2002. The future lease commitments as of December 31, 1999 are summarized as follows:

                                                        OPERATING     CAPITAL
               YEAR ENDED DECEMBER 31,                   LEASES       LEASES
2000..................................................  $285,959     $ 316,795
2001..................................................        --       316,795
2002..................................................        --       240,585
2003..................................................        --            --
2004..................................................        --            --
Thereafter............................................        --            --
                                                        --------     ---------
Total minimum lease payments..........................  $285,959       874,175
                                                        ========
Less amount representing interest.....................                (150,065)
                                                                     ---------
Present value of remaining minimum capital lease
  payments............................................                 724,110
Less amount due in one year...........................                (228,917)
                                                                     ---------
Long-term portion of obligations under capital
  leases..............................................               $ 495,193
                                                                     =========

     The Company incurred rent expense of approximately $52,000, $92,000 and $114,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

 4. LINE OF CREDIT AND CONVERTIBLE PROMISSORY NOTES

     LINE OF CREDIT

     In 1999, the Subsidiary received a $425,000 line of credit from a bank. The line of credit bears interest at 8% per annum and is collateralized by a certificate of deposit from the Company. The line of credit was extended on April 7, 1999 to an expiration date of December 31, 1999, and is pending renewal. The line of credit has borrowings of $425,000 outstanding as of December 31, 1999.

                                 SKYDESK, INC.

     CONVERTIBLE PROMISSORY NOTES PAYABLE

     JUNE 1999

     In June 1999, the Company entered into Convertible Promissory Note and Warrant Agreements. The Convertible Promissory Notes totaled $1,042,193, 1,042,193 warrant shares and bore interest at 8% per annum. The Convertible Promissory Notes plus accrued interest were scheduled to mature on June 30, 2000. The Convertible Promissory Notes included an automatic conversion feature and were converted to Series E convertible redeemable preferred stock. The warrants are to purchase shares of the Company's common stock, have an exercise price of $.15 per share and may be exercised in no event later than the earlier of (a) the close of business on June 30, 2004, (b) change in ownership or (c) initial public offering of the Company's common stock (see Note 9).

     OCTOBER 1997

     In October 1997, the Company issued approximately $1,300,000 in convertible promissory notes to various investors. The promissory notes bore interest at 8% per annum and contained 507,319 warrants. The promissory notes contained an automatic conversion and were converted into Series D convertible redeemable preferred stock as a result of the financing in March 1998. The warrants are to purchase shares of the Company's Series D convertible redeemable preferred stock at an exercise price of $.65 per share and may be exercised in no event later than the earlier of (a) the close of business on October 15, 2002, (b) change in ownership or (c) initial public offering of the Company's common stock. At the agreement date, the fair value of the warrants was equal to the exercise price. Therefore, no value was assigned to these warrants.

 5. INCOME TAXES

     The net deferred tax assets as of December 31, 1998 and 1999 result from the following temporary differences:

                                                           DECEMBER 31,
                                                    --------------------------
                                                       1998           1999
Net operating loss carryforwards..................  $ 3,410,000    $ 6,960,000
Deferred stock-based compensation.................           --        893,249
Subscription revenue..............................      294,444        132,782
Compensation and other accruals...................       12,443         16,515
Depreciation and amortization.....................       (8,361)       (11,948)
                                                    -----------    -----------
          Total...................................    3,708,526      7,990,598
          Less valuation allowance................   (3,708,526)    (7,990,598)
                                                    -----------    -----------
Total.............................................  $        --    $        --
                                                    ===========    ===========

     As of December 31, 1999, the Company had net operating loss carryforwards of approximately $17,400,000 and $12,200,000 for federal and California reporting purposes, respectively. The federal loss carryforwards will begin expiring in 2010, unless previously utilized, while the California losses will begin expiring in 2002.

     The Tax Reform Act of 1986 limits a company's ability to utilize certain net operating loss carryforwards in the event of cumulative change in ownership in excess of 50%, as defined under Internal Revenue Code Section 382. The Company has completed numerous financings that have

                                 SKYDESK, INC.

resulted in a change of ownership in excess of 50%. The utilization of net operating loss and tax credit carryforwards will be limited due to these ownership changes.

     Due to the uncertainty regarding realization of the deferred tax asset, management has provided a full valuation allowance against the net deferred tax asset.

 6. RELATED PARTY TRANSACTIONS

     During 1996, the Company entered into a marketing agreement with Travel Related Services ("TRS") whereby the Company is obligated to remit 50% of revenues collected from customers signed up through the TRS marketing program. The marketing agreement does not convey any product or licensing rights to TRS. No amounts were payable during the years 1997 and 1998, and $130,500 was paid to date pursuant to the TRS marketing program. Under the marketing agreement, TRS had the option to purchase 2,820,725 shares of Series C convertible redeemable preferred stock for $0.96 per share. During 1998, TRS exercised their option to purchase 2,820,725 shares of Series C convertible redeemable preferred stock.

     On March 12, 1998, Cendant Corporation ("Cendant") purchased 1,652,893 shares of Series D convertible redeemable preferred stock for total consideration of $2,000,000. On March 13, 1998, the Company licensed a copy of its Web Management Software ("Software") to Cendant for $1,000,000. Concurrently, the Company entered into a 3-year agreement with Cendant whereby the Company paid $1,000,000 in exchange for exclusive rights to provide backup services to Cendant's franchises, subsidiaries or members. This transaction has been recorded at historical cost. Accordingly, the $1,000,000 of proceeds received from the license of the software has reduced the basis of the exclusive licenses. The Company is obligated to pay Cendant commissions on the gross amount of all charges for services due or payable to the Company from Cendant's franchises, subsidiaries or members, in the amount of 12% of gross charges plus unit commissions pursuant to the agreement. The Company did not incur any commission expense related to this agreement in 1998 or 1999.

     On July 30, 1999, Advanced Digital Information Corporation ("ADIC") purchased 4,000,000 shares of Series E convertible redeemable preferred stock for total consideration of $7,000,000. In a separate transaction during 1999, the Company purchased approximately $150,000 of computer equipment from ADIC. As of December 31, 1999, the Company had no further obligation to purchase additional equipment from ADIC. Beginning in September 1999, the Company and ADIC began a joint marketing commitment, subject to cancellation, for which the Company paid ADIC $224,000 in 1999.

     On September 21, 1999, EMC Corporation ("EMC") purchased 1,714,286 shares of Series E convertible redeemable preferred stock for total consideration of $3,000,000. In December 1999, the Company purchased approximately $2,750,000 of computer equipment from EMC. This amount is included in accounts payable at December 31, 1999. As of December 31, 1999, the Company had no further obligation to purchase additional equipment from EMC.

 7. PREFERRED STOCK

     As of December 31, 1999, the Board of Directors and stockholders had voted to authorize 29,800,000 shares of preferred stock, no par value. The Board of Directors has the right to establish any right and preferences of any series of preferred stock it so authorizes. Of the preferred stock authorized, 700,000 shares were classified as Series A convertible, 7,000,000 shares were classified as

                                 SKYDESK, INC.

Series B convertible redeemable, 3,000,000 shares were classified as Series C convertible redeemable, 5,600,000 shares were classified as Series D convertible redeemable, and 13,500,000 shares were classified as Series E convertible redeemable.

     SERIES A

     Holders of Series A convertible preferred stock are eligible for non-cumulative dividends of $0.03 per share, payable when, and if, declared by the Board of Directors. The Series A convertible preferred stock has a liquidation preference, which is secondary to the Series B, Series C, Series D and Series E liquidation preference, of $0.50 per share plus declared and unpaid dividends. The Series A convertible preferred stock is convertible at the holder's option into shares of the Company's common stock without consideration or for a consideration per share less than the conversion price for such series in effect immediately prior to the issuance of such additional stock, as defined. Holders of the Series A convertible preferred stock are entitled to one vote for each share of the Company's common stock into which such Series A convertible preferred stock could then be converted exclusive of dividends.

 8. REDEEMABLE PREFERRED STOCK

     SERIES B

     Holders of Series B convertible redeemable preferred stock are eligible for non-cumulative dividends of $0.05 per share, payable when, and if, declared by the Board of Directors. The Series B convertible redeemable preferred stock has a liquidation preference of $0.65 per share plus declared and unpaid dividends, on a pro rata basis with the Series C, Series D and Series E preferred stock. The Series B convertible redeemable preferred stock is convertible at the holder's option into shares of the Company's common stock without consideration or for a consideration per share less than the conversion price for such series in effect immediately prior to the issuance of such additional stock, as defined.

     The Series B convertible redeemable preferred stock is redeemable at the original issue price plus declared and unpaid dividends on or at any time after March 6, 2003 upon the receipt by the Company of the written request of the holders of not less than sixty-six and two-thirds percent of the then outstanding Series B, Series C, Series D and Series E preferred stock, voting together as a single class. Holders of the Series B convertible redeemable preferred stock are entitled to one vote for each share of the Company's common stock into which such Series B convertible redeemable preferred stock could then be converted exclusive of dividends.

     SERIES C

     Holders of the Series C convertible redeemable preferred stock are eligible for non-cumulative dividends of $0.05 per share, payable when, and if, declared by the Board of Directors. The Series C convertible redeemable preferred stock has a liquidation preference of $0.96 per share plus declared and unpaid dividends, on a pro rata basis with the Series B, Series D and Series E preferred stock. The Series C convertible redeemable preferred stock is convertible into one share of common stock, subject to change based on certain events. In addition, the Series C convertible redeemable preferred stock is redeemable at the holder's option at the original issue price plus declared and unpaid dividends on or at any time after March 6, 2003 upon the receipt by the Company of the written

                                 SKYDESK, INC.

request of the holders of not less than sixty-six and two-thirds percent of the then outstanding Series B, Series C, Series D and Series E convertible redeemable preferred stock. Holders of Series C convertible redeemable preferred stock are entitled to one vote for each share of the Company's common stock into which such Series C convertible redeemable preferred stock could then be converted exclusive of dividends.

     SERIES D

     Holders of Series D convertible redeemable preferred stock are eligible for non-cumulative dividends of $0.06 per share, payable when, and if, declared by the Board of Directors. The Series D convertible redeemable preferred stock has a liquidation preference of $1.21 per share plus declared and unpaid dividends, on a pro rata basis with the Series B, Series C and Series D preferred stock. The Series D convertible redeemable preferred stock is convertible at the holder's option into shares of the Company's common stock without consideration or for a consideration per share less than the conversion price for such series in effect immediately prior to the issuance of such additional stock. The Series D convertible redeemable preferred stock is redeemable at the holder's option at the original issue price plus declared and unpaid dividends on or at any time after March 6, 2003 upon the receipt by the Company of the written request of the holders of not less than sixty-six and two-thirds percent of the then outstanding Series B, Series C, Series D and Series E preferred stock. Holders of Series D convertible redeemable preferred stock are entitled to one vote for each share of the Company's common stock into which such Series D convertible redeemable preferred stock could then be converted exclusive of dividends.

     SERIES E

     Holders of Series E convertible redeemable preferred stock are eligible for non-cumulative dividends of $0.105 per share, payable when, and if, declared by the Board of Directors. The Series E convertible redeemable preferred stock has a liquidation preference of $1.75 per share plus declared and unpaid dividends, on a pro rata basis with the Series B, Series C, and Series D preferred stock. The Series E convertible redeemable preferred stock is convertible at the holder's option into shares of the Company's common stock without consideration or for a consideration per share less than the conversion price for such series in effect immediately prior to the issuance of such additional stock. The Series E convertible redeemable preferred stock is redeemable at the holder's option at the original issue price plus declared and unpaid dividends on or at any time after June 1, 2004 upon the receipt by the Company of the written request of the holders of not less than sixty-six and two-thirds percent of the then outstanding Series B, Series C, Series D, and Series E preferred stock. Holders of Series E convertible redeemable preferred stock are entitled to one vote for each share of the Company's common stock into which such Series E convertible redeemable preferred stock could then be converted exclusive of dividends.

     No dividends have been declared on any of the preferred stock by the Board of Directors since inception of the Company, as no resources have been legally available for dividend distribution.

     During 1998, the Company issued 2,820,725 shares of Series C convertible redeemable preferred stock for cash of $2,700,000, the carrying values of which are net of issuance costs of $166,681, and issued 4,303,086 shares of Series D convertible redeemable preferred stock for $5,206,734 cash, the carrying values of which are net of issuance costs of $42,877.

                                 SKYDESK, INC.

     During 1999, the Company issued 12,497,104 shares of Series E convertible redeemable preferred stock for cash of $21,869,932, the carrying value of which is net of issuance costs of $1,497,298.

     In order to state all series of convertible redeemable preferred stock at redemption value, through December 31, 1999, the Company has accreted to preferred stock approximately $605,000 in the aggregate.

     The Company has reserved 29,800,000 common shares for conversion of the preferred shares to common stock.

 9. STOCK OPTION PLANS

     The Company has granted options to its employees and consultants pursuant to its 1998 Stock Option/Stock Issuance Plan ("the Plan"). The Company adopted the 1998 Stock Option/Stock Issuance Plan in October 1998.

     Under the Plan, the Board of Directors may grant incentive stock options and nonstatutory options to employees, directors, consultants or advisors of the Company. Options issued under the Plan generally vest over four years. No options granted under the Plan have a term in excess of ten years from the date of grant. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the common stock on the date of grant as determined by the Board of Directors. The exercise price of a nonstatutory option may not be less than 85% of the fair market value of the common stock on the date of grant as determined by the Board of Directors. As of December 31, 1999, 3,811,321 common shares have been reserved for issuance under the Plan. As of December 31, 1999, 156,990 options are available for issuance under the Plan.

     The following table summarizes stock option plan activity for the years ended December 31, 1997, 1998 and 1999:

                                                1997                   1998                   1999
                                        --------------------   --------------------   --------------------
                                                    WEIGHTED               WEIGHTED               WEIGHTED
                                                    AVERAGE                AVERAGE                AVERAGE
                                         NUMBER     EXERCISE    NUMBER     EXERCISE    NUMBER     EXERCISE
                                        OF SHARES    PRICE     OF SHARES    PRICE     OF SHARES    PRICE
Outstanding, beginning of year........   191,000     $0.15       629,000    $0.15     1,092,500    $0.15
  Granted.............................   468,000      0.15       759,000     0.15     2,916,831     0.21
  Exercised...........................    (7,000)     0.15       (36,458)    0.15      (100,832)    0.15
  Terminated..........................   (23,000)     0.15      (259,042)    0.15      (254,168)    0.15
                                         -------               ---------              ---------
Outstanding, end of year..............   629,000      0.15     1,092,500     0.15     3,654,331     0.20
                                         =======               =========              =========
Exercisable, end of period............    46,250      0.15       187,000     0.15       731,381     0.15
Weighted average fair value of options
  granted.............................        --     $0.59            --    $1.01            --    $4.57

     During the period ended December 31, 1999, the Company granted options at exercise prices ranging from $0.15 to $0.25. The outstanding options expire at various dates through 2009.

                                 SKYDESK, INC.

     In connection with certain stock option grants made since 1996, the Company has recognized deferred stock-based compensation, which is being amortized on a straight-line basis over the vesting periods of the related options, generally four years. The fair value per share used to calculate deferred stock-based compensation was derived by reference to the convertible preferred stock values, reduced by an appropriate discount factor, and, in 1999, the expected price range of the Company's proposed initial public offering. Future stock-based compensation charges are subject to reduction for any employee who terminates employment prior to expiration of such employees' option vesting period.

     The following table summarizes deferred stock-based compensation and amortization of deferred stock-based compensation for each of the three years in the period ended December 31, 1999:

                                                              DECEMBER 31,
                                                   -----------------------------------
                                                     1997        1998         1999
Deferred stock-based compensation................  $208,957    $457,742    $12,458,262
Amortization of deferred stock-based
  compensation...................................  $ 43,091    $106,091    $ 2,448,171(1)

------------------------------
(1) Includes approximately $1,690,000 which was expensed in 1999 as a result of the immediate vesting of certain options.

     As required by SFAS No. 123, the Company has determined the pro forma information as if the Company had accounted for stock options under the minimum value method of SFAS No. 123. The following weighted average assumptions were used: risk-free interest rate of 5.4%; dividend yield of zero; expected market price volatility factor of zero; and a weighted average expected life of the options of four years. Had compensation cost for stock options granted during the years ended December 31, 1997, 1998 and 1999 been determined consistent with SFAS No. 123, the Company's net loss and related per share amounts on a pro forma basis would be as follows:

                                                            DECEMBER 31,
                         -----------------------------------------------------------------------------------
                                   1997                        1998                         1999
                         -------------------------   -------------------------   ---------------------------
                         AS REPORTED    PRO FORMA    AS REPORTED    PRO FORMA    AS REPORTED     PRO FORMA
Loss applicable to
  common stockholders..  $(3,621,768)  $(3,672,123)  $(5,343,591)  $(5,487,975)  $(11,651,398)  $(13,697,526)
Basic and diluted net
  loss per share.......  $     (1.11)  $     (1.13)  $     (1.63)  $     (1.67)  $      (3.50)  $      (4.11)

     Because additional stock options are expected to be granted each year, the above pro forma disclosures are not representative of pro forma disclosures of future years.

     WARRANTS TO PURCHASE COMMON AND PREFERRED STOCK

     Since inception, the Company has issued warrants to various investors and lenders as approved by the Board of Directors.

                                 SKYDESK, INC.

     A summary of warrant activity is as follows:

                                                                DECEMBER 31,
                                     -------------------------------------------------------------------
                                             1997                   1998                    1999
                                     --------------------   ---------------------   --------------------
                                                 WEIGHTED                WEIGHTED               WEIGHTED
                                                 AVERAGE                 AVERAGE                AVERAGE
                                      NUMBER     EXERCISE     NUMBER     EXERCISE    NUMBER     EXERCISE
                                     OF SHARES    PRICE     OF SHARES     PRICE     OF SHARES    PRICE
Outstanding, beginning of year.....  2,960,725    $0.92      3,468,044    $0.88       647,319    $ 0.54
  Granted..........................    507,319     0.65             --       --     1,645,086      0.57
  Exercised........................         --       --     (2,820,725)    0.96            --        --
                                     ---------              ----------              ---------
Outstanding, end of year...........  3,468,044    $0.88        647,319    $0.54     2,292,405    $ 0.56
                                     =========              ==========              =========
Exercisable, end of period.........  3,468,044    $0.88        647,319    $0.54     2,139,280    $ 0.58
                                     =========              ==========              =========
Weighted average fair value of
  warrants granted.................               $0.59                   $  --                  $ 3.02

     During 1999, the Company leased computer equipment with a leasing company. In connection with the lease transactions, the Company granted the leasing company 24,794 warrants to purchase its Series D convertible redeemable preferred stock for $1.21 per share and 34,285 warrants to purchase its Series E convertible redeemable preferred stock for $1.75 per share. The value of these warrants, $120,440, has been recorded as a deferred financing cost and is being amortized to interest expense over the life of the related leases. The Company amortized $40,147 of deferred financing costs during the year ended December 31, 1999.

     At December 31, 1996, 140,000 warrants were outstanding to purchase common shares and 2,820,725 warrants were outstanding to purchase Series C convertible redeemable preferred stock. During 1997, 507,319 warrants were granted to purchase Series B convertible redeemable preferred stock. During 1998, a related party exercised their option to purchase 2,820,725 of Series C convertible redeemable preferred stock (see Note 6). During 1999, 1,217,193 warrants were issued to purchase common stock, 24,794 warrants were issued to purchase Series D convertible redeemable preferred stock and 403,099 warrants were issued to purchase Series E convertible redeemable preferred stock. In addition, the Company committed to issue up to 1,050,000 contingent warrants to one of its marketing partners in July 1999. The number of warrants which could be issued is contingent upon the Company achieving certain new subscriber and new subscription revenue thresholds. The maximum amount of contingent warrants is 350,000 and 700,000 for the new subscriber and new subscription revenue thresholds, respectively. As of December 31, 1999 the Company had not achieved either of the thresholds.

     The Company calculates warrant values using the Black Scholes Model. The values of the warrants issued as part of the lease line of credit (see Note 6) were recorded as deferred financing costs, and are being amortized over the term of the lease line. The values of the warrants issued in connection with the issuance of the Series E convertible redeemable preferred stock, $1,083,335, represent offering costs which reduce net proceeds of the Series E preferred offering. The value of these warrants is being accreted over the period to the earliest redemption date. The value of 1,042,193 warrants issued in connection with the June 30, 1999 bridge financing (see Note 4), $729,535, was originally recorded as additional paid-in capital, and a corresponding debt discount was recorded that was being recognized as additional interest expense over the term of the related debt. Upon conversion of the bridge note to Series E preferred convertible redeemable stock, the

                                 SKYDESK, INC.

outstanding balance was used to reduce the net proceeds of the Series E preferred offering. The value of these warrants is being accreted over the period of the earliest redemption date.

     On July 1, 1999, in connection with entering a marketing agreement with a marketing partner, the company issued 175,000 warrants to purchase common stock with an exercise price of $.25 per share. In accordance with Emerging Issue's Task Force Issue 96-18, "Accounting for Equity Instruments that are issued to Other Than Employees for Acquiring, or in conjunction with Selling Goods or Services" the Company recognizes the fair value of these warrants as marketing expense over the four year vesting period. As of December 31, 1999 the Company has recognized 140,402 as expense related to the grant of this warrant. In March 2000 this warrant was amended to provide for immediate vesting. As a result, the fair value of the unvested warrants of $1,224,145 will be recognized as an expense in March 2000.

10. SUBSEQUENT EVENTS

     REINCORPORATION

     In February 2000, the Company's Board of Directors adopted and its stockholders approved a plan to reincorporate the Company under the laws of the State of Delaware. Upon reincorporation, the Company operates under the name SkyDesk, Inc.

     LETTER OF CREDIT

     In February 2000, the Company obtained a letter of credit from a bank in the amount of $115,000 which is secured by a certificate of deposit. The letter of credit automatically renews each year on April 30 with a final expiration date of April 30, 2010. The Company pays a 2% fee per annum for the letter of credit.

     FACILITY LEASE

     The Company entered into a new facility lease agreement on February 29, 2000 with a commencement date of May 2000. The lease agreement requires escalating lease payments over the seven year lease term ranging from approximately $68,000 to $110,000 per month. In accordance with the lease agreement terms, the Company is to deliver an irrevocable letter of credit and security deposit to the landlord in the amount of approximately $780,000 and $87,000, respectively. The total lease obligation over the lease term is approximately $9,017,000.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
            , 2000

                                 [SKYDESK LOGO]
                   THE B2B INTERNET STORAGE SERVICES PROVIDER

                             Shares of Common Stock

                          ---------------------------

                                   PROSPECTUS
                          ---------------------------

                          DONALDSON, LUFKIN & JENRETTE
                              SALOMON SMITH BARNEY
                            BEAR, STEARNS & CO. INC.
                                 DLJDIRECT INC.
--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell those securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of SkyDesk have not changed since the date hereof.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Until                      , 2000 (25 days after the date of this prospectus),
all dealers that effect transactions in these shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts, payable by the Registrant in connection with the offer and sale of the common stock being registered. All amounts are estimates except the registration fee, the NASD filing fee and the Nasdaq National Market entry fee.

SEC Registration Fee........................................  $19,800
NASD filing fee.............................................    8,000
Blue Sky fees and expenses (including legal fees)...........    5,000
Nasdaq National Market entry fee............................   95,000
*Accounting fees and expenses...............................
*Director and officer insurance.............................
*Other legal fees and expenses..............................
*Transfer agent and registrar fee...........................
*Printing and engraving.....................................
*Miscellaneous..............................................
                                                              -------
  *Total....................................................  $
                                                              =======

------------------------------
* to be completed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the Delaware General Corporation Law, the Registrant's Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (iv) for any transaction from which the director derived an improper personal benefit. As permitted by the Delaware General Corporation Law, the Bylaws of the Registrant provide that (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (ii) the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law, (iii) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions and (iv) the rights conferred in the Bylaws are not exclusive. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification. Reference is also made to Section 7 of the Underwriting Agreement, which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities. In addition, certain of the intercompany agreements provide for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provisions in the Registrant's Restated Certificate of Incorporation and in its Bylaws may be sufficiently broad to permit indemnification of the Registrant's directors and executive officers for liabilities arising under the Securities Act. The Registrant, with approval by the Registrant's Board of Directors, expects to obtain directors' and officers' liability insurance. Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

                                                              EXHIBIT
                          DOCUMENT                            NUMBER
Form of Underwriting Agreement..............................    1.1
Form of Amended and Restated Certificate of Incorporation of
  Registrant................................................    3.2
Form of Bylaws of Registrant................................    3.14
Form of Director Indemnification Agreement..................   10.17
Form of Officer Indemnification Agreement...................   10.18

     The Company has entered into indemnification agreements with each of the Company's directors, a form of which is attached as an exhibit hereto and is incorporated herein by reference.

     The Registrant may obtain insurance for the protection of its directors and officers against any liability asserted against them in their official capacities. The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of stockholders or directors or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since July 1996, we have issued unregistered securities to a limited number of persons as described below:

          (a) In July 1996, we sold 6,215,383 shares of our Series B preferred stock at a price of $0.65 per share to a group of private investors for an aggregate purchase price of $4,040,000.

          (b) In October 1997, we issued warrants to purchase 507,319 shares of Series B preferred stock at a purchase price of $0.65 per share to a group of private investors in connection with a bridge financing totaling $1,319,025.71.

          (c) Between November 1998 and December 1999, we granted options to purchase an aggregate of 4,362,831 shares of our common stock at exercise prices ranging from $0.15 to $0.25 per share to employees, consultants, directors and other service providers pursuant to our 1998 Stock Option/Stock Issuance Plan. As of December 31, 1999, 154,384 of these options to purchase our common stock have been exercised and there remain outstanding options to purchase an aggregate of 3,011,831 shares of our common stock pursuant to the plan.

          (d) In February 1998, we sold 2,820,725 shares of Series C preferred stock at a price of $0.96 per share to American Express Travel Related Services Company, Inc. for an aggregate purchase price of $2,700,000.

          (e) In March 1998, we sold 4,303,086 shares of Series D preferred stock at a price of $1.21 per share to a group of private investors for an aggregate purchase price of $5,206,734.

          (f) In January 1998, we issued a warrant to purchase 24,794 shares of Series D preferred stock, and in October 1999, we issued a warrant to purchase 34,285 shares of Series E preferred stock, to Dominion Capital Management L.L.C. in connection with equipment lease arrangements.

          (g) In June 1999, we issued warrants to purchase 1,042,193 shares of common stock at a purchase price of $0.15 per share to a group of private investors in connection with a bridge financing totaling $1,042,193.

          (h) In July 1999, we issued warrants to purchase up to an aggregate of 1,225,000 million shares of common stock to Dell USA L.P. in connection with various strategic partnering relationships. The number of shares issuable upon exercise, and the exercise price, of each warrant is based on milestones and conditions not yet ascertainable.

          (i) In July, August, and September 1999, we sold an aggregate of 12,497,104 shares of our Series E preferred stock at a price of $1.75 per share to a group of private investors for an aggregate purchase price of $21,869,932.

          (j) In September 1999, we issued a warrant to purchase 368,814 shares of Series E preferred stock to Volpe Brown Whelan & Company, LLC in connection with that Company's successful effort in securing additional financing for us.

     For additional information concerning these equity investment transactions, reference is made to the information contained under the caption "Relationships and Related Transactions" in the form of prospectus included herein. The sales of securities described in subsection (c) and (d) above were deemed to be exempt from registration in reliance on Rule 701 promulgated under Section 3(b) under the Securities Act as transactions pursuant to a compensatory benefit plan or a written contract relating to compensation. The sales of securities described in subsections (a), (b), and (d) through (j) above were deemed to be exempt from registration in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about SkyDesk, Inc. or had access, through employment or other relationships, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

a. EXHIBITS

EXHIBIT
  NO.                             DESCRIPTION
  *1.1    Form of Underwriting Agreement.
   3.1    Certificate of Incorporation, as amended.
  *3.2    Form of Amended and Restated Certificate of Incorporation to
          be filed and become effective upon the closing of this
          offering.
   3.3    Bylaws.
  *3.4    Form of Bylaws to become effective prior to effectiveness of this Registration Statement.
  *4.1    Specimen Stock Certificate of Fairbanks Systems Group, Inc.
          dba @Backup, Inc. (now SkyDesk, Inc.).
  *5.1    Opinion of Brobeck Phleger & Harrison, LLP.
  10.1    Warrant issued to Dominion Capital Management, L.L.C. to
          purchase shares of Series D preferred stock, dated January
          28, 1999, and to purchase shares of Series E preferred
          stock, dated October 12, 1999.
  10.2    Form of warrant issued to the entities and persons listed on
          Schedule A, attached thereto, to purchase common stock,
          dated June 30, 1999.
 *10.3    Warrant issued to Dell USA, L.P. to purchase common stock, dated July 20, 1999.
 *10.4    Warrant issued to Dell USA, L.P. to purchase common stock, dated July 20, 1999.
 *10.5    Warrant issued to Dell USA, L.P. to purchase common stock, dated July 20, 1999.
 *10.6    Warrant issued to Volpe Brown Whelan & Company, LLC to
          purchase shares of Series E preferred stock, dated September
          17, 1999.
  10.7    Amended and Restated Investors' Rights Agreement, dated July
          30, 1999, and Amendment No. 1 thereto, dated August 23,
          1999, and Amendment No. 2 thereto, dated September 17, 1999.
  10.8    Amended and Restated Shareholders' Agreement, dated July 30,
          1999, and Amendment No. 1 thereto, dated August 23, 1999,
          and Amendment No. 2 thereto, dated September 17, 1999.
  10.9    Master Lease Agreement between Fairbanks Systems Group, Inc.
          dba @Backup, Inc. (now SkyDesk, Inc.) and Dominion Ventures,
          Inc., dated January 28, 1999.
 *10.10   Amendment No. 1 to Master Lease between Fairbanks Systems
          Group, Inc. dba @Backup, Inc. (now SkyDesk, Inc.) and
          Dominion Ventures, Inc., dated October 12, 1999.
  10.11   1998 Stock Option/Stock Issuance Plan.
  10.12   2000 Stock Option/Stock Issuance Plan.
 *10.13   2000 Stock Incentive Plan.
 *10.14   2000 Stock Incentive Plan, Notice of Grant of Stock Option.
 *10.15   2000 Stock Incentive Plan, Form of Incentive Stock Option
          Agreement.
 *10.16   2000 Employee Stock Purchase Plan.
 *10.17   Form of Indemnification Agreement between SkyDesk, Inc. and its directors.
 *10.18   Form of Indemnification Agreement between SkyDesk, Inc. and its officers.
  23.1    Consent of Arthur Andersen LLP, Independent Public
          Accountants.
 *23.2    Consent of Brobeck, Phleger & Harrison LLP (included in
          Exhibit 5.1).
  24.1    Power of Attorney (included on signature page).
  27.1    Financial Data Schedule.

------------------------------
* To be filed by amendment.

b. FINANCIAL STATEMENT SCHEDULES

     Schedule II--Valuation and Qualifying Accounts.

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on March 10, 2000.

                                      SKYDESK, INC.

                                      By: /s/ GARY E. SUTTON
                                         ---------------------------------------
                                          Gary E. Sutton,
                                          President and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints Gary E. Sutton, President and Chief Executive Officer, and Dan L. Dearen, Executive Vice President, Chief Financial Officer and Secretary, and each of them individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her in his/her name, place and stead, in any and all capacities, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the Registrant (i) any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) any and all additional registration statements, and any and all amendments thereto, relating to the same offering of securities as those that are covered by this Registration Statement that are filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                     SIGNATURE                                       TITLE                       DATE
                     ---------                                       -----                       ----
/s/ GARY E. SUTTON                                     Chairman of the Board, President     March 10, 2000
---------------------------------------------------       and Chief Executive Officer
Gary E. Sutton                                           (principal executive officer)

/s/ DAN L. DEAREN                                       Executive Vice President, Chief     March 10, 2000
---------------------------------------------------     Financial Officer and Secretary
Dan L. Dearen                                              (principal financial and
                                                              accounting officer)

/s/ GILES BATEMAN                                                  Director                 March 10, 2000
---------------------------------------------------
Giles Bateman

                     SIGNATURE                                       TITLE                       DATE
                     ---------                                       -----                       ----
/s/ DAVID D'OTTAVIO                                                Director                 March 10, 2000
---------------------------------------------------
David D'Ottavio

/s/ BRETT HELM                                                     Director                 March 10, 2000
---------------------------------------------------
Brett Helm

/s/ DUANE NELLES                                                   Director                 March 10, 2000
---------------------------------------------------
Duane Nelles

/s/ PETER SCHWARTZ                                                 Director                 March 10, 2000
---------------------------------------------------
Peter Schwartz

/s/ M. DAVID TITUS                                                 Director                 March 10, 2000
---------------------------------------------------
M. David Titus

/s/ PETER VAN OPPEN                                                Director                 March 10, 2000
---------------------------------------------------
Peter van Oppen

                                 EXHIBIT INDEX

EXHIBIT
  NO.                             DESCRIPTION
  *1.1    Form of Underwriting Agreement.
   3.1    Certificate of Incorporation, as amended.
  *3.2    Form of Amended and Restated Certificate of Incorporation to
          be filed and become effective upon the closing of this
          offering.
   3.3    Bylaws.
  *3.4    Form of Bylaws to become effective prior to effectiveness of this Registration Statement.
  *4.1    Specimen Stock Certificate of Fairbanks Systems Group, Inc.
          dba @Backup, Inc. (now SkyDesk, Inc.).
  *5.1    Opinion of Brobeck Phleger & Harrison, LLP.
  10.1    Warrant issued to Dominion Capital Management, L.L.C. to
          purchase shares of Series D preferred stock, dated January
          28, 1999, and to purchase shares of Series E preferred
          stock, dated October 12, 1999.
  10.2    Form of warrant issued to the entities and persons listed on
          Schedule A, attached thereto, to purchase common stock,
          dated June 30, 1999.
 *10.3    Warrant issued to Dell USA, L.P. to purchase common stock, dated July 20, 1999.
 *10.4    Warrant issued to Dell USA, L.P. to purchase common stock, dated July 20, 1999.
 *10.5    Warrant issued to Dell USA, L.P. to purchase common stock, dated July 20, 1999.
 *10.6    Warrant issued to Volpe Brown Whelan & Company, LLC to
          purchase shares of Series E preferred stock, dated September
          17, 1999.
  10.7    Amended and Restated Investors' Rights Agreement, dated July
          30, 1999, and Amendment No. 1 thereto, dated August 23,
          1999, and Amendment No. 2 thereto, dated September 17, 1999.
  10.8    Amended and Restated Shareholders' Agreement, dated July 30,
          1999, and Amendment No. 1 thereto, dated August 23, 1999,
          and Amendment No. 2 thereto, dated September 17, 1999.
  10.9    Master Lease Agreement between Fairbanks Systems Group, Inc.
          dba @Backup, Inc. (now SkyDesk, Inc.) and Dominion Ventures,
          Inc., dated January 28, 1999.
 *10.10   Amendment No. 1 to Master Lease between Fairbanks Systems
          Group, Inc. dba @Backup, Inc. (now SkyDesk, Inc.) and
          Dominion Ventures, Inc., dated October 12, 1999.
  10.11   1998 Stock Option/Stock Issuance Plan.
  10.12   2000 Stock Option/Stock Issuance Plan.
 *10.13   2000 Stock Incentive Plan.
 *10.14   2000 Stock Incentive Plan, Notice of Grant of Stock Option.
 *10.15   2000 Stock Incentive Plan, Form of Incentive Stock Option
          Agreement.
 *10.16   2000 Employee Stock Purchase Plan.
 *10.17   Form of Indemnification Agreement between SkyDesk, Inc. and its directors.
 *10.18   Form of Indemnification Agreement between SkyDesk, Inc. and its officers.
  23.1    Consent of Arthur Andersen LLP, Independent Public
          Accountants.
 *23.2    Consent of Brobeck, Phleger & Harrison LLP (included in
          Exhibit 5.1).
  24.1    Power of Attorney (included on signature page).
  27.1    Financial Data Schedule.

------------------------------
* To be filed by amendment.